UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.            )

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Filed by a Party other than the Registrant:  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

TIM HORTONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required
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TIM HORTONS INC.
874 Sinclair Road (Canada)	4150 Tuller Road, Unit 236 (United States)
Oakville, Ontario, Canada, L6K 2Y1	Dublin, Ohio, 43017, U.S.A.
(905) 845-6511	(614) 791-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Tim Hortons Inc.:

You are cordially invited to attend, and notice is hereby given that, the Annual Meeting of Stockholders of Tim Hortons Inc. will be held at the School of Hospitality and Tourism Management, Ted Rogers School of Management, Ryerson University, 7th Floor Auditorium, 55 Dundas Street West, Toronto, Ontario, on Friday, May 8, 2009, at 10:30 a.m., Eastern Daylight Savings Time (EDST), for the following purposes:

•	To elect four Class III directors, as named and described in the company’s accompanying proxy statement, each for a term of three years;

•	To ratify the selection of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for the year ending January 3, 2010; and,

•	To transact such other business as may properly come before the meeting.

These matters are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the annual meeting or at any adjournment or postponement of the annual meeting. A list of stockholders of Tim Hortons Inc. will be maintained and open for examination by any of our stockholders, for any purpose germane to the annual meeting, during regular business hours at our principal executive offices at 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1. Only stockholders of record at the close of business on March 10, 2009, are entitled to notice of and to vote at the meeting.

Stockholders of record attending the meeting should be prepared to present government-issued picture identification for admission. Stockholders owning shares of common stock through a broker, bank, or other record holder should be prepared to present government-issued picture identification and evidence of share ownership as of March 10, 2009, such as an account statement, voting instruction card issued by the broker, bank or other record holder, or other acceptable document, for admission into the meeting. Check-in at the meeting will begin at 9:30 a.m., EDST, and you should plan to allow ample time for check-in procedures. Seating at the meeting is limited and admission is on a first-come, first-served basis. Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the meeting.

We are using the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with important information, while reducing the environmental impact of our annual meeting and lowering printing and delivery costs. In connection with this process, you may access our proxy materials at www.edocumentview.com/THI2009 or as otherwise described in our accompanying proxy statement.

As owners of Tim Hortons, your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible by following the instructions in the Notice of Internet Availability of Proxy Materials regarding voting electronically or by telephone after accessing the Internet site; or, if you requested printed copies of the proxy materials, by completing, signing, and dating the proxy card or voting instruction card, as the case may be. Voting promptly will aid the company in reducing the expense of additional proxy solicitation. Voting your stock electronically through the Internet, or by telephone after accessing the website hosting our proxy materials, does not affect your right to vote in person if you attend the meeting. For specific information regarding voting of your shares, please refer to the section entitled “General Information About the Annual Meeting—Questions and Answers Regarding Proxy Materials, Voting, Proposals to be Considered, Costs of Proxy Solicitation, and Other Matters,” beginning on the first page of the accompanying proxy statement.

If you would like to attend the meeting, we request that you indicate your plans in this respect as prompted if you vote electronically through the Internet or by telephone. Thank you for your continued interest in our company.

/s/ Jill E. Aebker
Jill E. Aebker Associate General Counsel and Secretary

Oakville, Ontario, Canada

March 16, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
1	TIM HORTONS INC. PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
1	GENERAL INFORMATION ABOUT THE ANNUAL MEETING
1	Questions and Answers Regarding Proxy Materials, Voting, Proposals to be Considered, Costs of Proxy Solicitation, and Other Matters
6	Security Ownership of Certain Beneficial Owners
7	Security Ownership of Management
8	Section 16(a) Beneficial Ownership Reporting Compliance
9	PROPOSAL NUMBER 1—ELECTION OF DIRECTORS
9	Nominees
14	OTHER DIRECTOR INFORMATION, BOARD COMMITTEES AND CORPORATE GOVERNANCE INFORMATION
14	Principles of Governance and Governance Guidelines
15	Code of Ethics (Standards of Business Practices) and Directors’ Code of Conduct
15	Independence and Other Considerations
17	Nominating and Corporate Governance Committee
19	Audit Committee
19	Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
20	Audit and Other Service Fees
21	Audit Committee Report
21	Human Resource and Compensation Committee
22	Human Resource and Compensation Committee Report
23	COMPENSATION DISCUSSION AND ANALYSIS
23	Introduction
24	Overview and Objectives of Tim Hortons Compensation Programs
26	Role of Management and Compensation Consultant
27	Significant Factors Affecting and Tools Utilized in Connection with 2008 Compensation Determinations
32	Elements of Compensation
33	2008 Compensation
39	2009 Compensation Determinations and 2010 P+RSU Awards
43	Retirement Benefits

45	Executive Benefits and Perquisites
46	Change in Control Arrangements
47	Stock Ownership Policy for Executive Officers
48	APPENDIX A TO COMPENSATION DISCUSSION AND ANALYSIS
49	EXECUTIVE AND DIRECTOR COMPENSATION
49	Summary Compensation Table for 2008
53	Grants of Plan-Based Awards for 2008
55	Outstanding Equity Awards at Fiscal Year-End 2008
56	Stock Vested in 2008
56	Pension Benefits
57	Nonqualified Deferred Compensation for 2008
58	General Description of Our 2006 Stock Incentive Plan and 2008 Amendments
59	Payments Following Termination Other than in Connection with a Change in Control
61	Payments Following a Termination of Employment (Other than in Connection with a Change in Control)
62	Payments Following a Change in Control
63	Termination Following a Change in Control
68	Director Compensation
71	TRANSACTIONS INVOLVING RELATED PARTIES
71	Certain Transactions Involving Officers and Directors
71	Review, Approval or Ratification of Transactions with Related Parties
73	PROPOSAL NUMBER 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
73	Ratification of Selection of PricewaterhouseCoopers LLP
74	OTHER MATTERS
74	Stockholder Proposals Pursuant to Rule 14a-8
74	Stockholder Proposals Under the Company’s Advance Notice By-Laws (Not Pursuant to Rule 14a-8)
74	Communications to the Board of Directors
75	General Information
75	Householding of Proxy Materials

77	MAP TO TIM HORTONS ANNUAL MEETING

TIM HORTONS INC. PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the annual meeting. These questions and answers may not address all of the questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement. See also “General Information” on page 75 of this proxy statement for instructions on obtaining additional information.

Questions and Answers Regarding Proxy Materials, Voting, Proposals to be Considered, Costs of Proxy Solicitation, and Other Matters

In this proxy statement, we refer to Tim Hortons Inc., the Delaware corporation whose shares you own (together with its subsidiaries where applicable), as “Tim Hortons.” Additionally, we sometimes refer to Tim Hortons as “we,” “us,” “our,” “our company,” or “the company.” References to “GAAP” mean generally accepted accounting principles in the United States.

Why am I receiving these proxy materials?

Our Board of Directors has made these proxy materials available to you on the Internet on or about March 16, 2009 at www.edocumentview.com/THI2009 and on the website described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to stockholders of record and beneficial holders. Alternatively, upon your request, printed versions of these proxy materials will be delivered to you by mail, in connection with the Board’s solicitation of proxies for use at our 2009 Annual Meeting of Stockholders, which will take place at the School of Hospitality and Tourism Management, Ted Rogers School of Management, Ryerson University, 7th Floor Auditorium, 55 Dundas Street West, Toronto, Ontario, on Friday, May 8, 2009, at 10:30 a.m., EDST. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these proxy materials?

These proxy materials include:

•	Our proxy statement for (and notice of) the annual meeting; and,

•	Our 2008 Annual Report on Form 10-K, which includes our annual audited consolidated financial statements for fiscal 2008.

If you requested printed versions of these proxy materials by mail, these proxy materials also include our 2009 annual meeting proxy card or a voting information card for submitting your vote in writing to us or your broker, as the case may be.

What proposals will be voted on at the annual meeting?

There are two proposals that will be voted on at the annual meeting:

•	The election to the Board of Directors of four individuals, as named and described in this proxy statement, as Class III directors, each for a term of three years; and,

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2010.

What are our Board of Directors’ voting recommendations?

Our Board recommends that you vote your shares “FOR” each of the four nominees as named and described in this proxy statement and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have again this year elected to provide stockholders with Internet access to our proxy materials. Doing so allows us to further our environmental objectives and the prudent use of resources by limiting waste generated from our annual meeting. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about March 16, 2009. In addition to our proxy materials being available for review at www.edocumentview.com/THI2009, instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by contacting our Investor Relations Department at our principal executive offices in Canada.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the annual meeting on the Internet;

•	Register your vote on the proposals before the stockholders at the annual meeting; and,

•	Instruct us to send our future proxy materials to you by mail or electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will reduce the impact of our annual stockholders’ meetings on the environment and will also save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive next year’s Notice by e-mail, with instructions containing a link to the Internet site where the proxy materials will be posted and, if separate from the site where the proxy materials are posted, a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you affirmatively terminate it.

Who may vote at the annual meeting?

If you owned shares of our common stock at the close of business on March 10, 2009 (the “Record Date”), then you may attend and vote at the annual meeting. At the close of business on the Record Date, we had 181,252,776 shares of common stock issued and outstanding, of which 180,894,590 shares are entitled to vote at the annual meeting. There are 358,186 shares of common stock currently held by the TDL RSU Plan Trust, and these shares are not entitled to vote at the annual meeting. As of the Record Date, our directors and executive officers and their affiliates beneficially owned, in the aggregate, approximately 727,519 of such shares, representing beneficial ownership of less than 1% of the outstanding shares of common stock as of that date. You are entitled to one vote for each share held. There are no cumulative voting rights in the election of our directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, Inc. (“Computershare”), you are considered a stockholder of record with respect to those shares, and the Notice was sent directly to you by us. As a record holder, you vote your shares directly by following the instructions set forth in the Notice.

Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name,” or in the general account of the broker or other organization. Consequently, the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by executing a voting instruction card. You should receive information regarding voting instructions directly from that organization.

What is the quorum requirement for the annual meeting?

A majority of our outstanding shares of common stock on the Record Date entitled to vote at the meeting, present either in person or by proxy, is required in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether there is a quorum, abstention and broker non-votes, described below under “What happens if I do not give specific voting instructions?”, are treated as shares that are present.

If I am a stockholder of Tim Hortons, how do I vote?

Stockholders of Record. All registered stockholders may vote electronically or by telephone by following the instructions provided in the Notice. Registered stockholders also have the option to vote by mail by requesting that proxy materials be mailed to them or by having previously indicated a preference for receiving printed materials, in which case such stockholders will need to complete the proxy card, sign, and return it in the prepaid envelope provided. Registered stockholders may also vote in person at the annual meeting or hand deliver the proxy card at the meeting. If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

Beneficial Owners of Shares Held in Street Name. Beneficial stockholders should follow the voting instructions in the Notice provided by their bank or broker. If you are a beneficial stockholder who has requested printed materials, please mail the proxy card or voting instruction form in the envelope provided. Beneficial stockholders may also vote in person at the annual meeting or hand deliver their voting instruction cards at the meeting, which would in each case need to be accompanied by a legal proxy from the bank, brokerage firm, or other holder of record.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or (ii) sign and return a proxy card without giving specific voting instructions, then the proxy holders appointed by our Board of Directors will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters as may be properly presented for a vote at the annual meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter or otherwise elects not to vote your shares in the absence of your direction on a routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority (or otherwise declines) to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.” We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

What is the voting requirement to approve each of the proposals?

The voting requirements with respect to each of the proposals are as follows:

Proposal 1—Election of directors	Each director must be elected by a plurality of the votes cast.

Proposal 2—Ratification of the selection of our independent registered public accounting firm	To be approved by our stockholders, this proposal must receive the affirmative vote of a majority of the votes cast on this proposal at the annual meeting.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions will have no effect on the outcome of the vote on Proposal 1 (election of directors) and will have the same effect as a vote against Proposal 2 (approval of independent registered public accounting firm), or any other matter that may be properly presented for a vote at the annual meeting. Broker non-votes will have no effect on either Proposal 1 or Proposal 2 or on any other matter that may be properly presented for a vote at the annual meeting.

May I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked. The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been properly recorded.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and,

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board of Directors.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the Inspector of Election and published in our quarterly report on Form 10-Q for the second fiscal quarter ending on June 28, 2009.

Who is soliciting my proxy?

Proxies are being solicited on behalf of the Board of Directors of Tim Hortons.

Who is paying for the cost of this proxy solicitation?

We are paying the costs of the solicitation of proxies for our stockholders of record and beneficial owners of shares held in street name. These costs include certain fees and expenses associated with:

•	Forwarding the Notice to stockholders;

•	Forwarding printed proxy materials by mail to stockholders who specifically request them; and,

•	Obtaining beneficial owners’ voting instructions from banks, brokers, and other organizations that are the record owners.

In addition to soliciting proxies by mail and over the Internet, our Board members, officers and employees, or our transfer agent, may solicit proxies on our behalf, personally or by telephone, or, we may ask a proxy solicitor to solicit proxies on our behalf by telephone, or otherwise. We expect the cost of a private proxy solicitor would be approximately Cdn.$30,000 to Cdn.$40,000. We will also solicit proxies by e-mail from stockholders who are our employees or who previously requested proxy materials electronically. Arrangements also may be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of our shares held by those persons, and Tim Hortons will reimburse such organizations for reasonable expenses incurred by them in connection with the forwarding of solicitation materials to beneficial holders.

Stockholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne by the stockholder in order for the stockholder to connect to or access the Internet site.

Where are our principal executive offices located, and what is our main telephone number?

Our principal executive offices in Canada are located at 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1; our main telephone number in Canada is (905) 845-6511.

Our principal executive offices in the U.S. are located at 4150 Tuller Road, Unit 236, Dublin, Ohio, 43017, U.S.A.; our main telephone number at our U.S. office is (614) 791-4200.

Please Note: All dollar amounts included in this proxy statement are in Canadian dollars, unless otherwise expressly stated to be in U.S. dollars.

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the SEC) with respect to the persons known by us to own beneficially more than 5% of the outstanding shares of our common stock as of March 10, 2009:

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent of Class*
Common Stock	Harris Financial Corp.(a) 111 W. Monroe Street P.O. Box 755 Chicago, IL 60690	14,111,376	7.79%

Common Stock	FMR LLC and a joint filer(b) 82 Devonshire Street Boston, MA 02109	12,445,655	6.87%
*	Based on 181,252,776 shares of common stock outstanding as of March 10, 2009 (including the 358,186 shares held by the TDL RSU Plan Trust).

(a)	Information based solely on a Schedule 13G/A filed with the SEC on February 9, 2009 by Harris Financial Corp., filing on behalf of its parent company, Bank of Montreal, and on behalf of the subsidiary companies set forth therein.

(b)	Information based solely on a Schedule 13G/A filed with the SEC on February 17, 2009 by FMR LLC (“FMR”). Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA, 02109, is a wholly owned subsidiary of FMR. Fidelity is the beneficial owner of 12,444,332 of the shares of common stock owned by FMR as a result of acting as investment adviser to various investment companies. The ownership of one such investment company, Fidelity Contrafund, amounted to 10,573,132 shares.

Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, each has sole power to dispose of the 12,444,332 shares of common stock owned by the funds. Voting power for these shares is held by the boards of trustees of such funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, own, directly or through trusts, 49% of the voting power of FMR and, as a result of a stockholders’ voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Strategic Advisers, Inc. (“Strategic”), 82 Devonshire Street, Boston, MA, 02108, a registered investment adviser, is also a wholly owned subsidiary of FMR and, as such, FMR’s beneficial ownership includes 1,323 shares beneficially owned through Strategic.

Security Ownership of Management

The following table sets forth, as of March 10, 2009, information with respect to our shares of common stock owned beneficially by each director, by each nominee for election as a director, by the executive officers named in the Summary Compensation Table set forth under “Executive and Director Compensation,” and by all of our directors and executive officers as a group:

Title of Class	Name and address of beneficial owner (a)	Common stock currently held (b)		Common stock that can be acquired within 60 days (c)	Total beneficial ownership	Percent of Class

Common Stock	Paul D. House	196,685		26,795	223,480	*
	Donald B. Schroeder	60,738		19,758	80,496	*
	M. Shan Atkins	1,000	(e)	—	1,000	*
	Michael J. Endres	12,719	(f)	—	12,719	*
	Moya M. Greene (d)	—		—	—	*
	The Hon. Frank Iacobucci	6,561		—	6,561	*
	John A. Lederer	15,120		—	15,120	*
	David H. Lees	6,625	(g)	—	6,625	*
	Craig S. Miller	5,000	(h)	—	5,000	*
	Ronald W. Osborne (d)	3,000	(i)	—	3,000	*
	Wayne C. Sales	11,986		—	11,986	*
	Catherine L. Williams (d)	—		—	—	*
	Cynthia J. Devine	62,202		10,735	72,937	*
	David F. Clanachan	40,082		10,735	50,817	*
	William A. Moir	91,568		10,735	102,303	*
	Roland M. Walton	59,900		10,735	70,635	*
	All directors and executive officers as a group (19 persons)	628,285		99,234	727,519	*

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(a)	The business address for all of the directors and executive officers is Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1 or Tim Hortons USA Inc., 4150 Tuller Road, Unit 236, Dublin, Ohio, 43017, U.S.A.

(b)	The amounts reflected in this column include stock owned directly or indirectly in which there is voting and/or investment power, including shared voting and/or investment power. See immediately below under “Ownership of Deferred Stock Units by Directors” for a listing of the number of deferred stock units (“DSUs”) owned by each director as of March 10, 2009, which are not included in the table above.

(c)	Amounts reflected in this column include (i) stock issuable or deliverable to settle restricted stock units (including restricted stock units received automatically pursuant to settlement of dividend equivalent rights) held by executive officers under our 2006 Stock Incentive Plan (the “2006 Plan”); and (ii) stock options with tandem stock appreciation rights issued under the 2006 Plan held by named executive officers that vest in May 2009. We have included for this purpose the gross amount of shares deliverable, but actual shares received will be less as a result of the payment of applicable withholding tax. Additionally, as required, we have provided the number of stock options with tandem stock appreciation rights that may be acquired without reduction for the value of the exercise price. For additional information regarding outstanding restricted stock units and stock options with tandem stock appreciation rights held by executive officers, see “Executive and Director Compensation—Outstanding Equity Awards at Fiscal Year-End 2008” and Note (2) to the Summary Compensation Table under “Executive and Director Compensation.”

(d)	Ms. Greene was appointed to our Board on February 19, 2008, Mr. Osborne was appointed to our Board on November 5, 2008, and Ms. Williams was appointed to our Board effective March 1, 2009.

(e)	Includes 1,000 shares of common stock held jointly by Ms. Atkins and her spouse with whom she shares voting and investment power.

(f)	Includes 12,719 shares of common stock held in a trust over which Mr. Endres, in his capacity as trustee, has voting and investment power.

(g)	Includes 6,625 shares of common stock held jointly by Dr. Lees and his spouse with whom he shares voting and investment power.

(h)	Includes 5,000 shares of common stock held jointly by Mr. Miller and his spouse with whom he shares voting and investment power.

(i)	Includes 3,000 shares of common stock held jointly by Mr. Osborne and his spouse with whom he shares voting and investment power.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer or information contained in filings made with the SEC.

Ownership of Deferred Stock Units by Directors

The following table sets forth the number of DSUs held by our non-employee directors as of March 10, 2009. These DSUs are not included in the number of shares of our common stock beneficially owned by directors set forth in the table above. DSUs are notional units that track the value of our common stock, but that ultimately are settled in cash upon a director’s separation from service with us. One DSU is equivalent in value to one share of our common stock, and DSUs carry dividend equivalent rights. We include DSUs in determining compliance with our stock ownership guidelines for directors. For additional information regarding outstanding DSUs held by directors, see “Executive and Director Compensation—Director Compensation.”

Director	Number of Deferred Stock Units
M. Shan Atkins	4,776
Michael J. Endres	7,279
Moya M. Greene	3,535
The Hon. Frank Iacobucci	11,608
John A. Lederer	7,584
David H. Lees	7,465
Craig S. Miller	3,614
Ronald W. Osborne	1,683
Wayne C. Sales	7,691
Catherine L. Williams (a)	—
(a) Ms. Williams was appointed to our Board effective March 1, 2009 and, therefore, she will not receive a payment for director compensation, and corresponding DSUs, until May of 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers, and stockholders owning more than 10% of our outstanding shares of common stock (other than certain banks, investment funds and other institutions holding securities for the benefit of third parties or in customer fiduciary accounts), to file reports of ownership and changes of ownership with the SEC. We assist our directors and executive officers in completing and filing these reports. We believe that our directors and executive officers made all required filings under Section 16(a) during our last completed fiscal year.

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of twelve directors. The Board is divided into three classes. The terms of office of the Class I, Class II and Class III directors are staggered, with one class of directors up for election at each annual meeting. Each director serves on the Board until the third annual meeting of stockholders following his or her election and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal.

Effective March 1, 2008, Paul D. House assumed the role of Executive Chairman of the Board, and Donald B. Schroeder was appointed as President and Chief Executive Officer. Mr. Schroeder was also appointed to the Board in February of 2008. With Mr. Schroeder’s appointment as a non-independent director, we expanded the size of our Board to accommodate the appointment of two additional independent directors, with Ronald W. Osborne being appointed as a Class III director in November of 2008 and Catherine L. Williams being appointed as a Class I director, effective March 1, 2009.

At the annual meeting, you will be asked to elect four Class III directors, Paul D. House, David H. Lees, Ronald W. Osborne and Donald B. Schroeder, each for a three-year term expiring in 2012. The Class I and Class II directors will continue in office for the terms described below.

Unless otherwise directed, all proxies received will be voted “FOR” the election of each Class III director nominee as named and described in this proxy statement. Management has no reason to believe that any nominee will be unwilling to serve as a director, if elected. Should any nominee not remain a candidate for election on the date of the annual meeting, we will vote the proxies in favor of the election of the remaining nominee(s) and any substitute nominee(s) selected by the Board. Certain information concerning each of the nominees for election to serve as Class III directors is set forth below.

Name	Age	Principal Occupation/Business Experience	Director Since

Paul D. House	65	Paul D. House became Executive Chairman of our Board of Directors on March 1, 2008. Mr. House joined our company as Vice President of Marketing in 1985. Mr. House was named Chief Operating Officer in 1993, President and Chief Operating Officer in 1995, Chief Executive Officer in November 2005 and Chairman of the Board in 2007. Mr. House served on the board of directors of Wendy’s International, Inc. from 1998 through February 1, 2007. He is a member of the board of directors of the Tim Horton Children’s Foundation and serves on the board of trustees of Brock University, as well as on the advisory board of the Brock University Business School. Mr. House joined Dairy Queen Canada in 1972 and held various management positions with that company including Vice President of Canadian Operations. Mr. House holds a Bachelor of Arts in Economics from McMaster University.	2006

Name	Age	Principal Occupation/Business Experience	Director Since
David H. Lees	63	Dr. David H. Lees is the President and Chief Executive Officer of Cardinal Health in Canada, a major medical product manufacturer, distributor and service provider, and the parent company of Source Medical Corporation and Cardinal Health’s other Canadian operations. From 1999 to 2006, Dr. Lees served as President and Chief Executive Officer of Source Medical. Dr. Lees was President, Chief Executive Officer and a director of Canada Bread Company, Limited/Corporate Foods Limited, a Toronto Stock Exchange-listed manufacturer and marketer of baked goods and other food products, from 1993 until 1999. From 1991 to 1995, Dr. Lees served as a director of Maple Leaf Foods Inc. Dr. Lees holds a Doctorate of Philosophy in Food Science from the University of Massachusetts, a Master of Science in Agriculture from Macdonald College, McGill University, and a Bachelor of Science (Agriculture) from Macdonald College.	2006

Ronald W. Osborne[1]	62	Ronald W. Osborne has been the Chairman of the Board of Directors of Sun Life Financial Inc., an international financial services organization listed on the Toronto, New York and Philippines stock exchanges, and Sun Life Assurance, since May 2005. Mr. Osborne served as the President and Chief Executive Officer and a director of Ontario Power Generation Inc., an Ontario-based electricity generation company, from 1998 until December 2003. From 1996 to 1998, Mr. Osborne was a senior executive within the BCE Group of Companies, Canada’s largest communications conglomerate. From 1981 to 1994, Mr. Osborne held various positions at Maclean Hunter, including the position of Chief Executive Officer from 1986 until 1994. Mr. Osborne was also a partner of Clarkson Gordon, Chartered Accountants, in Toronto from 1979 until 1981. In addition to his position as Chairman of the Board of SunLife, Mr. Osborne is a trustee of RioCan Real Estate Investment Trust, a Toronto Stock Exchange-listed issuer, and a member of the board of governors of the Corporation of Massey Hall and Roy Thomson Hall. He also served on the board of Torstar Corporation, a newspaper and book publishing company listed on the Toronto Stock Exchange, from April 2003 to March 2009. Mr. Osborne graduated from Cambridge University in England with a Bachelor of Arts degree. In 1972, he became a member of the Institute of Chartered Accountants of Ontario and a Fellow of the Institute in 1988.	2008
[1]

Mr. Osborne was a director of Air Canada when it filed for protection under the Companies’ Creditors Arrangement Act (“CCAA”) in April 2003. Air Canada successfully emerged from the CCAA proceedings and was restructured pursuant to a plan of arrangement in September 2004. Mr. Osborne is no longer a director of Air Canada. Mr. Osborne was also a director of Nortel Networks Corporation and Nortel Networks Limited (collectively, “Nortel”) when, on April 10, 2006, the Ontario Securities Commission (“OSC”) issued a management cease trade order prohibiting all directors, officers, and certain other current and former employees of Nortel from trading in securities of Nortel until two business days following receipt by the OSC of all filings required to be made by Nortel pursuant to Ontario securities laws. This order resulted from Nortel’s need to restate certain previously reported financial results and related delays in filing certain of its 2005 financial results. This order was revoked effective June 8, 2006. Mr. Osborne served on the Nortel board from June 29, 2005 to June 29, 2006.

Name	Age	Principal Occupation/Business Experience	Director Since
Donald B. Schroeder	62	Donald B. Schroeder became our President and Chief Executive Officer on March 1, 2008. Mr. Schroeder joined our company in 1991 as Vice President of Human Resources and International Development. He was named Executive Vice President, Administration in 1995, responsible for Human Resources, Administration, Manufacturing, and Distribution. Upon our separation from Wendy’s, Mr. Schroeder also assumed the roles of General Counsel, Secretary, and Chief Compliance Officer. Mr. Schroeder served as President of the Tim Horton Children’s Foundation from 1991 to 2008. Mr. Schroeder holds a Bachelor of Laws degree from the University of Western Ontario and a Master of Laws degree from Osgoode Hall Law School.	2008

Required Vote

Each nominee, to be elected, must receive a plurality of the votes cast in person or by proxy at the meeting. Abstentions from voting and broker non-votes will have no effect on the election of directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES FOR ELECTION AS A CLASS III DIRECTOR OF OUR COMPANY. Unless otherwise indicated, the persons named in the proxy will vote all proxies “FOR” the election of the four nominees set forth above.

The following Class I and Class II directors will continue on the Board of Directors for the terms indicated.

Class I Directors (terms expiring at the 2010 annual meeting)

Name	Age	Principal Occupation/Business Experience	Director Since
Michael J. Endres	61	Michael J. Endres is a Managing Principal of Stonehenge Financial Holdings, Inc., a private equity firm that he co-founded in 1999. Prior to founding Stonehenge, Mr. Endres was Vice Chairman of Banc One Capital Holdings Corporation and Chairman of Banc One Capital Partners. Mr. Endres serves as a director of Worthington Industries, a New York Stock Exchange-listed company, and Huntington Bancshares, Inc., a Nasdaq-listed company. He holds a Bachelor of Science degree from Miami University in Oxford, Ohio.	2006

John A. Lederer	53	John A. Lederer currently serves as Chairman of the Board and Chief Executive Officer of Duane Reade, a chain of retail pharmacies on the East coast, a position that he accepted in April 2008. Prior to his current position, Mr. Lederer served as President of Loblaw Companies Limited, Canada’s largest food distributor, from 2001 through September 2006. Mr. Lederer also served as a director of Loblaw Companies Limited for much of this period, capping a 30-year career with Loblaw and its subsidiary companies during which he held a number of senior leadership positions. In these roles, he was responsible for the operation, performance, innovation and growth of national and regional banners, businesses and divisions. Mr. Lederer is a former director of the Food Marketing Institute and is the founder and former Chair of the President’s Choice Children’s Charity. He holds a Bachelor of Arts degree from York University. Mr. Lederer has served as a member of the board of directors of the Tim Horton Children’s Foundation since his appointment in May of 2008.	2007

Name	Age	Principal Occupation/Business Experience	Director Since
Craig S. Miller	59	Craig S. Miller served as President and Chief Executive Officer of Ruth’s Chris Steak House Inc., an upscale restaurant chain, from March 2004 to April 2008, and Chairman of the Board of that company from July 2006 until April 2008. In October 2002, Mr. Miller founded, and until March 2004 served as, Chairman of Miller Partners Restaurant Solutions, a family-owned restaurant management company. From November 2001 to October 2002, Mr. Miller served as President and Chief Executive Officer of Furr’s Restaurant Group, a family restaurant chain. From October 1996 to October 2001, Mr. Miller served as President and Chief Executive Officer of Uno Restaurant Corporation, a restaurant chain and, prior to that time, he held various executive-level positions with Uno Restaurant Corporation. Mr. Miller served as Chairman of the National Restaurant Association from May 2005 to May 2006. He is a member of the board of trustees of the University of Central Florida Foundation and holds a Bachelor of Business Administration in Accounting from the University of Central Florida.	2007

Catherine L. Williams	58	Catherine L. Williams has been a Managing Director of Options Capital Limited, a private investment company, since 2007. From 2003 to 2007, Ms. Williams was Chief Financial Officer for Shell Canada Limited, a subsidiary of Royal Dutch Shell. From 1984 to 2003, Ms. Williams held various positions with Shell Canada Limited, Shell Europe Oil Products, Shell Canada Oil Products and Shell International. Prior to 1984, Ms. Williams was a financial analyst for Nova Corporation and previously held various positions with the Bank of Canada. Ms. Williams currently serves as a director for Enbridge Inc., for which she is a member of the Audit, Financial and Risk Committee and the Corporate Social Responsibility Committee. She is also the Chair of the Board of Governors of Mount Royal College, and she serves on the Advisory Board for the Dean of the Business School at Queen’s University. In 2008, she served as a member of the Federal Government Advisory Panel on Canada’s System of International Taxation. She is a graduate of the University of Western Ontario and Queen’s University.	2009

Class II Directors (terms expiring at the 2011 annual meeting)

Name	Age	Principal Occupation/Business Experience	Director Since
M. Shan Atkins	52	M. Shan Atkins has been a managing director of Chetrum Capital LLC, a private investment firm, since 2001. From 1996 to 2001, Ms. Atkins held various positions with Sears Roebuck & Co., a major retailer, being promoted to Executive Vice President in 1999. Prior to joining Sears, Ms. Atkins spent 14 years with Bain & Company, Inc., an international management consulting firm, as a leader in Bain’s consumer and retail practice. Ms. Atkins began her career as a public accountant at now PricewaterhouseCoopers LLP, a major accounting firm, and is a Certified Public Accountant and Chartered Accountant. Ms. Atkins serves as a director of The Pep Boys–Manny, Moe & Jack, a New York Stock Exchange-listed company, Spartan Stores Inc., a Nasdaq-listed company, and Shoppers Drug Mart Corporation, a Toronto Stock Exchange-listed company. Ms. Atkins holds a Bachelor of Commerce degree from Queen’s University in Kingston, Ontario, as well as a Master of Business Administration from Harvard University.	2007

Name	Age	Principal Occupation/Business Experience	Director Since

Moya M. Greene	54	Moya M. Greene has been President, Chief Executive Officer and a member of the board of the directors of Canada Post Corporation, the Canadian postal authority, since May 2005. From 2003 to 2004, Ms. Greene was Senior Vice President, Operational Effectiveness, of Bombardier Inc., a leading manufacturer of rail transportation equipment and aircraft. From 2000 to 2003, she was Senior Vice President, Chief Administrative Officer, Retail Products, at Canadian Imperial Bank of Commerce, a leading North American financial institution, and from 1996 to 2000, Managing Director, Infrastructure Finance and Public Private Partnership for TD Securities Inc., a leading Canadian financial services firm. Ms. Greene also has an extensive public service background, having served most recently as Assistant Deputy Minister for Transport Canada, the Canadian federal transportation authority, from 1991 to 1996 and, from 1989 to 1991, as Director, General Policy, for Human Resources and Social Development, Canada. She is a graduate of Osgoode Hall Law School.	2008

The Hon. Frank Iacobucci	71

The Hon. Frank Iacobucci has been Counsel to Torys LLP, a major Canadian law firm, since July 2005. Mr. Iacobucci has been the Chairman of Torstar Corporation, a newspaper and book publishing company listed on the Toronto Stock Exchange, since July 2005, and will continue to serve in that capacity until Torstar Corporation’s annual meeting on May 6, 2009. From September 2004 to June 2005, Mr. Iacobucci served as Interim President of the University of Toronto while the search for a new university president was being conducted. From 1991 to 2004, Mr. Iacobucci served as a Justice of the Supreme Court of Canada. Mr. Iacobucci is a member of the Law Society of Upper Canada and holds academic degrees from Cambridge University and the University of British Columbia, and has been the recipient of numerous awards and honours from Canada, the United States, and Italy. In 2007, Mr. Iacobucci was made a Companion of the Order of Canada.

			2006

Wayne C. Sales	59	Wayne C. Sales served as President and Chief Executive Officer, and then as Vice-Chairman, of Canadian Tire Corporation Limited, a Toronto Stock Exchange-listed retail, financial services and petroleum company. He served as Vice-Chairman of Canadian Tire until June 30, 2007, following his tenure as President and Chief Executive Officer, a position that he held from 2000 to 2006. Prior to 2000, Mr. Sales held positions as Executive Vice President and Senior Vice President, Marketing at Canadian Tire Retail, a subsidiary of Canadian Tire. Mr. Sales is a graduate of Harvard Business School’s Advanced Management Program. He is also a member of the board of directors of SUPERVALU Inc. and Georgia Gulf Corporation, both New York Stock Exchange-listed companies, and of Discovery Air, a Toronto Stock Exchange-listed company.	2006

OTHER DIRECTOR INFORMATION, BOARD COMMITTEES AND CORPORATE GOVERNANCE INFORMATION

Principles of Governance and Governance Guidelines

Our Board of Directors has adopted Principles of Governance and Governance Guidelines. The Principles of Governance set forth, in general terms, the responsibilities of the Board. The Governance Guidelines address Board structure, membership (including nominee qualifications), performance, operations and management oversight. Each committee of the Board has a charter that contains a general description of the committee’s responsibilities. Pursuant to the Governance Guidelines, the independent directors hold regular executive sessions (without management present) attendant to all Board and committee meetings.

The Governance Guidelines provide that if the Chair of the Board is not an independent director, the Chair of the Nominating and Corporate Governance Committee will serve as Lead Director and as a member of the Executive Committee. Currently, Mr. House serves as the Executive Chairman of the Board, and The Hon. Frank Iacobucci is the Lead Director.

The Governance Guidelines contain a general description of the responsibilities of the Executive Chairman and the Lead Director. The Lead Director is expected to provide independent leadership to the Board and to work with the Executive Chairman to facilitate the proper functioning and effectiveness of the Board. Also included in the Lead Director’s responsibilities are: presiding at executive sessions of the independent directors, except where the principal matters to be considered are within the scope of authority of one of the other committee chairs; coordinating with the Executive Chairman and management to set the agenda for Board meetings; serving as a communication channel between the independent directors and the Executive Chairman and management; and, facilitating the Board’s annual self-evaluation. The general duties and responsibilities of the Executive Chairman include presiding at regular and special meetings of the Board and fostering a strong working relationship between the Chief Executive Officer and the Board; strategic planning and related activities, in coordination with key members of senior management; acting as a liaison with key stakeholders, including franchisees, investors, general industry and the community; and, such other duties as are assigned by the Board.

The Governance Guidelines provide that, before accepting another directorship, a director should consider whether that service will compromise his or her ability to perform his or her responsibilities to our company. The Governance Guidelines provide that an independent director may not serve on more than five boards of public companies, including our Board, without the prior approval of the Nominating and Corporate Governance Committee. Additionally, no member of the Audit Committee of the Board may serve on more than three audit committees, including the Audit Committee of our Board, without Board approval. The Governance Guidelines also provide that neither the Executive Chairman nor the Chief Executive Officer may accept a position as a director of another company without the consent of our Board. Finally, the Governance Guidelines provide that the directors are expected to attend the annual meeting of stockholders. Nine of the ten directors serving on our Board at the time of our annual meeting in 2008 attended the meeting.

The Corporate Governance section of our corporate and investor website (www.timhortons-invest.com) contains the Principles of Governance and Governance Guidelines. A copy of these documents will be provided, without charge, to any stockholder upon request in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

The Board of Directors held a total of five meetings, both regularly scheduled and special, in person or by telephone, during 2008. No director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which the director served, and (ii) the total number of meetings of all committees of the Board of Directors on which that director served that were held during the period during which he or she served.

Information regarding director compensation is set forth below under “Executive and Director Compensation—Director Compensation.”

Code of Ethics (Standards of Business Practices) and Directors’ Code of Conduct

We have adopted a code of ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This code of ethics, which we have designated as our Standards of Business Practices, can be found on our corporate and investor website at www.timhortons-invest.com.

We also have an Ethics and Compliance Office. Our Chief Compliance Officer is responsible for overseeing compliance initiatives and programs, managing the investigation and resolution of reports of non-compliance and ethics issues, and reporting on such activities to the Audit Committee. In addition, we have an Ethics HotLine, and we present reports of calls made to this line to the Audit Committee on a quarterly basis, or sooner if required. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision (related to elements listed under Item 406(b) of Regulation S-K) of the Standards of Business Practices that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our corporate and investor website at www.timhortons-invest.com.

In addition to the prohibitions against insider trading in our Standards of Business Practices, we also have separate insider trading and window trading policies for directors, advisory board members, officers and employees who may from time to time be in possession of material, non-public information about us. In late 2007, we amended our insider trading and window trading policies to allow for, and adopted a separate policy governing, automatic trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act and equivalent Canadian law.

We have also adopted a separate Code of Conduct for directors. This Code of Conduct emphasizes the importance of the Standards of Business Practices and reaffirms the Board’s commitment to certain key principles, including confidentiality, fair dealing, compliance with laws, and the reporting of illegal or unethical behavior. The Code of Conduct for directors can be found on our corporate and investor website at www.timhortons-invest.com.

We will provide a copy of the Standards of Business Practices and the Directors’ Code of Conduct to any person, without charge, who requests a copy in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Independence and Other Considerations

The Governance Guidelines express our Board’s goal that a substantial majority of our directors satisfy the independence requirements (the “Independence Requirements”) set forth in the Governance Guidelines. The Independence Requirements incorporate the listing standards of the New York Stock Exchange (“NYSE”). The Governance Guidelines also set forth additional requirements, including that directors have no “business conflict” with our company. Stockholders are directed to the full text of the Governance Guidelines, available at www.timhortons-invest.com, which contain a description of the Independence Requirements for Board and committee membership.

The Board of Directors has affirmatively determined that all of our directors are independent in accordance with the Independence Requirements, except for Messrs. House and Schroeder. In making these independence determinations, the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Board considered all relevant facts and circumstances, not merely from the standpoint of the director, but also from that of any person or organization with which the director had an affiliation or association. In evaluating each director’s independence, the Board considered relationships that may include commercial, industrial, banking, consulting, legal, accounting, and charitable and familial relationships, among others.

In evaluating director independence, the Nominating Committee and the Board considered that The Hon. Frank Iacobucci is counsel to Torys LLP, a major international law firm that had provided services to us for over ten years prior to May 2007. Although the Board affirmatively determined, in February 2007, that this relationship did not affect

Mr. Iacobucci’s independence, we determined not to engage Torys to perform legal services for us after May 2007, given Mr. Iacobucci’s appointment as Chair of the Nominating Committee and Lead Director, as well as his service on the Human Resource and Compensation Committee.

In making its independence determinations, the Nominating Committee and the Board also considered that Michael J. Endres serves on the board of directors of Huntington Bancshares, Inc. Huntington, either directly, or indirectly through affiliates or subsidiaries, provides certain banking services to us in the United States and is a participating lender in our senior lending facility syndicate. The Board concluded Mr. Endres is not affected by his service as a Huntington director because he is not involved in Huntington’s day-to-day banking or lending activities and does not have any direct responsibility with respect to Huntington’s arrangements with us. Additionally, Mr. Endres has agreed to recuse himself from participating in meetings of the Huntington board of directors and our Board if such participation would, or is reasonably likely to, present a conflict of interest.

The Nominating Committee and the Board also considered, with respect to the independence of Moya M. Greene, that Canada Post Corporation, for which Ms. Greene is the President, Chief Executive Officer, and a member of the board of directors, and its affiliates have several agreements with us for mail and parcel delivery. We paid approximately $1.2 million under these agreements in 2008. The Board concluded that Ms. Greene’s independence would not be affected by her position with Canada Post because the annual payments under the agreements were for essential services (mail and parcel delivery) and, further, insignificant in amount to Canada Post and us. The agreements were not of significant size to require direct consideration or approval by Ms. Greene in her capacity as either an executive officer or a director of Canada Post. Ms. Greene has agreed to recuse herself from participating in meetings of our Board and the Canada Post board of directors if such participation would, or is reasonably likely to, present a conflict of interest in connection with these agreements or otherwise.

With respect to the independence of Mr. Osborne, the Nominating Committee and the Board considered that Mr. Osborne is a member of the board of trustees of RioCan Real Estate Investment Trust and is Chairman of the Board of Directors of SunLife Financial Inc. SunLife provides the company with administration services for various retirement benefit plans and programs and also leases restaurant space in one downtown Toronto location to one of the company’s subsidiaries. RioCan is the lessor of various restaurant sites to the company’s subsidiaries. The Board concluded that Mr. Osborne’s independence would not be affected by his directorships with either SunLife or RioCan because, as a director, he is not involved in the day-to-day operating activities of these companies and does not have any direct responsibility with respect to the agreements between these companies and us. Additionally, Mr. Osborne has agreed to recuse himself from participating in meetings of the SunLife and RioCan boards and our Board if such participation would, or is reasonably likely to, present a conflict of interest.

The Nominating Committee and the Board also considered that Mr. Osborne and Mr. Iacobucci both served on Torstar Corporation’s and our Board at the time of Mr. Osborne’s appointment to our Board. The Nominating Committee instituted a process for consideration of Mr. Osborne’s appointment to the Board that was largely independent of Mr. Iacobucci. The members of the Nominating Committee reviewing Mr. Osborne’s qualifications and conducting the interviews determined that his substantial financial and audit expertise made him well qualified for service on the company’s Board, which outweighed the impact of the common directorship that existed at that time with Mr. Iacobucci. Mr. Osborne does not currently serve on the board of directors of Torstar Corporation. Mr. Iacobucci, who has served as the Chairman of the Board of Torstar Corporation since July 2005, has decided not to stand for re-election to the Torstar board, but will serve in his current capacity until the annual meeting of Torstar Corporation to be held on May 6, 2009.

In evaluating the independence of Ms. Williams, the Nominating Committee and the Board considered that Ms. Williams is a member of the board of directors of Enbridge Inc. Enbridge provides certain of the company’s subsidiaries with natural gas. The Board concluded that Ms. William’s independence would not be affected by her position with Enbridge because the annual payments to Enbridge were for essential utility services and, further, were not of significant size to require direct consideration or approval by Ms. Williams in her capacity as a director of Enbridge. Ms. Williams has agreed to recuse herself from participating in meetings of our Board and Enbridge’s board of directors if such participation would, or is reasonably likely to, present a conflict of interest. The Nominating Committee and the

Board also considered that the company made payments in exchange for services from, or for charitable donations in the form of funds for academic scholarships to, Queen’s University (Ms. Williams serves on School of Business Advisory Board the advisory board for the Business School) and Mount Royal College (Ms. Williams serves on the board of trustees), and the amounts were deemed insignificant in each case.

In May of 2008, the Nominating Committee and Board determined that it would be in the company’s best interest to ensure prudent utilization of financial and other support provided by us to the Tim Horton Children’s Foundation, and, in furtherance of the company’s other interests associated with the Foundation, for an independent member of the Board of Directors of the company to also serve on the board of directors of the Foundation. The Nominating Committee and Board determined that such simultaneous service would not create a conflict of interest or impair the independence of our Board members under the Independence Requirements, and, in connection therewith, the Board adopted the Policy Regarding Independence Considerations of Service on the Board of the Tim Horton Children’s Foundation. As set forth in this Policy, the Nominating Committee and Board based their independence determination primarily on the following factors: the company and its employees and franchisees have provided (for over 30 years), and intend to continue to provide, substantial financial and other support (e.g., accounting, legal and a variety of other services), to the Foundation; the Foundation and the company are closely linked in terms of community presence and association such that the various programs and activities of the Foundation have the potential to directly affect the company’s brand and reputation; and, service on the Foundation’s board by one of the company’s independent directors is not anticipated to affect in any significant manner the nature or scope of the company’s ongoing support of, or involvement with, the Foundation. After the adoption of this Policy by the Board, Mr. Lederer was appointed to the board of directors of the Foundation in May of 2008.

In accordance with the Governance Guidelines and the NYSE corporate governance rules, the Board of Directors has a Nominating and Corporate Governance Committee, a Human Resource and Compensation Committee, and an Audit Committee. The Governance Guidelines require all members of these committees to be independent directors, as determined under the Independence Requirements. In addition, our Governance Guidelines require that each member of the Human Resource and Compensation Committee be a “non-employee director,” as such term is defined in Rule 16b-3 under the Exchange Act and “outside directors” as described under Section 162(m) of the Internal Revenue Code of 1986, as amended. Descriptions of the role of the Chair of each of these committees are contained in the respective charters for each committee. Additionally, as mentioned above, our Board has established an Executive Committee. The Executive Committee has been delegated all of the authority of the Board with respect to matters below an established dollar threshold, subject to certain exceptions and other limitations.

Nominating and Corporate Governance Committee

The current members of the Nominating Committee are The Hon. Frank Iacobucci (Chair), M. Shan Atkins, John A. Lederer, David H. Lees, and Wayne C. Sales. The Board expects to consider committee membership at its next quarterly meeting. The Board has determined that each member of the Nominating Committee is independent under our Independence Requirements. The Nominating Committee is required to meet at least four times a year, and otherwise as needed to fulfill its duties. The Nominating Committee met five times during 2008.

The Nominating Committee’s functions include assisting the Board in determining the desired qualifications of directors, identifying potential nominees meeting those criteria, proposing to the Board a slate of nominees for election by the stockholders, reviewing candidates nominated by stockholders, and developing plans regarding the size and composition of the Board and its committees. In addition, the Nominating Committee reviews the Principles of Governance and Governance Guidelines, makes recommendations to the Board with respect to other corporate governance principles applicable to us, annually reviews compliance with listing standards, oversees the annual self-evaluation of the Board, conducts an annual self-evaluation of the Nominating Committee, and monitors and recommends changes to the responsibilities of the Board’s committees. The Nominating Committee also considers and reports at least annually to the Board on director orientation and education.

As mentioned above, during 2008, the Nominating Committee sought to identify and evaluate one or two additional independent individuals who possessed the desired qualifications, skills and experience for service on our Board. For this process, the Nominating Committee utilized the services of a professional search firm. The search firm met regularly with our Nominating Committee to review potential candidates, evaluate their qualifications against the criteria established by the Nominating Committee and Board, and determine whether to conduct further reviews or interviews of identified individuals. Both Mr. Osborne and Ms. Williams were identified and presented to the Nominating Committee by the search firm.

Potential candidates are evaluated according to the following criteria, as set forth in the Board’s Governance Guidelines:

•	high personal and professional ethics, integrity, practical wisdom and mature judgment;

•	board training and experience in business, government, education or technology;

•	expertise that is useful to our company and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about our company and its operations;

•	willingness to represent the best interests of all stockholders and objectively appraise management’s performance; and,

•	board diversity, and other relevant factors as the Board may determine.

Selection of candidates involves evaluating our company’s needs and identifying persons viewed as being responsive to those needs. The Nominating Committee may consider, giving such weight as it deems appropriate, ancillary attributes such as energy, terms served, change in employment status, and other directorships.

Additionally, in 2007 and in the first quarter of 2008, the Nominating Committee, at the request of the Board, facilitated and supported the Board’s succession planning process for our Chief Executive Officer position. As a result of this process, the Board appointed Mr. House as our Executive Chairman and Mr. Schroeder as our President and Chief Executive Officer, both effective March 1, 2008. The Nominating Committee prepared and recommended to the Board the respective position descriptions for our Executive Chairman and our President and Chief Executive Officer and further considers any amendments or changes to the relative positions, as needed, along with the Human Resource and Compensation Committee.

Upon the recommendation and under the supervision of the Nominating Committee, the Board also establishes and maintains programs for initial orientation and ongoing education of the directors. Each new director is provided with a package of material relevant to our company and our operations and policies. In addition, upon joining the Board, new directors participate in discussions with members of our senior management and are required to tour certain of the company’s manufacturing and distribution facilities. Directors are also provided with updates regarding relevant external continuing education seminars and programs. Directors new to service on a public company board or on the Audit Committee must attend an appropriate external seminar within two years of their appointment, for those new to public company board service, and, within a reasonable period of time after their appointment, for those new to Audit Committee service.

The Nominating Committee and Board review the performance of our directors that are scheduled for re-election before recommending that they be added to the slate of directors for election at our annual meeting of stockholders. The Nominating Committee will consider candidates recommended by our stockholders and would evaluate them using the same criteria as for other candidates, which criteria are generally described above and are also noted in our Governance Guidelines.

In addition to the foregoing, in late 2008, the Board approved and adopted amendments to the company’s By-Laws regarding the manner by which stockholders may make various proposals relating to the company, including with respect to the nomination for election of director candidates for which a stockholder may solicit proxies by a separate proxy statement. See below under “Stockholder Proposals Under the Company’s Advance Notice By-Laws (Not Pursuant to Rule 14a-8)” for additional information.

A current copy of the charter of the Nominating Committee is available on our corporate and investor website at www.timhortons-invest.com. A copy of the charter will be provided, without charge, to any stockholder upon request in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Audit Committee

The current members of the Audit Committee are Michael J. Endres (Chair), Moya M. Greene, David H. Lees, Craig S. Miller, and Ronald W. Osborne. Committee membership is expected to be considered by the Board at its next quarterly meeting. The Board has determined that each member of the Audit Committee is independent under our Independence Requirements. The Audit Committee is required to meet at least four times a year, and otherwise as needed to fulfill its duties. The Audit Committee met five times during 2008.

The Audit Committee’s functions include providing assistance to the Board of Directors in fulfilling its oversight responsibility relating to our financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our system of internal controls, the internal audit function, and our Standards of Business Practices and Directors’ Code of Conduct.

The Audit Committee is also responsible for establishing procedures to receive and investigate, or direct the investigation of, complaints regarding accounting, internal controls, or auditing matters, and for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters. The Audit Committee has established an Ethics HotLine through which these matters may be reported.

The Audit Committee is also responsible for preparing the Audit Committee Report required to be included in this proxy statement, retaining and, if appropriate, terminating the engagement of the independent registered public accounting firm, and approving audit and non-audit services to be performed by the independent registered public accounting firm as well as the corresponding fees for such services. The Audit Committee also periodically reviews with management, including our Associate General Counsel and Secretary, and with the independent auditors, any correspondence with or inquiries by regulatory authorities and others regarding accounting or auditing matters. Furthermore, the Audit Committee is responsible for reviewing and reporting to the Board on our compliance program and for reviewing and approving, as appropriate, the related party transactions proposed to be entered into by us that fall under the Audit Committee’s “related party transactions policy.” For a description of this policy, see below under “Transactions Involving Related Parties—Review, Approval or Ratification of Transactions with Related Parties.”

The Board of Directors has determined that all current Audit Committee members are financially literate and that Michael J. Endres and Ronald W. Osborne are “audit committee financial experts,” as such term is defined by applicable securities laws.

A current copy of the charter of the Audit Committee is available on our corporate and investor website at www.timhortons-invest.com. A copy of the charter will be provided, without charge, to any stockholder upon request in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. Under this policy, prior to the engagement of the independent registered public accounting firm for any audit or permissible non-audit services, the engagement must be approved pursuant to our pre-approval policies or specifically approved by the Audit Committee. The pre-approval policy provides that the annual audit, review or attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Additionally, Audit Committee approval is required, in advance, for any changes in terms, conditions, and fees resulting from changes in audit scope, the structure of our company, or other matters. The pre-approval policy also delineates the specific audit-related services, tax services, and other services that have been or may be approved by the Audit Committee on the basis that the performance of such services would not impair the independence of the independent registered public accounting firm. Any other permissible services not delineated in the pre-approval policy must be separately pre-approved by the Audit Committee. The pre-approval policy also delineates services that are prohibited and may not be performed by our independent registered public accounting firm. The Audit Committee’s pre-approval policy can be found on our corporate and investor website at www.timhortons-invest.com. No services were provided by the independent registered public accounting firm in 2008 that were approved by the Audit Committee under SEC Regulation S-X Section 2.01(c)(7)(i)(C), which addresses certain de minimis services that may be approved by the Audit Committee after such services have been performed.

Audit and Other Service Fees

The following table sets forth the aggregate fees billed or expected to be billed for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for 2008 and 2007, respectively (and out-of-pocket costs incurred in connection with these services):

	2008 (in thousands)	2007 (in thousands)
Audit fees (a)	$1,575	$1,518
Audit-related fees (b)	$ 559	$ 377
Tax fees (c)	$ 325	$ 229
All other fees (d)	$ 4	$ 5

Total	$2,463	$2,129

(a)	Includes services rendered for the audit of our annual consolidated financial statements included in our annual reports on Form 10-K for 2008 and 2007, respectively; review of the consolidated financial statements included in our quarterly reports on Form 10-Q in 2008 and 2007, respectively; and, other audit services normally provided by PwC in connection with statutory and regulatory filings or engagements.

(b)	Includes assurance and related services reasonably related to the performance of the audit or review of our financial statements not reported as “audit fees.” Audit-related fees also include accounting research and audit and accounting services provided to our advertising funds that collect and administer funds contributed for use in advertising and promotional programs for our company and its franchise owners and operators. In addition, these amounts include fees for the audit or review of the financial statements of certain of our subsidiaries and our pension funds, consultations with management as to the accounting or disclosure treatment of certain transactions and/or events, and the actual or potential impact of final or proposed accounting rules and standards. In 2008, certain of these fees were for consultations with management related to the accounting treatment of various potential transactions associated with the public company restructure referenced in Note (c) immediately below, as well as in connection with a diagnostic review of implications related to the eventual transition to International Financial Reporting Standards, based on the timetable that will be established by the SEC.

(c)	Primarily includes services rendered in connection with the feasibility assessment and related work associated with initiatives in connection with to our corporate structure, including potentially reorganizing to become a Canadian public company (“public company restructure”), as well as subsidiary restructurings, tax audits, and the adoption and implementation (2007) and continuing application (2008) of Financial Accounting Standards Board Interpretation No. 48. Public company restructure fees were incurred in 2008 and will also be incurred in 2009.

(d)	Includes use by our employees of PwC software for accounting research and financial reporting disclosure.

Audit Committee Report

In performing its responsibilities, the Audit Committee, in addition to other activities: (i) reviewed and discussed our company’s audited financial statements with management; (ii) discussed with PwC the matters required to be discussed by Statement of Auditing Standards 114 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”), as modified or supplemented; and (iii) received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB, as modified or supplemented, regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC the firm’s independence. The Audit Committee also considered whether the provision of non-audit services by PwC was compatible with maintaining such firm’s independence. The Audit Committee has concluded that PwC is independent from our company and its management.

Based on these reviews, discussions and activities, the Audit Committee recommended to the Board that our company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, for filing with the SEC on February 26, 2009.

Respectfully submitted,

Audit Committee

Michael J. Endres, Chair

Moya M. Greene

David H. Lees

Craig S. Miller

Ronald W. Osborne

Human Resource and Compensation Committee

The current members of the Human Resource and Compensation Committee (the “Compensation Committee”) are Wayne C. Sales (Chair), M. Shan Atkins, The Hon. Frank Iacobucci, and John A. Lederer. Committee membership is expected to be reviewed and considered by the Board at its next quarterly meeting. The Compensation Committee is required to meet at least four times annually, and otherwise as needed to fulfill its duties. The Compensation Committee met five times during 2008.

The Board has determined that each member of the Compensation Committee is independent under our Independence Requirements, which includes meeting the requirements of “non-employee directors” under Rule 16b-3 of the Securities Exchange Act and of “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee oversees and administers our executive compensation programs for our named executive officers and determines all elements of their compensation, other than for our Executive Chairman and Chief Executive Officer (CEO), for whom compensation amounts are determined by the Board upon recommendation from the Compensation Committee. The Executive Chairman provides input to the Compensation Committee and Board regarding the CEO’s compensation, and the CEO provides input to the Compensation Committee regarding the compensation for the non-CEO named executive officers. The Compensation Committee is also responsible for the annual Compensation Committee Report to be included in our proxy statement and for making recommendations to the Board for the implementation of incentive compensation or bonus plans, equity-based plans, and other benefits, policies, and practices for our named executive officers.

In order to carry out the responsibilities set forth above, the Compensation Committee:

•	reviews and approves the Executive Chairman’s and the CEO’s goals and objectives, with the financial objectives aligned with the Board’s expectations;

•	evaluates the Executive Chairman’s and the CEO’s performance in light of these goals and objectives;

•

establishes performance objectives, including the weight attributed to each measure, corresponding target performance levels, and payout curves under our annual cash incentive and long-term equity compensation plans;

•	makes award (i.e., type of award or vehicle) and grant determinations under equity compensation plans, subject to the Board’s approval of grant amounts for the Executive Chairman and the CEO; and

•	monitors governance and best practice initiatives and trends in executive compensation.

The Compensation Committee also considers and reports at least annually to the Board on Board compensation matters and annually reviews the terms of and compliance with our stock ownership guidelines for directors and officers. In addition, the Compensation Committee is responsible for overseeing our annual management development and succession plans.

The Compensation Committee may delegate its responsibilities to subcommittees if it determines such delegation would be in the best interest of our company. The Compensation Committee did not delegate any such duties in 2008. A more detailed narrative of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is set forth below under “Compensation Discussion and Analysis.” The Compensation Discussion and Analysis also includes a more detailed description of the role that our senior management plays in determining executive compensation, as well as the services provided by the Compensation Committee’s independent compensation consultant, Hewitt Associates.

A current copy of the charter of the Compensation Committee is available on our corporate and investor website at www.timhortons-invest.com. A copy of the charter will be provided, without charge, to any stockholder upon request in writing to our Secretary at Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Compensation Committee—Interlocks and Insider Participation

There were no reportable interlocks or insider participation affecting the Compensation Committee during 2008. That is, none of the current members of the Compensation Committee are or have been officers or employees of our company or any of its subsidiaries; and, none of our executive officers served on the board of directors or compensation committee of another company or organization of which one of whose executive officers served on our company’s Board of Directors or Compensation Committee.

Human Resource and Compensation Committee Report

The Human Resource and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of our company and, based on such review and discussion, the Human Resource and Compensation Committee recommended to the Board of Directors that the information set forth under “Compensation Discussion and Analysis” below be included in this proxy statement and incorporated by reference into our company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, filed with the SEC on February 26, 2009.

Respectfully submitted,

Human Resource and Compensation Committee

Wayne C. Sales, Chair

M. Shan Atkins

The Hon. Frank Iacobucci

John A. Lederer

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes and explains the compensation program for our “named executive officers,” who include: the Executive Chairman; the President and Chief Executive Officer (“CEO”); the Chief Financial Officer (“CFO”); and, the most highly compensated members of our executive management team (other than the Executive Chairman, CEO and CFO), who are treated substantially the same under our compensation policies and programs and for whom we have previously provided compensation information. Our named executive officers as a group have a combined total of 94 years of service with our company and have held different positions and been promoted to increasing levels of responsibility over their respective tenures with us.

Compensation for our named executive officers for 2008 was impacted by the following events occurring in late 2007 and over the course of 2008:

•	the comprehensive compensation review that was undertaken in 2007/early 2008;

•	the transition of our CEO position from Mr. House to Mr. Schroeder, effective March 2008;

•	the management restructure below the CEO level, effective May 2008; and,

•	the closure costs and related asset impairment charge resulting from our determination to close 11 underperforming restaurants in southern New England in late 2008.

2007 Compensation Review. In 2007 and early 2008, the Compensation Committee undertook a comprehensive review of the various elements of our executive compensation program (and total compensation) to determine the appropriate structure and levels of compensation that should be awarded to the named executive officers in 2008. A primary tool utilized by the Compensation Committee in connection with these determinations was a benchmarking study prepared by Hewitt Associates (“Hewitt”), the Compensation Committee’s independent compensation consultant. We adopted various changes to our executive compensation plans and programs as a result of the comprehensive compensation review, most notably the change in vehicles for delivery of long-term equity incentive compensation from ratable-vesting restricted stock units to “cliff” vesting performance-based restricted stock units and stock options with tandem stock appreciation rights. The levels of each element of compensation (and total compensation) for the CEO (then Mr. House), and the other named executive officers (then including Mr. Schroeder), however, remained largely unchanged from prior years.

CEO Transition. Effective March 1, 2008, Mr. House resigned as President and CEO and continued with the company as our Executive Chairman. At the same time, Mr. Schroeder, our former Executive Vice President, Administration, was appointed President and CEO. Mr. Schroeder also became a member of our Board of Directors. Considering the results of the 2007 study prepared by Hewitt and various other factors, the Compensation Committee recommended and the Board approved compensation for the 2008 “transitional year” for Messrs. House and Schroeder that reflected their new roles and responsibilities. Although Messrs. House and Schroeder occupied their former roles for the first two months of 2008, all references in this CD&A to the “CEO” shall mean Mr. Schroeder. All references to the “non-CEO named executive officers” or “named executive officers other than the CEO” shall not include Mr. House, unless specifically stated otherwise.

Management Restructure. In May 2008, Mr. Schroeder recommended and our Board approved various changes to our management structure to both strengthen and streamline the executive structure and to enhance accountabilities for the major operations of our business. A direct successor to Mr. Schroeder’s former position, which was diverse and included oversight of several key business units, was not appointed. The management restructure, therefore, included a reallocation of most of Mr. Schroeder’s accountabilities among existing officers of the company, primarily to the other named executive officers, each of whom assumed new and increased responsibilities. In recognition of these increased responsibilities, the Compensation Committee conducted a review of, and approved of increases to, targeted total cash compensation (i.e., base salary and short-term incentive) for these named executive officers, effective in May 2008.

Impact of Restaurant Closure Costs and Related Asset Impairment Charge. In late 2008 and early 2009, we closed 11 underperforming restaurants in two southern New England markets. These closures triggered an asset impairment review of the remaining long-lived assets in the affected markets (Providence, Rhode Island and Hartford, Connecticut). As a result of these activities, we recorded $7.6 million in restaurant closure costs and a related asset impairment charge of $13.7 million in the fourth quarter of 2008. The total impact of these costs of $21.3 million ($15.4 million after-tax), combined with the “net” costs associated with our management restructure ($2.5 million), caused our actual operating income, or EBIT, growth for 2008 to be 4.3%. Absent these charges, our “adjusted operating income” performance generally reflected our 2008 targeted performance (9.9% growth against a target of 10%), despite worsening economic and business conditions. Our Compensation Committee approved only minor adjustments in connection with the restaurant closure and related asset impairment charges such that substantially all of these charges impacted our achievement of the performance objectives under our short-term incentive and performance-conditioned restricted stock unit programs for 2008. An adjustment to the performance objectives under these programs was approved for the net management restructure costs.

“Adjusted operating income” is a non-GAAP financial measure. Refer to Appendix A of this CD&A for a reconciliation of “adjusted operating income” to its closest U.S. GAAP measure, which is operating income, and management’s rationale for utilizing this metric, including management’s belief that it is a more accurate measure of our underlying consolidated performance for 2008. In this CD&A and below under “Executive and Director Compensation,” we sometimes refer to the Compensation Committee as the “Committee.”

Overview and Objectives of Tim Hortons Compensation Programs

Compensation Philosophy and Guidelines

In 2006, a short time after our separation from Wendy’s International, Inc. (“Wendy’s”), the Committee committed to undertake, during 2007, a comprehensive review of our compensation philosophy, programs, and objectives. This review resulted in the Committee’s adoption of a compensation philosophy that reflected our culture and goals as an independent public company. Our compensation philosophy is reviewed annually by the Committee to confirm that it remains appropriate for future compensation determinations.

The two overriding objectives of our compensation philosophy are as follows:

•	aligning the interests of our stockholders and named executive officers with a program that ties a substantial majority of total executive compensation to our performance; and,

•	attracting and retaining high-performing executive officers while maintaining a team-based compensation approach for our named executive officers, other than the Executive Chairman and the CEO.

General Compensation Principles and Guidelines

To further the achievement of the objectives of our philosophy, the Committee uses the following principles as a guide for making executive compensation determinations for our named executive officers, other than our Executive Chairman:

•

we expect that the trend of historically strong performance (when considered in light of general market conditions and other prevailing facts and circumstances), will continue and, therefore, we use the 70th to 75th percentile of total compensation for our selected comparator group, described below, as a general guideline by which total compensation of our named executive officers will be established, though actual compensation may be higher or lower than this level depending upon the company’s performance and other factors;

•	approximately 70% of the total compensation of the non-CEO named executive officers and a higher proportion for the CEO, will be “at risk” in the form of performance-based compensation;

•	base salaries will generally approximate the 25th percentile of our selected comparator group, consistent with our pay-for-performance philosophy;

•	short-term cash incentive awards will remain a significant element of executive compensation and will continue to be subject to the achievement of established performance objectives;

•

long-term equity incentive compensation will constitute a significant component of executive compensation, with the CEO more heavily weighted to long-term equity incentive compensation than the non-CEO named executive officers, and the type of long-term equity awards will reflect our pay-for-performance philosophy;

•	the non-CEO named executive officers will continue to be compensated in a manner consistent with our team-based approach, which has been in place for a number of years;

•	we will monitor market and executive compensation trends and, when appropriate, review comparative executive compensation and benefit levels; and,

•	annually, we will evaluate the extent to which our compensation programs have achieved our principal compensation objectives.

Some of the principles and guidelines described above (such as benchmarking and targeting certain percentiles for base and total compensation) were not applied to CEO and Executive Chairman compensation in 2008, but we did adhere to our core philosophy of pay-for-performance and the maintenance of a significant majority of compensation “at risk.” See below under “Significant Factors Affecting and Tools Utilized in Connection with 2008 Compensation Determinations—Compensation Determinations in Connection with the CEO Transition and Management Restructure” and “2009 Compensation Determinations and 2010 P+RSU Awards—2009 Compensation for the Executive Chairman, CEO, and Other Named Executive Officers.”

Team Approach to Compensation for Non-CEO Named Executive Officers. A fundamental feature of the compensation design for our non-CEO named executive officers is that each will receive substantially the same level of each element of total compensation, except for project-based awards and, historically, retirement benefits. This approach is based on our belief that, regardless of the functional area of expertise of our non-CEO named executive officers, the role of each of these executives is equally critical to our strategic management and decision-making. Accordingly, while the non-CEO named executive officers have independent responsibilities for different areas, they share accountability for our success as a team. Consistent with this approach, our non-CEO named executive officers are compensated as a team for the achievement of performance objectives established by the Committee and the other goals and objectives established annually by our CEO, discussed below under “Significant Factors Affecting and Tools Utilized in Connection with 2008 Compensation Determinations—Other Tools Utilized and Factors Considered in Connection with 2008 Compensation—Internal and External Performance,” rather than for achievement of goals specific to their respective areas of responsibility.

Executive Summary: Extent to which 2008 Compensation Achieved our Compensation Philosophy and Objectives

As part of its annual review process, before setting compensation for the next year, our Compensation Committee evaluates the extent to which our compensation programs for the prior year achieved the two overriding objectives of our compensation philosophy: pay-for-performance and retention of high-performing talent.

Pay-for-performance. Targeted total compensation for 2008 declined by approximately 6% for the Executive Chairman and CEO and 8% for other named executive officers due to the restaurant closure costs and related asset impairment charges, which caused our operating income performance to fall short of targeted performance. As a result, payouts of short-term incentive compensation under our Executive Annual Performance Plan were made at 80% of the targeted payout. The restaurant closure costs and related asset impairment charges also resulted in the elimination (to $0.00) of the May 2009 grant of performance-conditioned restricted stock units, also known as “P+RSUs,” because of the failure to achieve the minimum targeted amount of operating income in 2008 under this program. See “2008 Compensation.” The 2009 reductions in targeted total compensation, resulting from the elimination of the 2009 P+RSU awards, will be approximately 18% for the Executive Chairman, 21% for the CEO, and 16% for all the other named executive officers. These results clearly demonstrate alignment of executive compensation with the company’s performance, as well as the Committee’s commitment to structuring compensation to reflect our “at risk” philosophy for our named executive officers.

Retention of high-performing talent. Our named executive officers will experience reductions in certain elements of compensation, as described above. Also, the supplemental retirement benefits for most of our named executive officers will decline in 2009 and future years as a result of the termination of our former supplemental executive retirement plan and adoption of a new personal supplemental executive retirement savings plan with a lower maximum contribution rate. Despite these reductions, our programs continue to be competitive to the market given current macro-economic and general business conditions. The named executive officers (other than the Executive Chairman and CEO), were positioned above the 75th percentile of the Canadian Comparator Group for 2008 targeted total compensation. Additional upward adjustments to base salary and the target payout (and other payouts based on the payout curve), for short-term incentive compensation were made for the non-CEO named executive officers as a result of the increased responsibilities associated with the management restructure in May 2008. As discussed below, the 2009 targeted total compensation for our CEO and other named executive officers, which includes the opportunity for P+RSUs in 2010 based on 2009 performance, will remain at the 2008 levels (excluding the Executive Chairman whose compensation will decrease). Accordingly, the Committee believes that our programs are appropriately designed to incentivize and retain our high-performing management team in 2009.

Role of Management and Compensation Consultant

Role of Executive Officers and Senior Management in Determining Compensation

While the Compensation Committee is primarily responsible for determining and, where appropriate, making recommendations to the Board with respect to executive compensation, our CEO participates in the compensation process, particularly with respect to the non-CEO named executive officers. Based on the collective performance of the non-CEO named executive officers and other factors, the CEO provides input to the Committee on all elements of total compensation for these officers. This input includes commentary on the data and analysis presented by Hewitt, as well as on the proposals, data, and analysis of senior management regarding compensation program design, vehicles, and various other compensation matters. For 2007 and 2008 compensation determinations made by the Committee prior to March 1, 2008, Mr. House (as the then CEO) provided this input. After March 1, 2008, Mr. Schroeder as CEO provided this input.

The Committee believes that the CEO’s views are critical in determining the compensation of the non-CEO named executive officers because the CEO has direct and day-to-day involvement with these officers and, as a result, is in the best position to effectively and fairly assess the executive team’s collective performance and achievement of defined goals and objectives. Also, as part of the annual succession planning process that occurs mid-year, our CEO provides the Compensation Committee with an in-depth evaluation of the individual performance of each of the officers who report directly to him, including the extent to which such officers may be short- or long-term successors to the CEO role and whether successors are available for such direct-report roles.

Our Executive Chairman provides input to the Compensation Committee regarding the performance and compensation of our CEO. In addition, he also provides insight and input to the Committee regarding all other significant compensation determinations that affect the named executive officers and the company at large. Mr. House also shares his views regarding succession planning for the CEO role (and CEO direct-report roles) with the Committee.

The Compensation Committee has from time-to-time requested that other non-CEO named executive officers and other members of senior management, including but not limited to representatives of the Human Resources Department, provide information about past practices, awards, changes in the design of compensation (and other benefit) plans and programs, costs, participation in various plans, and other relevant matters, as well as information and analysis on our performance objectives. Members of senior management, particularly our Senior Vice President, Human Resources, are also involved in the development of proposals presented to the Committee. Certain of our executive officers and other members of senior management review these proposals, as well as reports prepared by Hewitt, from legal, tax, accounting, and other perspectives and provide resulting data and analysis to the Committee.

Role of Compensation Consultant

The Committee may retain, at the company’s expense, and in its discretion, independent counsel or other consultants or advisors necessary to assist the Committee. The Committee has retained Hewitt as its compensation consultant to provide advice and assistance. None of our directors or named executive officers has any affiliation or relationship with

Hewitt, and Hewitt does not provide any significant services to the company except for services provided directly to the Committee or services reviewed and approved by the Committee. Moreover, Hewitt does not receive any significant compensation from us, except for compensation reviewed and approved by the Committee. Accordingly, the Committee considers Hewitt to be independent of our company.

Hewitt has historically been engaged to provide data, analysis, and general information and advice to the Committee in connection with all significant executive compensation decisions made by the Committee. As the Committee’s advisor, the compensation consultant generally provides one or more of the following, depending upon the matter under consideration: data and analysis required by the Committee; independent evaluation of proposals, data, and analysis prepared by our senior management; and, commentary on executive compensation principles, trends, and best practices.

Hewitt receives instructions from, and consults on a regular basis with, the Committee Chair, as well as with senior members of our Human Resources Department. Although the Compensation Committee seeks and considers the information and advice provided by Hewitt, all decisions made by the Committee are ultimately the responsibility of the Committee.

Significant Factors Affecting and Tools Utilized in Connection with 2008 Compensation Determinations

Compensation Determinations Prior to the CEO Transition and Management Restructure

2007 Benchmarking Study

Our Compensation Committee believes that understanding how our compensation programs compare to those of other similarly situated peer companies is an important consideration in setting compensation at competitive levels for our executive officers. The Committee used data from Hewitt’s 2007 comprehensive compensation market study as a guide for its determinations of 2008 compensation levels both before and in connection with the CEO transition and management restructure.

In early 2007, as a first step in the development of the 2007 comprehensive market study, the Committee (with the advice and assistance of Hewitt), selected two comparator groups for use in the benchmarking exercise. These groups consisted primarily of organizations in like or similar industries or of similar size and/or complexity to us.

The first peer group was comprised of 33 Canadian companies (the “Canadian Comparator Group”), including 23 publicly traded companies and ten private companies and/or Canadian subsidiaries of public companies. Four of these companies were quick service restaurant companies, 13 were retail companies, and 16 were general industry companies, with median revenues of the entire group of $4.58 billion. For 2008, the Committee decided to benchmark our executive compensation levels against the Canadian Comparator Group because, historically, we have generally recruited executives from Canada and, therefore, we compensate our named executive officers in a manner and at a level appropriate for the Canadian labor market.

The second comparator group consisted of 26 quick service restaurant and retail companies in the United States (the “U.S. Comparator Group”). This group was utilized for the limited purpose of gaining insight into compensation differentials between our company and U.S. companies at the senior executive level, particularly for our CEO and CFO. The companies comprising the Canadian Comparator Group and U.S. Comparator Group are listed on Appendix A to this CD&A.

After the comparator groups had been identified, Hewitt next conducted a comprehensive study comparing and analyzing compensation provided by these companies relative to our company for each of the following compensation elements: base salary, annual (short-term) incentives, long-term incentives and pension/retirement arrangements. Where statistically meaningful, the comparative data was size-adjusted using regression analysis. Otherwise, a raw data percentile approach was used, coupled with position matching to the roles and responsibilities of our executives under review.

The compensation study examined each element of executive compensation mentioned above to determine the competitive positioning of our named executive officers. The CEO position was matched against comparable positions at only the public companies in the Canadian Comparator Group. With respect to the non-CEO named executive officers, the combined average of the compensation for the four available positions was assessed against the combined average of all comparable positions in the Canadian Comparator Group (sufficient data was not available for Mr. Clanachan’s prior position, and, for the CFO, only the public companies in the Canadian Comparator Group were utilized). Only public companies were utilized for the CEO and CFO given the unique responsibilities and accountabilities of these positions for public companies.

These comparisons yielded total 2007 compensation (excluding retirement benefits) for our CEO (then, Mr. House), at the 82nd percentile, and for our non-CEO named executive officers, based on the average of available positions, at the 80 th percentile. With the inclusion of retirement benefits, the results were generally slightly higher. Because the Committee largely excluded retirement benefits from its considerations of other compensation elements (and total compensation) for our named executive officers for 2008, electing instead to undertake a full review of retirement benefits during 2008, we have excluded retirement benefits and perquisites when we provide the percentage mix of each element of compensation in total compensation and when we analyze or otherwise describe “total compensation” for 2008 below. For more information relating to changes in retirement benefits for our named executive officers in 2009 and future years as a result of the Committee’s 2008 review, see below under “Retirement Benefits.”

The compensation study showed as well that just over 70% of the total compensation package for our named executive officers was “at risk,” or performance-based compensation (i.e., short- and long-term incentive compensation where the value depends upon our performance). The study further showed that base salaries for all of our named executive officers were below the 25th percentile of the Canadian Comparator Group.

For the CEO and CFO, base salary, total cash, and long-term incentive compensation were also independently measured against comparable positions in the U.S. Comparator Group. This was done because our external performance is often assessed and measured against our competitors in the U.S. quick service restaurant sector, including (for 2008 compensation), by our Committee. When measured against similar positions in the U.S. Comparator Group, our competitive positioning on total compensation was well below the 25th percentile of the companies in the U.S. Comparator Group for the CEO and at approximately the 25th percentile for the CFO.

Overview of Significant Compensation Determinations Based on 2007 Benchmarking Study (Prior to CEO Transition and Management Restructure)

Based on the profile of low base salaries (relative to the Canadian Comparator Group) and the substantial majority of compensation being performance-based and “at risk,” the Committee determined that it would be appropriate to maintain targeted total, and each element of, compensation for the named executive officers largely unchanged in 2008. As a result, total compensation for our named executives (except for a small increase in base pay, net of the substantially offsetting reduction from short-term incentive compensation), would again remain stable, as it had for many years for our non-CEO named executive officers and, since 2005, for our CEO (then, Mr. House).

Additionally, the Committee considered that it was planning to modify the compensation design in 2008 to further enhance, to a greater degree than existed in 2007 and prior years, the link between total compensation and our performance by introducing performance-conditioned restricted stock units and stock options with tandem stock appreciation rights. The result of this change was that our long-term equity incentive compensation was (similar to short-term incentive compensation) now fully “at risk” because it was contingent upon our performance. Although maintaining compensation at prior levels would result in “targeted” total compensation for 2008 being above the Committee’s guideline of 70th to 75th percentile of the benchmarking data, the Committee determined that the higher levels of targeted compensation were appropriate given that over 70% of the compensation was at risk. This determination was consistent with our compensation philosophy in that a substantial majority of the compensation for the named executive officers remained performance-based and the level of reward increased with the level of risk embedded in the compensation structure.

In making the initial determination that there should not be substantial changes to the named executives’ compensation in 2008, the Committee also considered that our historical performance over several years, as measured by the past achievement of internal growth targets for operating income (which served as the primary performance objective under our annual cash incentive programs), net income, same-store sales, and other metrics, had been strong. In addition, the Committee believed that it was critical to maintain prior compensation levels to further its retention objectives for the existing, high-performing executive management team.

Compensation Determinations in Connection with the CEO Transition and Management Restructure

Executive Chairman and CEO 2008 Transitional Year

Due to the transition in our CEO role that occurred early in the year, 2008 was viewed as a “transitional” year with respect to the compensation of our two most senior officers. We were fortunate to have the unique opportunity to retain the services and expertise of our former CEO, Mr. House, as Executive Chairman. In determining the respective levels of compensation for the Executive Chairman and CEO for 2008, the Committee believed that it was appropriate to make Mr. Schroeder’s compensation as CEO less than the 2008 compensation that was approved for Mr. House as CEO, described above relative to the 2007 compensation study, because Mr. House was remaining with us as Executive Chairman. In this role, Mr. House continued his significant contributions to the company, and he shared accountability with Mr. Schroeder for the performance of certain financial and operational objectives. Because of the shared accountability established for the two roles, the Committee evaluated the relative contributions of these two positions to the collective achievement of the company’s business goals and objectives, as well as the respective experience and length of service of Messrs. House and Schroeder, when determining the compensation for each respective officer. Since the change in position, Mr. House, in his role as Executive Chairman, has focused his efforts primarily on various strategic activities and business development, with key members of senior management; Board leadership; and, relationships with our key stakeholders, including our franchisees. Mr. Schroeder, as CEO, is responsible for day-to-day oversight and operations of the business, strategic planning and execution, and other required functions.

The Committee also considered the total cost to us of the two new roles before setting the respective levels of compensation for the Executive Chairman and CEO. The Committee reviewed the combined total of the 2008 compensation planned for Mr. House as CEO together with the 2008 compensation that was to be provided to Mr. Schroeder in his former position, as compared to the total amount of compensation planned for Messrs. House and Schroeder in their new roles. The additional cost to the company of the compensation for Messrs. House and Schroeder in their new roles was not significant, and the Committee believed this was appropriate given the shared accountabilities for 2008. See below with respect to increases in compensation for the other named executive officers in 2008 due to the reallocation of responsibilities previously performed by Mr. Schroeder, however. The determination of each respective element of compensation for Messrs. House and Schroeder in their new roles is discussed below.

Other Named Executive Officers

Subsequent to the management restructure in May 2008, the Committee considered market data from the 2007 compensation study to confirm that the compensation delivered to the non-CEO named executive officers remained appropriate given their increased responsibilities. These increased accountabilities included: Mr. Roland Walton, our former Executive Vice President, Operations, was appointed as our Chief Operations Officer, Canada, assuming responsibility for all operational aspects of the Canadian business, including training standards and new restaurant development; Mr. David Clanachan, our former Executive Vice President, Training, Operations, Standards and R&D, was appointed as our Chief Operations Officer, U.S. and International, with accountability to profitably grow the U.S. and International businesses while also remaining a key member of the executive management team responsible for the achievement of consolidated goals and objectives; Mr. William Moir, our former Executive Vice President, Marketing, was appointed as our Chief Brand and Marketing Officer, assuming new responsibility for research and development and leadership of the Tim Horton Children’s Foundation; and, Ms. Cynthia Devine expanded her responsibilities as Chief Financial Officer and assumed accountability for our manufacturing operations and vertical integration strategy.

As is typical for compensation reviews in connection with increased accountabilities, the Committee, based on the advice of Hewitt, determined that a review of targeted total cash (i.e., base salary and short-term incentive compensation), would be undertaken. Because the analysis of base salary was undertaken in mid-2008 and the 2007 compensation study was prepared in mid-2007, the first part of the base salary analysis was to update the 2007 data to bring it current to 2008 levels. To do so, Hewitt selected CFO, Chief Operations Officer, and Chief Marketing Officer positions from the Canadian Comparator Group 2007 market data that seemed to generally match the corresponding new positions for our non-CEO named executive officers. The Chief Operations Officer, U.S and International position was assessed against similar positions at certain restaurant, food and retail companies within the U.S. Comparator Group.

After identifying the appropriate position matches, Hewitt next aged the base salary market compensation data for these positions by applying a 3.8% incremental increase. The 3.8% increase was based on Hewitt’s salary increase projections for 2008 obtained from general survey data at the time (i.e., as of April 2008). Hewitt then adjusted such data for each position by factoring in the new, significant duties and responsibilities assumed by each non-CEO named executive officer as a result of the management restructure. The view was that the aged market data derived from the position matches from the 2007 compensation study did not adequately reflect the incremental additional, and largely unique, responsibilities that were assigned to the non-CEO named executive officers as a result of the restructure. This factoring analysis, presented to the Committee by Hewitt, is a tool commonly used to estimate market values and appropriately compensate executives when, given the uniqueness of various accountabilities in their roles, market position matches and the resulting data are unlikely to reflect the full value of such executives’ underlying responsibilities for the company. After aggregating the impact of the aged market data with the individualized, factored increases due to the additional responsibilities assumed, this compensation data for each of the non-CEO named executive officers was next averaged. This approach was consistent with the Committee’s past practice and our compensation philosophy that the non-CEO named executive officers are compensated equally, as a team. This data yielded a suggested increase of $42,500 to base salary for each of the non-CEO named executive officers, which the Committee determined was appropriate.

The Committee recognized that it was standard compensation practice for base salary increases that resulted from the addition of increased accountability or responsibility to, in turn, translate into short-term incentive pay increases (i.e., because short-term bonuses are typically—although not for our company—determined as a percentage of base pay). Therefore, to remain competitive in the market, the Committee determined that it would be appropriate to increase the short-term incentive compensation of the non-CEO named executive officers by approximately the same percentage increase as they received for base pay. This resulted in an increase of $50,000 to the “target” payout amounts (and adjustments to the “threshold” and “maximum” targets based on the payout curve), under the short-term incentive program. The increases to base salary and short-term incentive compensation for the non-CEO named executive officers, as a result of the management restructure discussed above, represented an increase of approximately 12% in target total cash over the amounts established for the non-CEO named executive officers prior to the management restructure.

Substantial Majority of 2008 Compensation for Named Executive Officers “At Risk”

As a result of all of the adjustments made to 2008 compensation after the CEO transition and management restructure, a substantial majority (over 70%) of the total target compensation package for our named executive officers remained “at risk,” or performance-based compensation (i.e., consisting of short- and long-term incentives, the value of which depended upon our performance). The respective amounts at risk in 2008 were 73% for the CEO, and 71% for the non-CEO named executive officers, including the Executive Chairman. The significant amount of compensation “at risk” aligns our executive compensation program with the company’s performance, furthering a fundamental principle of our compensation philosophy.

Other Tools Utilized and Factors Considered in Connection with 2008 Compensation

Internal and External Performance

External Performance. Before finally determining short- and long-term incentive compensation targets for 2008, the Committee reviewed our 2007 performance against the performance of other quick service restaurant companies in the U.S. on certain standard external industry metrics, including same-store sales, operating income, earnings per share, and stock price appreciation. The Committee concluded from its review of this data that the company’s performance remained strong in 2007. The Committee believes it is not appropriate to measure our performance on external measures against the Canadian Comparator Group or against the entire U.S. Comparator Group, which consist of companies across numerous industries and more diverse retail groupings, because of the variety of factors that affect other industries (and other retail companies) differently than they affect us.

Internal Financial Performance Objectives. Additionally, the Committee undertook a review of our performance against our internal financial targets under the short- and long-term equity incentive programs, as well as the other goals and objectives established for 2007 (see below), prior to its final determinations of targeted short- and long-term incentive compensation for 2008. From this review, the Committee concluded that our performance had remained strong in 2007, supporting the 2008 compensation determinations described elsewhere in this CD&A. The Committee undertook a similar review in February 2009 relative to 2008 performance and, based on this review, made certain modifications to the short-term incentive and P+RSU payout curves. See below under “2009 Compensation Determinations and 2010 P+RSU Awards.”

Business Goals and Objectives. At the beginning of each year, the CEO presents internal performance goals and objectives to the Board for the coming year. As stated elsewhere herein, Messrs. House and Schroeder were collectively accountable for achievement of the 2008 business goals and objectives given their changes in role in early 2008. These goals and objectives included the internal financial metrics that applied for compensation purposes under the short- and long-term incentive programs (mentioned above), but also included other quantitative and qualitative objectives such as: same-store sales and new restaurant development targets, containment of general and administrative expense, successful management through the CEO transition, and review of certain opportunities for business growth and process improvements.

The entire executive management team is responsible for the achievement of the CEO’s annual goals and objectives and, before compensation determinations are made for the following year, the Compensation Committee evaluates the performance of the named executive officers against the prior-year objectives. The Executive Chairman and CEO are evaluated individually by the Board at such time, and the performance of the non-CEO named executive officers is considered collectively by the Committee, consistent with the team approach for these officers.

Internal Equity

The Committee believes that internal equity analysis is an important tool in assessing whether compensation delivered to the named executive officers is appropriate. Before setting and confirming 2008 short- and long-term incentive compensation targets for the named executive officers, the Committee reviewed an internal equity analysis illustrating the differential in estimated 2008 pay, at target levels, between the CEO (Mr. House as CEO) and the non-CEO named executive officers as a group for each of base salary, short-term incentive targets, and long-term incentive compensation targets, to confirm the differential was appropriate. This differential for 2008 (estimated) total target compensation was approximately 2.5 times, which was the same as for 2007 given that compensation levels for our named executive officers remained substantially the same for both years.

The Committee believed that this level of compensation differential was appropriate for our company given the CEO’s enhanced responsibility and accountability for our performance and the larger percentage of risk-based compensation included in the CEO’s compensation package compared to the non-CEO named executive officers. Although this analysis was reviewed when Mr. House was CEO, the compensation delivered to Mr. Schroeder as CEO was generally consistent with this analysis.

The Committee also reviewed an internal equity analysis of CEO compensation against the next highest paid officers at certain of our quick service restaurant competitors and concluded that our differential was generally in line with those of the companies reviewed. We expect that the compensation ratio between the CEO and non-CEO named executive officers may be greater during periods when our company does not have an Executive Chairman also serving as an officer.

Tally Sheets

Prior to making certain of its final compensation determinations for our named executive officers in 2008, the Committee reviewed tally sheets prepared by our Human Resources Department for each named executive officer. The tally sheets were prepared to assist the Committee with its final determinations of short- and long-term incentive compensation in 2008 by setting forth each element of compensation for 2008 (estimated) and for the previous five years, including contributions under supplemental retirement programs, perquisites, and change in control benefits, so that substantially all of the elements of total compensation could be considered when respective elements of (and total) 2008 compensation were finally determined. Base salary for 2008 was set in December 2007 and was reflected on the tally sheets reviewed in February 2008.

Tally sheets continued to be updated and utilized during 2008 as adjustments to various elements of compensation were considered, including the adjustments to non-CEO named executive officer compensation as a result of the management restructure and the changes to supplemental retirement benefits. Prior to making determinations in November 2008 regarding changes to supplemental retirement benefits for 2009 and future years, the tally sheets were updated to include the value of annual contributions and total accumulated balances under the supplemental retirement benefit programs for the prior five years, as well as the value of all prior equity awards granted by us to the named executive officers, so that the Committee could review accumulated wealth through supplemental retirement benefits and equity (for equity, based on grant-date values only), as it considered the appropriateness of various changes to retirement benefits. See below under “Retirement Benefits” for a discussion of the changes made to retirement benefits for named executive officers in 2009 and the analysis in connection therewith.

For determinations made in 2009, the tally sheets were further expanded to include the value of registered pension benefits and the value of all equity awards previously granted to the named executive officers by the company, as determined as of the end of the most recently completed fiscal year (in this case, 2008). The information set forth on the tally sheets was considered by the Committee in connection with its determinations of 2009 compensation in February 2009. All compensation elements were determined in February 2009, except for supplemental retirement benefits, which were approved in November 2008, and except for the selection of the appropriate option/SAR valuation methodology, which could impact long-term incentive values in 2009. The Committee also utilized the tally sheets in February 2009 in connection with its review of the change in control agreements in place for named executive officers. See below under “Payments Following a Change in Control” for further details.

Elements of Compensation

The elements of our named executive officer compensation program are:

•	base salary;

•	annual cash incentives;

•	long-term equity-based incentives;

•	retirement benefits; and,

•	certain additional executive benefits and perquisites insignificant in amount.

Base salary, annual cash incentives, and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, they are intended to substantially satisfy our program’s overall objectives. Typically, the Committee seeks to set each of these elements of compensation at the same time to enable the Committee to simultaneously consider: all of the significant elements and their impact on total compensation; and, the extent to which the determinations made will reflect the principles of the compensation philosophy and related guidelines with respect to allocation of compensation among certain of these elements and total compensation. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions (e.g., the Executive Chairman) and after giving due consideration to prevailing circumstances. See “Significant Factors Affecting and Tools Utilized in Connection with 2008 Compensation Determinations” above and “2009 Compensation Determinations and 2010 P+RSU Awards” below.

2008 Compensation

2008 Base Salary

The primary purpose of base salary is to provide a stable source of annual income for our executives. A guiding principle for our executive compensation program provides that base salaries will generally be at approximately the 25th percentile of the Canadian Comparator Group for our CEO. As well, we seek to maintain base salaries for each of the non-CEO named executive officers at approximately the 25th percentile of base salaries of the average comparable executive officer positions (as a group) of companies in the Canadian Comparator Group, reflective of our team approach to compensation for the non-CEO named executive officers. This level of base salary is consistent with our philosophy of weighting compensation heavily towards performance-based awards, ensuring that the level of our total compensation delivered to named executive officers is largely based on the company’s performance. Historically, our named executive officers received increases in base pay consistent with merit increases provided generally to other employees. In 2008, however, there were several other adjustments to base salary given the results of the 2007 compensation study and various changes in roles and responsibilities.

Executive Chairman and CEO. On March 1, 2008, the effective date of his appointment as CEO, Mr. Schroeder’s base salary was increased to $625,000, which was slightly below the 25th percentile for CEO base salary among the public companies in the Canadian Comparator Group, and which was consistent with the 2008 base salary previously approved for Mr. House as CEO. Mr. House’s base salary for serving as Executive Chairman was set at $600,000, reflective of his change in role. The 2008 base salaries for Messrs. House and Schroeder constituted approximately 29% and 27%, respectively, of their targeted total compensation for 2008 (based on their new roles). The relatively low base salaries for our two most senior officers continued to reflect our commitment to pay-for-performance compensation.

Other Named Executive Officers. Following completion of its comprehensive compensation review in 2007, the Compensation Committee recommended to the Board that base salaries for each of the non-CEO named executive officers be increased to approximately the 25th percentile of base salaries of the average comparable executive officer positions (as a group) for companies in the Canadian Comparator Group, consistent with our compensation philosophy and guidelines. As a result, the base salary of each of the non-CEO named executive officers was initially increased to $330,000, effective January 1, 2008, which represented an increase of approximately $30,000, or approximately 10%, over their 2007 base salaries. This amount was also determined to be inclusive of the annual (2008) merit increase typically received by our non-CEO named executive officers. Substantially offsetting reductions ($25,000) were taken from targeted short-term incentive compensation for 2008 in order to achieve the desired shift in mix to additional base salary, while maintaining substantially the same level of total compensation as was targeted for 2007. See also “2008 Annual Cash Incentives—Executive Annual Performance Plan” below.

In addition, effective May 1, 2008, as a result of the new and increased responsibilities assumed by the non-CEO named executive officers under the management restructure, their base salaries were increased by $42,500, from $330,000 to $372,500. At this level, base salary constituted approximately 29% of the total target compensation for the non-CEO named executive officers in 2008. See “Compensation Determinations in Connection with the CEO Transition and Management Restructure—Other Named Executive Officers.”

2008 Annual Cash Incentives—Executive Annual Performance Plan

Our annual incentive compensation program for named executive officers is known as the Executive Annual Performance Plan, or EAPP, which provides the named executive officers with cash incentive payments for achieving one or more annual performance objectives. The Compensation Committee may, at any time before the awards are paid, adjust the performance objectives to reflect the effect of specified events, such as stock splits or dividends, special charges, accounting or tax law changes, and other extraordinary or nonrecurring events.

Our annual incentive compensation is “at risk” because our company must achieve certain performance thresholds established by the Compensation Committee in order for our named executive officers to receive any payments under the EAPP. In 2008, the target awards under the EAPP comprised approximately 32%, 31%, and 39% of our Executive Chairman’s, CEO’s, and non-CEO named executive officers’ targeted total compensation, respectively. We believe that the annual cash incentive award should constitute a substantial portion of executive compensation because our business tends to work on shorter performance cycles, thus making annual incentive awards effective at matching compensation to our performance. Additionally, the relatively low level of our executive base salaries requires strong short-term cash incentive compensation to retain, motivate, and attract talented executives.

EAPP Review as a Result of 2007 Compensation Study

As part of its comprehensive review in 2007 of our compensation philosophy and programs, the Compensation Committee evaluated the effectiveness of the EAPP as a short-term incentive program. The Committee determined that the EAPP effectively delivered short-term incentive compensation in a manner consistent with our compensation philosophy and that no significant changes would be made to the short-term incentive program for 2008 compensation.

Performance Objectives. Also as part of this comprehensive review, the Committee again reviewed the two performance measures previously adopted for payouts under the EAPP; namely, operating income, or EBIT, (as to 75% of the award) and net income (as to 25% of the award) and concluded that the use of such measures continued to be appropriate for 2008. The Committee determined that EBIT continued to be the appropriate primary performance measure because: it was our key internal earnings metric; we believe it most appropriately measured the financial health and performance of our business; and, it was also a key measure for other quick service restaurant companies (allowing for comparability). Net income continued to be approved as a secondary performance measure because, as the ultimate measure of overall earnings performance, it required management to be responsible for, and manage every line item on, our income statement. Furthermore, the Committee considered that these two performance metrics also had the following characteristics:

•	each named executive officer believed that he or she could meaningfully contribute to the achievement of these performance objectives;

•	they were consistent with the objectives used in 2007, which allowed for more accurate measurement and comparison of, and reward for, the desired performance from year-to-year;

•	EBIT was used in our incentive plans for other employees, and thus aligned the interests of our entire organization in aiming to achieve the same goals; and,

•	they were easily understood and not overly complex.

For 2008, the Committee also considered, but did not adopt, measures of shareholder return, based on the belief that using internal performance measures would be more effective than linking compensation directly to our stock price, which was subject to overall market conditions that were generally beyond our control or that could be affected by transactions in our stock unrelated to our operating performance, such as share repurchases. In addition, options/SARs would be granted to the named executive officers as part of the redesigned long-term equity incentive program in May 2008, which would serve as direct alignment to shareholder return.

In February 2008, the Committee approved the EBIT and net income financial performance objectives for 2008 under the EAPP set forth on the following table. Consistent with past practice, threshold amounts were set at prior year’s (2007) actual performance, “target” was set at our internal budget for 2008, and maximum was set at 15% above our internal targeted performance. The level of target EBIT performance matched the company’s consolidated operating budget for 2008, thereby aligning compensation objectives with the Board’s financial performance expectations.

	Threshold	Target	Maximum
EBIT*	$425.1 million	$468.1 million	$538.4 million
Net Income*	$269.6 million	$291.7 million	$335.5 million

*	These amounts were subsequently adjusted by the Committee in accordance with the terms of the EAPP for the “net” cost impact of the management restructure and for certain other minor items in connection with the calculation of the restaurant closure costs and related asset impairment charge. The total adjustments resulted in increases in the EAPP payouts by approximately 8% for our named executive officers from what the payouts would have otherwise been had no adjustments been made.

Payout Curve. Our performance objectives reward performance above or below our budgeted target amounts with incremental payouts along an established payout curve up/down to the “maximum” or “threshold” levels. The 2008 payout curve ranged from no incentive payment if “threshold” performance was not achieved to a “maximum” award of 150% of the target amount if the performance targets were exceeded by 15% or more.

2008 EAPP Targeted Payouts

The following table sets forth the amounts that were available to be earned under the EAPP by the named executive officers in 2008, assuming achievement of the threshold, target, and maximum levels of performance of both the EBIT and net income performance objectives:

Named Executive Officer	Below Threshold	Threshold	Target		Maximum
Executive Chairman	$0	$325,000	$650,000		$975,000
CEO	$0	$350,000	$700,000		$1,050,000
Non-CEO Named Executive Officers	$0	$250,000*	$500,000	*	$750,000	*
*	Reflects previously described adjustments resulting from the small shift of the target payout from short-term incentive to base pay as a result of the 2007 compensation study, as well as the increase in the target level (and corresponding adjustments to the other levels based on the payout curve) as a result of the management restructure in May 2008.

Executive Chairman and CEO. The EAPP payout amounts set forth above for Messrs. House and Schroeder reflect their new roles. The Committee determined that Mr. House’s targeted short-term incentive compensation should be lower than what he would have received as CEO because of his reduced level of responsibility from when he served as both Chairman and CEO, but that it should still comprise a significant part of his total compensation given his continuing focus on our strategic development and related activities. Mr. Schroeder’s short-term incentive compensation was targeted at $700,000, which represented approximately 80% of the level previously approved for Mr. House as CEO in 2008, reflective of the sharing of certain responsibilities with Mr. House in 2008, as discussed above.

Other Named Executive Officers. In February 2008, prior to the management restructure, the Committee approved substantially the same threshold, target, and maximum payout amounts for 2008 as for 2007 for the non-CEO named executive officers, with small reductions to adjust for their 2008 base salary increases, as described above. This determination was based on the Committee’s assessment that the payout amounts represented appropriate and reasonable short-term incentive compensation levels under our compensation philosophy, both on an absolute basis and as a percentage of total compensation. Also as described above, as part of the compensation review undertaken in connection with the management restructure, in May 2008, the Committee increased the “target” EAPP payout amounts by $50,000 for each non-CEO named executive officer, which resulted in adjustments to threshold and maximum amounts as well in accordance with the payout curve. See “Compensation Determinations Prior to the CEO Transition and Management Restructure” and “Compensation Determinations in Connection with the CEO Transition and Management Restructure.”

2008 Performance and Resulting EAPP Payout Amounts

In February 2009, the Committee reviewed the performance of our company and our named executive officers for 2008, including the extent to which the performance objectives set in February 2008 for the EAPP were met. Our performance in 2008 fell short of the target levels for both of the adjusted EBIT and net income performance objectives at 95.9% and 99.4% of target, respectively. As mentioned above, the before-tax restaurant closure and related asset impairment charges affected our financial results in 2008. The 2008 EBIT performance objective was substantially affected by the $21.3 million impact of these charges, and the net income performance objective was substantially impacted by the $15.4 million (after-tax impact). As a result, on an aggregate basis for both objectives, after factoring in the approved adjustments, the annual cash incentives were paid under the EAPP for the named executive officers at 80% of the amounts payable for achievement at the target levels. The resulting payments amounted to $520,000 for the Executive Chairman, $560,000 for the CEO, and $400,000 for each of the non-CEO named executive officers.

Achievement of Performance Objectives in Years Prior to 2008

For the four years prior to 2008, we had met the target amounts for EBIT performance, as may have been adjusted in accordance with the terms of the EAPP, but we did not achieve the maximum objectives. Between 2004 and 2007, our EBIT performance ranged from 101.7% to 103.9% of target. In 2007, our performance against our net income target, as adjusted as mentioned above, was 102.2%. The actual payouts under the EAPP during years we were owned by Wendy’s may have been less than would be available under our current program at the respective levels of historic EBIT performance just described because we were subject to consolidated performance objectives with Wendy’s.

Long-Term Equity-Based Incentive Awards for 2008 and P+RSUs for 2009

Philosophy and Objectives of our Long-Term Equity-Based Incentive Compensation

In 2008, we intended that long-term equity-based incentive compensation granted under our 2006 Stock Incentive Plan, as amended (the “2006 Plan”) constitute the largest part of the CEO’s total compensation and, to a lesser extent, the Executive Chairman’s total compensation. We also intended that our Executive Chairman and CEO have the highest percentage of pay “at risk,” with the corresponding greatest potential reward based on our performance. As a result, in 2008, long-term equity compensation represented approximately 39% of Mr. House’s targeted total compensation and 42% of Mr. Schroeder’s targeted total compensation. For the non-CEO named executive officers, we also intended that long-term equity compensation constitute a significant portion of their 2008 total compensation. Long-term equity incentive compensation represented approximately 32% of the targeted total compensation for the non-CEO named executive officers in 2008.

Our long-term equity incentive awards are generally intended to accomplish the following main objectives:

•	create a direct correlation between our financial and stock price performance and the level of compensation paid to the named executive officers;

•	long-term retention of the named executive officers;

•	assist in building stock ownership of the named executive officers to increase alignment with long-term stockholder interests;

•	attract and motivate key employees;

•	reward participants for performance in relation to the creation of stockholder value; and,

•	deliver competitive levels of compensation consistent with our compensation philosophy.

Overview of Program Changes Due to 2007 Compensation Review: P+RSUs and Options/SARs Replace RSUs

In 2006 and 2007, we awarded time-vested restricted stock units, or RSUs, that vested ratably over up to 30 months as our sole long-term equity incentive award. As part of its 2007 review of our compensation programs, the Committee determined that, for 2008, performance-conditioned restricted stock units, or P+RSUs, and stock options with tandem stock appreciation rights, or SARs, would replace RSUs as the vehicles to deliver long-term equity incentive compensation to our named executive officers. The P+RSUs and tandem options/SARs each represented 50% of the total value of the long-term equity incentive awards for 2008 and 2009, with the same aggregate long-term incentive target value as was made in 2007 (excluding the special RSU grant made in February 2007), maintained for the 2008 program.

The Committee’s primary objective in making these changes to our long-term equity incentive compensation program was to strengthen the link between pay and performance and, therefore, better align our executives’ interests with those of our stockholders. The Committee believed that the use of these vehicles was also consistent with current market trends and best practices in executive compensation and better supported our executive retention objective by providing both medium-range (P+RSUs) and long-term (options/SARs) incentives.

P+RSUs. P+RSUs are similar to RSUs in that: they are granted with dividend equivalent rights; they vest over a pre-determined period (i.e., however, P+RSUs “cliff” vest after 30 months as opposed to the ratable vesting annually over 30 months for RSUs); and, an award with a stated dollar value is delivered upon grant, the value of which rises or falls depending upon the performance of our stock after the grant date. However, the important difference is that the annual level of P+RSUs awarded is dependent upon the achievement of specified performance targets in the fiscal year prior to the year of grant, whereas RSUs were granted annually without specific regard to prior-year performance. Upon the performance conditions being met, the P+RSUs are awarded as standard, time-vested RSUs under the 2006 Plan. The Committee may make adjustments to the performance objectives for the P+RSU program, as it may determine in its discretion, either prior to or after the end of the performance cycle.

Options/SARs. Stock options with tandem SARs are designed to reward our named executive officers for increases in our stock price over long periods of time. Issuing options with SARs in tandem provides the option holder with the choice of receiving either shares of our common stock (by exercising the option) or cash (by exercising the SAR), in each case with the value dependent upon the price of our common stock at the time of exercise. Upon the exercise of an option, the related SAR will be surrendered to the company and cancelled to the extent of the number of shares as to which the option is exercised. Upon the exercise of a SAR, the related option shall be surrendered to the company and cancelled to the extent the number of shares as to which the SAR is exercised. The options/SARs vest ratably over three years and expire after seven years; however, the term is shortened upon death, disability, retirement, or termination. Additionally, because of their completely forward-looking nature, they may provide longer-term incentives in years when our performance yields lower short-term cash incentive compensation and lower (or no) P+RSUs awards.

Options/SARs represent the high-risk and potential high-return element of our long-term equity incentive program in that they will have no value if our stock price does not increase (unlike RSUs and P+RSUs), but will increase (or decrease) in value directly in relation to increases (or decreases) in our stock price. In determining that options issued with tandem SARs should constitute part of our executive compensation, the Committee considered a number of factors, including the dilutive impact of the program on our outstanding common stock, which was considered insignificant at inception; the impact to executives’ total compensation and cash flow; and, accounting and tax implications. The accounting impact of the introduction of options with tandem SARs is described in Notes 1 and 20 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, filed with the SEC on February 26, 2009 (“Annual Report on Form 10-K”).

2008 Combined Award Values—P+RSUs and Options/SARs

The following table sets forth the respective and combined values of the P+RSU (related to 2007 performance, as discussed below) and option/SAR awards made to our named executive officers in 2008:

Named Executive Officer	2008 P+RSU Award Value	2008 Option/ SAR Award Value	Total
Executive Chairman	$403,000	$403,000	$806,000
CEO	$483,500	$483,500	$967,000
Non-CEO Named Executive Officers	$206,541	$206,541	$413,082

The 2008 P+RSU target award values were initially established for Mr. House at $704,670 and for each other named executive officer, including Mr. Schroeder, at $206,541, when Messrs. House and Schroeder held their former positions. The award values for the 2008 P+RSU target awards to be granted to Messrs. House and Schroeder were subsequently revised to recognize the changes in their positions and responsibilities that became effective March 1, 2008 (and prior to the May 2008 P+RSU grant date). The Committee’s view was that the P+RSU awards were backward-looking in terms of satisfaction of the performance target as a pre-condition to the grant, with the level of performance against the payout curve determining the level of grant; however, they were also forward-looking in that they had a 30-month vesting schedule, which, absent certain exceptions, effectively required a forward service period of 30 months prior to vesting and settlement. Based on these considerations, the Committee determined that the actual grant should reflect the position and duties of the intended recipient on the grant date, as opposed to the effective position and duties during the performance period.

P+RSUs: Performance Objectives for 2008 and 2009 Grants

In December 2007, the performance objectives for P+RSUs available for grant in 2008 and 2009 to the named executive officers were established. Based on the same factors considered in establishing the performance measures for our short-term cash incentive plan (the EAPP), the Committee determined that operating income, or EBIT, was the most appropriate performance objective for the P+RSUs to be granted in these years. The Committee considered, but did not adopt, net income or any other performance objective because, with the value of the long-term equity incentive grant divided equally between P+RSUs and options/SARs, the 25% of the P+RSU grant value that would be dependent on a second performance objective was believed to be too small to be a meaningful incentive.

Additionally, one-year performance targets for P+RSUs were adopted, rather than multiple-year targets, primarily because our relatively short business cycle makes shorter-term performance measures more effective in linking compensation to performance. Nevertheless, because the P+RSUs vest all at once in 30 months (i.e., “cliff ” vest), we believe they have a stronger retention component than the ratably-vesting RSUs we granted in 2006 and 2007. See below under Note (2) of the “Grants of Plan-Based Awards for 2008” table for a description of certain considerations relative to our equity grant practices.

Because the performance objective for the 2008 P+RSU grant was established very late in 2007 when the P+RSU program was adopted, the Committee did not approve threshold or maximum objectives or a payout curve for the award, and instead determined that no additional P+RSUs would be granted, even if our 2007 EBIT performance exceeded the target of $418.2 million (which it did). However, these various levels were established for the 2009 P+RSU award, as described below.

2009 P+RSU Grant Performance Objectives, Payout Curve, and Award Values

EBIT Performance Objective. With respect to the 2009 P+RSU grant, the Committee established, in February 2008, a “target” EBIT performance objective, which was 2008 budgeted EBIT, the same performance objective as applied under the EAPP. “Threshold” performance was set at 96% of the EBIT “target,” and “maximum” was set at 104% of the EBIT target.

The following table sets forth the 2008 EBIT performance objectives for the 2009 P+RSU program:

	Threshold	Target	Maximum
EBIT*	$449.4 million	$468.1 million	$486.8 million
*	These amounts were subsequently adjusted by the Committee for the “net” cost impact of the management restructure and for certain other minor items in connection with the calculation of the restaurant closure costs and related asset impairment charge. The total adjustments had no impact on the P+RSU awards as “threshold” performance was not achieved and, as a result, and there will be no 2009 P+RSU award.

Payout Curve. A payout curve for the 2009 P+RSU program was also established such that the value of the P+RSUs awarded would vary to the extent of our performance against the EBIT performance objective. This payout curve set values ranging from no award if 2008 EBIT was below “threshold” performance, to a maximum of 150% of the target amount of the award if we achieved “maximum” performance. This payout curve was different from the payout curve under the EAPP in that the maximum award could be achieved with results that were 4% or more above “target,” but was also equally steep for below-target performance. In contrast, under the EAPP, the maximum award will only be achieved if actual results are 15% greater than target, but the minimum payout is available at 90% of target.

As to the difference in payout curves between the two programs, when implementing the P+RSU program in late 2007 and early 2008, the Committee believed that it was appropriate to deliver additional performance-based compensation (“upside” compensation) via long-term equity compensation, rather than short-term compensation, because short-term compensation already comprised a significant portion of the CEO’s and the Executive Chairman’s compensation and the highest proportion of compensation for the other named executive officers. Also, retention benefits could be achieved to a greater degree by emphasizing long-term versus short-term incentive compensation to reward performance above target. Additionally, this result was consistent with the risk/reward focus set forth in our compensation philosophy to have a higher proportion of compensation delivered to our most senior officers through long-term incentives. The Committee also believed that the upside and downside risk of the P+RSU payout curve should be equal, which resulted in a steeper curve for below-target performance than was available under the EAPP (i.e., threshold was set at 96% (P+RSU) versus 90% (EAPP) of target), which made the downside risk more aggressive under the P+RSU program.

Award Values. The following table sets forth the payout amounts of P+RSUs that were available to be earned by the named executive officers in 2009, assuming achievement of the threshold, target, and maximum levels of 2008 EBIT performance, with further incremental adjustments between threshold and maximum based on the established payout curve:

Named Executive Officer	Below Threshold	Threshold	Target	Maximum
Executive Chairman	$0	$201,500	$403,000	$604,500
CEO	$0	$241,750	$483,500	$725,250
Non-CEO Named Executive Officers	$0	$103,271	$206,541	$309,812

2008 Performance Against Established P+RSU Objective for 2009 Award

In February 2009, the Compensation Committee reviewed the performance of our company and our named executive officers for 2008, including the extent to which the 2008 EBIT performance objective for the 2009 P+RSU program was achieved, as measured against the payout curve. The company’s performance for 2008 did not reach the established “threshold” level of performance as a result of the restaurant closure costs and related asset impairment charge that were discussed earlier as only 95.9% of targeted EBIT was achieved. Consequently, when our annual equity awards are made in May 2009, our named executive officers will not receive any P+RSU awards. This result is consistent with our compensation philosophy and represents commitment to our pay-for-performance philosophy.

2009 Compensation Determinations and 2010 P+RSU Awards

2009 Compensation for the Executive Chairman, CEO, and Other Named Executive Officers

Executive Chairman

Although the compensation for Mr. House’s position generally follows our pay-for-performance philosophy, in setting Mr. House’s compensation for 2009, similar to 2008, our Committee did not apply all of the elements of our philosophy or the general principles that guide the Committee’s compensation determinations for other named executive officers. For example, given the uniqueness of Mr. House’s position and qualifications, including his extensive knowledge of our business and industry, having served in the CEO position for 13 years and having been with the company in executive-level positions for a total of 23 years, the Committee determined that benchmarking (a tool utilized for review of compensation for other named executive officers), was unsuitable for assessing Mr. House’s compensation. The uniqueness of the individual and the role would make market comparisons more difficult and, therefore, less accurate. As such, other factors for determining the appropriate level of compensation for our Executive Chairman in 2009 were utilized, including: achievement of previously established financial and non-financial goals; the new goals and objectives for Mr. House for 2009 and, therefore, the level of responsibility and accountability of the role; internal equity; and, the significant level of expertise and experience that our Executive Chairman possesses, which is directly relevant and highly valuable to our company.

Before determining the Executive Chairman’s compensation for 2009, Mr. House’s performance over the prior year against the 2008 EBIT and net income performance objectives and the 2008 business goals and objectives was evaluated. Further, the Board considered the 2009 financial and other business objectives presented to the Board by Mr. Schroeder in February 2009. As in 2008, Mr. House will continue to be responsible for the performance of our annual goals and objectives; however, a reduction in the level of services to be provided by Mr. House in 2009 was recognized as greater accountability for the financial and other business objectives would be transitioned to

Mr. Schroeder. As such, the Committee believed it was appropriate to reduce Mr. House’s 2009 compensation. In addition to the reduction in level of services required, the Committee considered internal equity in connection with establishing the Executive Chairman’s 2009 compensation by reviewing the positioning of such compensation relative to the CEO and the other non-CEO named executive officers. Given all of these factors, the Committee concluded that targeted total compensation for the Executive Chairman in 2009 should be set at $1,547,645.

With respect to the various elements of 2009 compensation, Mr. House’s base salary will decline to $500,000. His EAPP payout at target was reduced to $500,000, and his total long-term equity incentive opportunity was reduced to $547,645, with 50% to be awarded in options/SARs in 2009 and 50% available in P+RSUs in May of 2010. It was further determined that Mr. House would not participate in the new Personal Supplemental Executive Retirement Savings Plan for 2009 (the contribution under the former supplemental executive retirement plan for 2008 for the Executive Chairman was $319,956), but he will continue to participate in the registered pension plan. Under this new arrangement, our Executive Chairman will have 68% of his targeted total compensation for 2009 “at risk.”

Notwithstanding the foregoing, the long-term equity incentive payout levels for all named executive officers, including Messrs. House and Schroeder, remain subject to possible reduction pending the outcome of the Committee’s and Board’s (if appropriate) considerations with respect to the impact of various valuation methodologies for options/SARs on total compensation.

Chief Executive Officer and Other Named Executive Officers

Given that 2008 was a transitional year for our CEO’s compensation, the Committee undertook a review of Mr. Schroeder’s compensation during 2008, with a view to making changes to 2009 compensation to more appropriately reflect certain of the guidelines and principles that comprise our overall compensation philosophy (e.g., setting base pay at the 25th percentile and total compensation at (or above) the 70 th to 75th percentile). Despite the results of this review, which suggested that our CEO’s pay should increase, in late 2008, Mr. Schroeder recommended that his compensation (and the compensation for the other non-CEO named executive officers) remain static in 2009 given prevailing macro-economic and general business conditions. The Committee accepted Mr. Schroeder’s recommendations. Because the CEO’s 2009 target compensation will be the same as his 2008 target compensation as CEO, his 2009 compensation is again not reflective of the base pay and total compensation percentile guidelines noted above. Mr. Schroeder’s 2009 compensation will continue to strongly exhibit our pay-for-performance philosophy, however, with a substantial majority of his pay (73%) “at risk.”

With respect to the remainder of the compensation elements for the named executive officers, as noted above, the Committee determined that they would also remain the same for 2009. Continuing to target compensation for 2009 above the 75th percentile for our non-CEO named executive officers was supported by our historical strong performance and growth over several years. In addition, despite lower targeted growth for 2009, the Committee believed that EBIT growth of over 6% (after eliminating the impact of the restaurant closure costs and related asset impairment charge), in the current economic environment was solid and would require strong performance from our executives. Additionally, maintaining these levels was determined to be appropriate given that the substantial majority of target total compensation of the non-CEO named executive officers, over 70%, would remain “at risk” in 2009.

Establishment of Performance Objectives and Payout Curves for EAPP and P+RSU Program and Evaluation of Extent to which the Company’s Compensation Programs Incentivize Unnecessary or Inappropriate Risk-Taking

The Committee approved EBIT (as to 75% of the award) and net income (as to 25% of the award) as the two performance metrics to be used under the EAPP in 2009 and for EBIT to be the sole performance objective for the 2010 P+RSU program. The Committee considered that annual EBIT and net income targets that were directly tied to the company’s financial performance and growth in profitability continued to be the most appropriate metrics, including in difficult economic conditions. At its meeting in February 2009, the Committee exercised its discretion under the EAPP and P+RSU program to approve an adjustment to actual EBIT and net income performance under the EAPP and actual EBIT under the P+RSU program for the expected, unbudgeted costs and tax provision implications in 2009 of a potential public company (or other) restructure transaction (see below relative to 2008 for which no adjustments were made for the costs of assessment of such potential transactions).

In connection with the adoption of these objectives for 2009, the Committee further considered the extent to which these (or other metrics not selected, such as those based on stock price), incentivized unnecessary or inappropriate risk-taking or short-term decision making. The Committee noted that, although these are annual targets (as opposed to multiple-year), a short-term decision driving the achievement of objectives in a current year would need to be overcome in the next year’s budget. Consistent declines in budgeted target growth due to short-term decision making would be visible to the Compensation Committee and Board. Additionally, as mentioned above, EBIT is the performance measure that determines incentive payments for the company’s employees at-large (including our executive officers) and has been for a number of years. Over this time period, our company’s performance has been strong, which supports the conclusion that EBIT is an effective performance objective that fosters financial growth and a prudent approach by management and all employees.

The Compensation Committee also considered the extent to which our highly leveraged compensation structure (with over 70% of total compensation of our named executive officers at risk for performance), incentivized unnecessary risk-taking. In addition to the selection of appropriate metrics for performance-based compensation, discussed above, the Committee considered certain of our other tools and policies that mitigated an incentive to take excessive risks, such as stock ownership policies, not accelerating equity awards upon retirement, the continued monitoring of internal equity to ensure a proper balance of risk and reward with lower-tier officers, and utilizing tally sheets to monitor trends and unusual impacts on compensation over a number of years. The Committee also noted recent decisions by the executive management team that reflected a longer-term focus, including the decision to close restaurants in southern New England in late 2008, which led to the closure costs and related asset impairment charges that resulted in reductions to the 2008 EAPP payouts and the elimination of 2009 P+RSUs. Management’s investment in 2008 in the assessment of the potential public company (or other) restructure transaction, for which no adjustment to compensation was made for 2008 costs and for which benefits would not be expected until 2010, was also discussed.

EAPP Performance Objective and Payout Curve

Our EBIT performance for 2009 at target is above 6% growth from actual 2008 EBIT, excluding the impact of the restaurant closure and related asset impairment charges.

Adjustments to the EAPP payout curves were adopted for the EAPP program for 2009. The EAPP payout curves have been modified to reflect a maximum payout of 150% of target if actual EBIT/net income performance is 10% or greater than the targeted EBIT/net income performance objective(s). A minimum payout of 50% of target is possible if the lesser of the following is achieved: (i) actual prior-year EBIT/net income performance, as may be adjusted, and (ii) 90% of the targeted EBIT/net income performance objective(s). Various payouts along the range of the established EBIT and net income curves from the minimum to maximum levels may be made. No payout is available if performance is below the minimum, described above.

With respect to its determination to modify the EAPP payout curve, the Committee believed that the maximum payout would be very difficult to achieve at 15% above target and that downside and upside payout potential should be weighted equally at 10% below and 10% above target. Alignment of the upside and downside at 10% above and below targeted EBIT would retain a high degree of difficulty to reach the “maximum” payout, while also equalizing the opportunity and risk.

The curve was further modified to allow for payouts to commence at a level that may be below 90% of targeted performance, provided that performance exceeded prior-year actual EBIT (as may have been adjusted). This was done to recognize that strong performance should be rewarded during difficult years, such that if prevailing macro-economic and business conditions affected targeted performance objectives disproportionately, but the company nonetheless achieved or exceeded prior-year actual EBIT, then payouts should be made. Conversely, the Committee believed that if targets were set lower in slower-growth years as a result of prevailing circumstances, such that 90% of the target was below prior year’s actual EBIT (as may have been adjusted), achievement of 90% (and above) target should be rewarded. The Committee determined that actual EBIT would be adjusted upward for purposes of determining minimum performance levels under the new payout curves by the level of any approved adjustments to actual EBIT for the prior year that benefited the named executive officers for purposes of determining the prior-year EAPP payouts.

P+RSU Payout Curve

During its evaluation of the EAPP payout curve for 2009, the Committee compared the relative payouts for various performance levels under the EAPP against those available under the 2009 P+RSU payout curve and determined that the more gradual upside and downside payout available under the EAPP was more appropriate for the company. The Committee believed that the maximum payout of 150% of the target payout for performance that was 104% above targeted EBIT seemed excessive (especially in slower-growth years), while a $0 payout at performance of less than 96.0% seemed too punitive. Fundamentally, the Committee believed that performance at 90% (and above) target, especially in a challenging economic and business climate, should be rewarded. Conversely, the Committee also believed that stretching the maximum payout availability to performance at or above 110% of targeted EBIT (as opposed to 104%), would better match our executive compensation with compensation practices for employees at-large and with the underlying realities for our business. The Committee also noted that the short- and long-term incentive programs would be easier to administer and more readily understood (and therefore serve as greater incentives for performance), if the curves for the EAPP and P+RSU programs were aligned. As such, the payout curve for the 2010 P+RSU program was modified such that it will be the same as the EBIT payout curve under the EAPP, described above. Various payouts along the range of the established P+RSU payout curve from the minimum to maximum levels may be made.

Other Matters

Adoption of Recoupment Policy

In February 2009, the Committee adopted the Recoupment Policy Relating to Performance-Based Compensation (“Recoupment Policy”). The Recoupment Policy provides that if our financial statements are required to be restated for any reason, our Board of Directors will review all performance-based compensation awarded to or earned by our senior executives (and certain other employees) for all fiscal periods materially affected by the restatement, provided that the Recoupment Policy shall apply on a prospective basis to all such compensation awarded or paid on or after February 19, 2009. If the Board determines performance-based compensation was paid based on the achievement of financial results that were subsequently corrected as part of a restatement, and a lower incentive payment or award would have been made based on the restated financial results, then the Board will, to the extent permitted by applicable law, seek recoupment from those subject to the Recoupment Policy. Recoupment will be sought for the extent of such performance-based compensation as the Board deems appropriate, after a review of all relevant facts and circumstances. Our Recoupment Policy is intended to apply to annual incentive compensation (or bonus) awards, long-term incentive performance awards, stock options, stock appreciation rights, restricted stock units (including performance-based restricted stock units), dividend equivalent rights, and any other similar awards or other compensation that the Board determines from time to time to be “incentive based.”

Deductibility of Executive Compensation under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, imposes a U.S.$1,000,000 annual deduction limit for U.S. purposes in any taxable year on the compensation paid to our CEO and our other three most highly compensated officers (excluding our CFO). Section 162(m), however, provides an exception to this deduction limit for performance-based compensation that meets certain requirements. We have historically not been concerned with qualifying compensation for the deduction limit under Section 162(m) given the respective accountabilities of our named executive officers (i.e., Canadian focus). However, as a result of certain of the duties and responsibilities of certain of our named executive officers, we may seek to qualify our performance-based compensation programs for treatment under Section 162(m) in the future; or, we may exceed the deductibility limitations under Section 162(m) in the future, in each case depending upon the extent of future services relating to U.S. operations as well as various other facts and circumstances.

Retirement Benefits

Our retirement plans are designed to provide a competitive level of retirement savings to executive officers and to reward them for continued service with us. The retirement program for our named executive officers in 2008 consisted of our defined contribution retirement plan, which covers all full-time employees, and the supplemental executive retirement plan (“SERP”), also a defined contribution plan, which covered the named executive officers and certain other members of management.

Original SERP Program

Wendy’s initially implemented the SERP for a limited number of our officers following its acquisition of our company. The SERP was intended to provide retirement benefits to these officers that were similar to those provided to Wendy’s executives, adjusted for tax attributes and differences in other available retirement benefits between the two companies, including benefits payable under U.S. governmental programs not available to our Canadian executive officers. Consistent with the goal of compensating officers for longevity and continued service with us, contributions under the SERP increased steadily as the participants’ ages and years of service increased.

Under this approach, annual contributions under the SERP began at 6% of base salary and cash incentive compensation for participants whose age plus years of service on December 31 were less than 40, and increased in specified increments to a maximum of 22% of base salary and incentive compensation for participants whose age plus years of service were 60 or more, in each case less the total contributions for such executive officers in that year under our defined contribution plan. Participants in our SERP were neither required nor permitted to make contributions to the plan. See Note (5) under “Executive and Director Compensation—Summary Compensation Table for 2008” in this proxy statement for a description of the amounts paid to our named executive officers in 2008 under the SERP and under our defined contribution retirement plan. As full-time Executive Chairman, Mr. House continued to receive retirement benefits, including contributions by us to the SERP, for 2008. However, he will not participate in the new Personal Supplemental Executive Retirement Savings Plan in 2009, but he will continue to participate in the registered pension plan.

Termination and Liquidation of SERP

A comparative review of retirement benefits was included in the Hewitt 2007 comprehensive compensation study discussed above. Based on management’s views regarding certain design features and other potential issues with the SERP, and with the resulting analysis from the compensation study, the Committee determined that a more fulsome review and analysis of our retirement benefits was warranted. Given the Committee’s focus on all other elements of total compensation in 2007, the Committee determined to conduct a comprehensive review in 2008, with a view to making any required adjustments in 2009. As such, with the assistance of Hewitt and other third-party advisors, the Compensation Committee engaged in a review of the SERP in 2008, including: contribution levels (both for Canadian and U.S. participants), including how the contributions affected total compensation for the named executive officers; design features, including in the areas of tax treatment and investment policies and options; and, the SERP’s financial impact on us. As a result of such review, the Compensation Committee concluded that the SERP was no longer the appropriate vehicle to deliver supplementary retirement benefits to its participants, including our named executive officers. This determination was based on the change in circumstances that occurred since the establishment of the SERP, including the costs and administrative burden to us of maintaining the existing, funded SERP (with an increasing number of participants), in its current form at the established contribution levels, which were considered over-competitive to the market at the higher contribution levels and under-competitive at the lower levels; the changing demographics of senior management over time, including the addition of younger officers with shorter tenures who were disadvantaged by the SERP’s design weighting contributions in favor of age (in addition to tenure); and, certain other limiting features of the SERP’s design. Upon the recommendation of the Compensation Committee, our Board approved the termination of the SERP to be effective as of December 31, 2008, after the 2008 contributions were made; provided, however, that the completion of the liquidation of the investments held by the SERP and the cash distribution to participants would be completed after December 31, 2008 by such means and methods and in accordance with such timelines as we consider appropriate.

2009 Retirement Benefits: Personal Supplemental Executive Retirement Savings Plan and Registered Pension Plan

In November 2008, our Board approved the Personal Supplemental Executive Retirement Savings Plan (the “Savings Plan”), which became effective January 1, 2009. As such, the retirement benefits for our named executive officers in 2009 consist of the registered pension plan and the Savings Plan. The purpose of the Savings Plan is to provide the named executive officers and certain other employees and officers of our Canadian subsidiaries (collectively, the “participants”) with additional compensation, which the participants will direct to be held and invested in accordance with the terms of the Savings Plan. Only individuals who are below 69 years of age are eligible to receive additional compensation under the Savings Plan. Participants who have more than three years of service with us are considered vested participants.

From a design perspective, the Savings Plan addressed many of the shortcomings of the former SERP. It created greater efficiencies and investment options for individual participants and carried substantially reduced administrative burdens (and various other costs) for the company. In addition, the compensation payable by the company under the Savings Plan on behalf of the participants, described below, was more consistent with competitive market positioning. Furthermore, effective in 2011 at the end of the transition (see below), the contribution rate under the Savings Plan will not vary among the participants by age or length of service. This will result in retirement benefits that are more equitable and more competitive for our younger, shorter-tenured officers than were provided by the SERP.

Design Features—Savings Plan and Tax-Free Savings Account

Under the Savings Plan, vested participants must direct us to pay compensation received under the Savings Plan to (i) a vested account, or (ii) a tax free savings account (“TFSA”) that is considered a “qualifying arrangement” for purposes of subsection 146.2(1) of the Income Tax Act (Canada). The vested accounts and TFSAs will be administered by a third party financial institution, and the amounts held in such accounts will be invested in permitted investments at the direction of the respective participant. As such, the Savings Plan allows the participants to achieve certain tax efficiencies as well as control the investment of their funds in the Savings Account in a manner not possible under the SERP. The company and participants will agree to pay to, or transfer amounts out of, the vested account and/or TFSAs upon the occurrence of specified events, including termination, disability or death of a participant, or in certain other circumstances.

Contribution Rates: Flat Rate and Transition Program

For years 2011 forward, the company will pay additional compensation to participants, including our named executive officers, to be invested by them under the Savings Plan at a flat rate, regardless of participant age or years of service. As mentioned above, management’s view was that the SERP was over-delivering compensation to our longer-tenured named executive officers, but was under-competitive for our younger, shorter-tenured executives. Adopting a more competitive contribution rate corrected our market positioning for retirement benefits while also allowing for a more equitable design that furthered the team approach to overall compensation for the non-CEO named executive officers, which had not previously been the case with respect to SERP contributions. A rate of 12% of base salary plus short-term incentive compensation with respect to the prior year (“Earnings”), less the contributions made by the employer in respect of the vested participant under its defined contribution pension plan (the “Pension Plan Contribution”) was adopted. The contribution rate was selected based on additional data provided by pension specialists at Hewitt who, based on general industry design considerations, confirmed that 12% was a typical contribution rate for these types of programs.

The contribution rates under the Savings Plan at the new rate of 12% will result in a reduction in the supplemental retirement benefits for all of our named executive officers from that provided by the SERP, except for Ms. Devine, whose contribution rate under the SERP was significantly lower than the rates of the other named executive officers. As a result, the Committee believed it would be appropriate to provide for a one- or two-year transition program (depending upon the executive’s prior contribution rate under the SERP) under the Savings Plan that gradually decreased (or increased) the contribution rate to the 12% rate selected for the Savings Plan. In making this determination, the Committee reviewed data regarding the loss of compensation to all named executive officers (other than Ms. Devine), as a result of the lower contribution rates under the Savings Plan as well as the costs to the company of a stepped transition plan. The Committee believed that the transition plan was appropriate given that retirement-benefit compensation of most of our senior officers was being reduced at a time when historical performance had been strong. The Committee also believed it was important to provide reasonable notice to executives so they could adjust their financial planning for retirement, based on the new contribution levels. The transition plan furthered our compensation philosophy of adopting programs that reward performance and retain highly effective executive talent.

The transition plan is as follows: vested participants who were entitled to contributions equal to 22% of Earnings under the SERP will be entitled to a payment under the Savings Plan equal to 18% of Earnings in 2009 and 15% of Earnings in 2010, in each case less the Pension Plan Contribution; and, vested participants whose contribution rates under the SERP in 2008 were less than 12% of Earnings will be entitled to a payment under the Savings Plan of 10% of Earnings in 2009, less the Pension Plan Contribution. In all other cases and for all other years, the annual payment will be equal to 12% of the vested participant’s Earnings less the Pension Plan Contribution. As such, as mentioned above, commencing in 2011, all Savings Plan contributions for our named executive officers will be based on the same 12% contribution rate. After the conclusion of the transition period, the contributions made under the Savings Plan will result in a significant reduction in overall costs to the company when compared to the costs of the former SERP. As additional participants are added to the Savings Plan, the company’s costs will increase, but at a more manageable level, and the contribution rate will be more competitive and equitable for the company’s officers. All annual payments made to participants under the Savings Plan will be subject to applicable tax withholdings. Also, all income earned on permitted investments held in the vested account will be taxable annually to the participant.

Vesting Requirements

Participants with less than three years of service with us will be considered non-vested participants. We will not pay the additional compensation to non-vested participants, but will record the compensation owing in a notional account, in an amount equivalent to what they would have received under the Savings Plan if they were fully vested. This compensation will be paid in cash (after applicable withholdings) to the participant, which the participant will then direct to be held and invested in the vested accounts and/or TFSAs upon vesting. Vesting occurs once a participant has completed three years of service, or upon a change of control. A non-vested participant will also be entitled to receive the additional compensation recorded in their notional account, less applicable withholdings, if he or she is terminated after the age of 65; becomes disabled; is terminated in advance of a change of control if certain other circumstances exist and the change of control occurs; dies; or, certain other circumstances occur. Otherwise, the amounts in notional accounts will be forfeited on a non-vested participant’s termination of employment. All of our named executive officers are fully vested in the new Savings Plan, having met the three-year service requirement.

Executive Benefits and Perquisites

We use limited amounts of executive benefits and perquisites to provide our named executive officers with a competitive total compensation package that allows them to focus on their daily responsibilities and the achievement of our objectives. The perquisites provided to the named executive officers consist of executive medical benefits, life and accidental death and dismemberment insurance premiums, use of a company car, and personal use of our company’s airplane in limited circumstances (the value of all of which, except for the medical benefits, are included as taxable income to the executive). The Compensation Committee does not believe that perquisites and other benefits should represent a significant portion of the compensation package of the named executive officers. The amounts reported for perquisites represent the aggregate incremental cost to us of providing the benefit and not the value of the benefit to the recipient.

On May 3, 2007, our Nominating and Corporate Governance Committee established a policy limiting the personal use of our aircraft by executive officers and directors to the following circumstances: (i) the spouse or partner and other family members may accompany an executive officer or director who is traveling on our aircraft for a business purpose, if space permits; and (ii) the named executive officers, spouses or partners, and other family members, may use the aircraft in the event of medical emergencies or other extreme hardships. See “Executive and Director Compensation—Summary Compensation Table for 2008” for additional information regarding the perquisites we provide to our named executive officers.

Change in Control Arrangements

Following our separation from Wendy’s in September 2006, the Compensation Committee requested that Hewitt review market practices and general industry precedents to determine whether the change in control agreements our executive officers had with Wendy’s were consistent with current market practice. Based on Hewitt’s review and recommendations, the Committee recommended that our Board adopt change in control agreements for each of the named executive officers containing provisions the Committee believed, based on the information provided by Hewitt, were consistent with typical benefits offered under change in control agreements by general industry companies.

Based on this review and recommendation by Hewitt, the Committee adopted agreements, in December of 2006, that included the following provisions: (i) a double trigger before any benefits are paid, with the exception of acceleration of vesting of awards under equity incentive plans; (ii) severance equal to two times base salary and short-term incentive awards for named executive officers other than the CEO and three times base salary and short-term incentive awards for the CEO; and, (iii) employment protection for no more than two years following a change in control. The Committee believed that a “double trigger” was appropriate because, unless an executive officer was terminated shortly after a change in control or his or her employment situation changed sufficiently to warrant a “good reason” departure following a change in control, there was arguably no financial detriment to the executive officer as a result of the change in control transaction.

The benefits provided under the change in control agreements with our named executive officers and under our benefit plans were established in order to ensure the stability of our leadership during the course of a change in control transaction, which is a time of heightened uncertainty for our named executive officers and other employees. The benefits are intended to allow these officers to make reasonable decisions about potential changes in the ownership of our company that are in the best interest of our stockholders at a time when the executive officers may have potential conflicts of interest. Change in control transactions frequently result in job losses to executive officers and, therefore, the Compensation Committee believes that appropriate change in control benefits encourage the ongoing commitment of executive officers to the best interest of stockholders during these times. As mentioned above, these benefits also help to ensure stability and continuity of management as the change in control transaction is implemented and beyond. Furthermore, based on the general industry review conducted by Hewitt, described above, the Compensation Committee believed that these types of change in control benefits are typical for large public companies and are, therefore, intended to provide our named executive officers with benefits similar to those obtainable at comparable companies to further our objective of attracting and retaining high-performing talent. Other than these changes in control agreements, we do not have any individual agreements with our named executive officers that guarantee continued employment or that establish payments on termination of employment.

No changes were made to the change in control agreements for the non-CEO named executive officers for 2008; however, our Board, upon the recommendation of the Committee, approved amendments to Mr. Schroeder’s agreement in November 2008 to give effect to his new roles and responsibilities as CEO and to reflect the same terms as were provided to Mr. House when he was president and chief executive officer. Mr. Clanachan’s agreement was amended, effective January 1, 2009, to give effect to the requirements of Section 409A of the Internal Revenue Code, if and only to the extent applicable. The Committee further considered the appropriateness of the change in control agreements in February 2009 and determined that they remained generally consistent with market levels of benefits and practices in the U.S. and Canada for these types of arrangements; however, the Committee determined that it would undertake a further review of various aspects of these arrangements during 2009.

Our equity incentive and retirement plans also contain provisions relating to change in control and, in certain cases, termination of employment as a result thereof. The specific terms of these arrangements and the change in control agreements with our executive officers, as well as an estimate of the compensation that would have been payable to the named executive officers had they been triggered as of the end of our 2008 fiscal year, are described in detail under “Executive and Director Compensation—Payments Following a Change in Control.” We have also included an estimate of all of the other payments that would be made to our named executive officers upon termination following a change in control in the “Termination Following a Change in Control” table in the section cited immediately above.

Stock Ownership Policy for Executive Officers

The stock ownership guidelines were established and are maintained because we believe that stock ownership further aligns the goals and interests of all of our officers, particularly our named executive officers, with those of our stockholders. In January 2009, the Committee reviewed our stock ownership guidelines for our officers to confirm they remained appropriate in light of market trends and best practices. To support this review, Hewitt provided data describing the stock ownership guidelines of certain Canadian retail (and other) companies, as well as certain U.S. peer companies. As a result of such review, our Board of Directors amended our stock ownership guidelines in several respects. As amended, the guidelines require the CEO to hold stock (including for purposes of the guidelines, vested, but unexercised in-the-money options) equal to four times his annual base salary. The non-CEO named executive officers continue to be required to hold stock equal to three times their annual base salaries.

The stock ownership guidelines continue to exclude officers who are within five years of retirement. The Committee considered whether hold until or through retirement provisions should be adopted, but determined that such provisions were unnecessary given that the vesting and settlement of RSUs and options/SARs do not accelerate upon retirement, but rather, these awards vest and settle in accordance with their normal vesting schedules. This effectively requires an executive to hold the value of up to three years of prior equity grants through and after retirement, depending on his or her date of retirement. Our stock ownership policy, as amended, also strictly prohibits our named executive officers from entering into any transaction that would operate as a hedge against an officer’s ownership position maintained in accordance with these guidelines or that would hedge against the financial effect of an officer building up stock ownership to reach the requirements set forth in these stock ownership guidelines, consistent with the prohibitions included in our insider trading and window trading policies.

The Committee also amended the methodology by which compliance with the stock ownership guidelines is determined such that officers would not fall short of guideline compliance due to stock price declines. The following methodology, similar to that employed for director compliance, was approved: the greater of a (i) market test (average stock price on the TSX over the most recently completed calendar year), and (ii) purchase-price or equity-award-value test. Attainment of the guidelines for a period of twenty trading days results in guideline compliance so long as the number of shares or unexercised, in-the-money stock options constituting the achievement of the minimum guideline level continues to be held by the officer, regardless of a subsequent drop in share price. Compliance with the guidelines under the new methodology is reviewed by the Compensation Committee annually. As a result of the recent amendments, a provision was included stating that disciplinary action may be taken in the event of non-compliance with the guidelines.

Our named executive officers have until April 2010 (four years from the date of our IPO), to comply with our stock ownership guidelines. Newly-hired or newly-promoted executive officers are also given four years from the hire or promotion date to comply. As of the end of 2008, all of our non-CEO named executive officers were in compliance with these stock ownership guidelines, as amended. Additionally, although our CEO does not currently hold stock or unexercised, in-the-money options equal to four times his base salary, as noted above, by the terms of the guidelines, he has four years from the date of his promotion to achieve the heightened standard. The amount of shares owned by our directors and named executive officers as of March 10, 2009, is shown in the table under the heading “Security Ownership of Management.”

APPENDIX A TO COMPENSATION DISCUSSION AND ANALYSIS

Comparator Groups – Benchmarking

Canadian Comparator Group

Abitibi Consolidated Inc.

Best Buy/Future Shop

Boston Pizza International

Canadian National Railway Company

Canadian Tire Corporation

Canfor Corporation

Finning International Inc.

Home Depot Canada Inc.

HSBC Bank

Hudson’s Bay Company

Imperial Tobacco Canada Ltd.

Indigo Books & Music Inc.

Loblaw Companies Limited

MacDonald, Dettweiler & Associates

Maple Leaf Foods Inc.

McDonalds Restaurants of Canada Limited

MDS Inc.

Metro Inc.

Patheon Inc.

Priszm Brands Income Fund

Quebecor Inc.

Reitmans (Canada) Limited

Rogers Communications Corp.

Rogers Wireless Inc.

Sears Canada Inc.

Shoppers Drug Mart Corp.

Sobeys Inc.

Staples/Business Depot Canada

Starbucks Coffee Canada

TELUS Corporation

The Brick Group Income Fund

Transcontinental Inc.

West Fraser Timber Co. Ltd.

U.S. Comparator Group

Abercrombie & Fitch Co.

Advance Auto Parts Inc.

Aeropostale, Inc.

Ann Taylor Stores Corp.

The Bon-Ton Stores, Inc.

Burger King Holdings Inc.

Chipotle Mexican Grill Inc.

Darden Restaurants Inc.

Denny’s Corp.

Dunkin Brands Inc.

The Finish Line, Inc.

Hot Topic Inc.

McDonalds Corp.

Pacific Sunwear of California, Inc.

Panera Bread Co.

Papa Johns International Inc.

Payless ShoeSource Inc.

Petco Animal Supplies, Inc.

Phillips-Van Heusen Corp. Pier 1 Imports, Inc. R A R E Hospitality Intl. Inc. Stein Mart, Inc. Tractor Supply Company Wendy’s International, Inc. Williams-Sonoma, Inc. Yum! Brands, Inc.

Reconciliation of Adjusted Operating Income, a Non-GAAP Financial Measure

Adjusted operating income is a non-GAPP measure. The presentation of this non-GAAP measure is made with operating income, or EBIT, the most directly comparable U.S. GAAP measure. Management believes that pro-forma adjusted operating income information is important for comparison purposes to prior periods and for purposes of evaluating management’s operating income performance compared to target for 2008, which excludes asset impairment and related closure costs ($21.3 million) and the management restructuring charges, net of savings ($2.5 million). The asset impairment and related closure costs impacted two of our U.S. operating markets, which represents a very small portion of our overall operations. The adjustment is a more accurate assessment of our overall operating performance as it removes what we consider to be a disproportional impact of these markets on overall performance of our consolidated business. We evaluate our consolidated business performance and trends excluding amounts related to such items. Therefore, this measure provides a more consistent view of management’s perspectives on underlying performance than the closest equivalent U.S. GAAP measure.

Year Ended	Full Year 2008	Full Year 2007	% Change
Reported Operating Income	$443.6	$425.1	4.3%
Add: Asset impairment and related closure costs	21.3	$ —	N/M
Add: Management restructuring costs, net of savings*	2.5	$ —	N/M

Adjusted Operating Income	$467.4	$425.1	9.9%
*	Originally disclosed as $3.1 million, which did not include savings of $0.6 million realized in fiscal 2008. ($ in millions, all numbers rounded.) N/M – Not Meaningful.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table for 2008

The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers during 2008, 2007 and 2006:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option/SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation (Annual Cash Incentives) ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Paul D. House, Executive Chairman	2008	$604,799	$402,943	$202,366	$520,000	—	$393,507	$2,123,615
	2007	$602,114	$1,509,365	—	$945,000	—	$404,947	$3,461,426
	2006	$582,496	$2,445,426	—	$945,000	—	$342,398	$4,315,320

Donald B. Schroeder, President and Chief Executive Officer	2008	$552,153	$119,002	$242,790	$560,000	—	$268,886	$1,742,831
	2007	$297,364	$513,115	—	$498,750	—	$204,211	$1,513,440
	2006	$287,672	$716,763	—	$498,750	—	$190,846	$1,694,031

Cynthia J. Devine, Chief Financial Officer	2008	$357,292	$416,761	$ 27,307	$400,000	—	$ 95,778	$1,297,138
	2007	$297,364	$342,779	—	$498,750	—	$ 90,318	$1,229,211
	2006	$287,672	$380,174	—	$498,750	—	$ 79,099	$1,245,695

David F. Clanachan, Chief Operations Officer, United States and International	2008	$357,292	$395,761	$ 27,307	$400,000	—	$206,987	$1,387,347
	2007	$297,325	$321,363	—	$498,750	—	$124,885	$1,242,323
	2006	$287,566	$381,910	—	$498,750	—	$121,515	$1,289,741

William A. Moir, Chief Brand and Marketing Officer	2008	$357,292	$479,875	$103,713	$400,000	—	$215,088	$1,555,968
	2007	$297,364	$508,138	—	$498,750	—	$201,323	$1,505,575
	2006	$287,672	$397,560	—	$498,750	—	$182,511	$1,366,493

Roland M. Walton, Chief Operations Officer, Canada	2008	$357,292	$392,316	$ 27,307	$400,000	—	$217,482	$1,394,397
	2007	$297,364	$317,196	—	$498,750	—	$204,542	$1,317,852
	2006	$287,672	$380,174	—	$498,750	—	$111,386	$1,277,982

Notes:

(1)	Represents the compensation cost, as computed in accordance with the Statement of Financial Accounting Standards No. 123 (revised)—Share-Based Payment (“SFAS 123R”), to us in each of 2006 and 2007 of restricted stock units, or RSUs, and in 2008 of performance-based restricted stock units, or P+RSUs, granted to our named executive officers under the 2006 Plan. The SFAS 123R value as of the RSU and P+RSU grant dates is expensed over the number of months of service required for vesting, after which the grant is no longer subject to forfeiture. Pursuant to SFAS 123R, for Messrs. House and Schroeder (who are eligible to retire), the entire amount of the August 1, 2006, the February 19, 2007 and May 8, 2007 awards was expensed in the year of grant, regardless of the vesting period. Mr. House’s May 15, 2008 P+RSUs were similarly expensed in 2008. Mr. Schroeder recommended, and the Board of Directors agreed, that his unvested May 15, 2008 P+RSU awards be forfeited if he retired prior to November 15, 2010, which resulted in his grant being expensed over the 30-month vesting period. In addition, because Mr. Schroeder was retirement-eligible in 2006 and 2007, the amount reported for Mr. Schroeder for 2008 does not include any accumulated expense for grants made in the prior two years. Mr. Moir became eligible to retire in 2008 before the end of the vesting period of the outstanding RSU awards. As such, the amount of his August 1, 2006 grant was expensed over 22 months instead of 27 months; the amount of his February 19, 2007 grant was expensed over 15 months instead of 20 months; and, the amount of his May 8, 2007 grant was expensed over 13 months instead of 30 months. The entire amount of Mr. Moir’s May 15, 2008 P+RSU grant was expensed in 2008.

The amounts included in this column for 2006 include the compensation cost for the full amount of expense associated with RSUs that were granted on conversion of the Wendy’s RSUs in that year, the vesting of which was accelerated in connection with our separation from Wendy’s. These amounts were originally expressed in U.S. dollars because they were based on the Wendy’s stock price on the date the awards were originally granted. The amounts were converted into Canadian dollars in the above table at an exchange rate of U.S.$1.00 to Cdn.$1.1343, being the average monthly noon buying rate for 2006 as reported by the Wall Street Journal. The August 1, 2006 and February 19, 2007 RSU awards were fully settled in accordance with their terms in November 2008.

The following is a breakdown of the 2008 compensation cost (i.e., SFAS 123R expense amounts) included in this column for each of the named executive officers:

2008 Expense Associated with 2006 and 2007 RSU Grants and 2008 P+RSU Grants*

	Expense for August 1, 2006 Grant ($)	Expense for February 19, 2007 Grant ($)	Expense for May 8, 2007 Grant ($)	Expense for May 15, 2008 Grant ($)	Total Expense Associated with Stock Awards ($)
Paul D. House	—	—	—	$402,943	$402,943
Donald B. Schroeder	—	—	—	$119,002	$119,002
Cynthia J. Devine	$151,817	$48,872	$165,239	$ 50,833	$416,761
David F. Clanachan	$155,262	$24,427	$165,239	$ 50,833	$395,761
William A. Moir	$ 94,665	$16,415	$162,288	$206,507	$479,875
Roland M. Walton	$151,817	$24,427	$165,239	$ 50,833	$392,316
*	The amount of expense set forth in this table is not necessarily reflective of the award values to the executive. The expense amount is accelerated for individuals who are or become retirement-eligible during the vesting period, unless a different arrangement exists, as was the case with Mr. Schroeder’s 2008 P+RSU award.

Information with respect to the P+RSUs granted to the named executive officers in 2008 is disclosed in the “Grants of Plan-Based Awards for 2008” table and the accompanying notes. Information with respect to RSUs and P+RSUs reflected in this column that were granted in 2007 and 2008, respectively, that remain outstanding (unvested) is disclosed in the “Outstanding Equity Awards at Fiscal Year-End 2008” table and the accompanying notes. See Note 20 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, filed with the SEC on February 26, 2009 (“Annual Report on Form 10-K”), for a description of the underlying valuation assumptions and related accounting treatment under SFAS 123R for our RSU (including P+RSU) awards.

(2)	Reflects the compensation cost to us in 2008, as computed in accordance with SFAS 123R, of stock options with tandem stock appreciation rights, or options/SARs, granted to the named executive officers. The SFAS 123R value as of the options/SARs grant date is spread over the number of months of service required for vesting, after which the grant is no longer subject to forfeiture. For grantees eligible to retire (Messrs. House, Schroeder and Moir), under SFAS 123R, the entire amount of the May 15, 2008 awards was expensed in 2008, regardless of the vesting period. The values in this column for options/SARs granted in 2008 were determined by applying the Black-Scholes-Merton (BSM) option-pricing model using the assumptions set forth in Note 20 to our audited consolidated financial statements in our Annual Report on Form 10-K. As described in Note (6) to the “Grants of Plan-Based Awards for 2008” table, the option/SAR expense is revalued to market at the end of every reporting period, as required by SFAS 123R. The company’s compensation expense associated with long-term equity incentive compensation for our named executive officers declined as a result of the change in our long-term equity incentive program in 2008, primarily as a result of lower expense associated with options/SARs in 2008 as opposed to the prior awards of RSUs (and P+RSUs).

The amount of expense set forth in this column in the table above reflects the accounting treatment for the awards and not the grant-date or current compensation value of the options/SARs to the executive, which can fluctuate given differences in valuation methodology and variations in stock price. For example, as of December 24, 2008 (our last business day in 2008 in Canada), the company’s share price. The exercise price for the 2008 option/SAR award was $33.02. As a result, the options/SARs had little intrinsic value at such time. Therefore, the grant date value to the executive for options/SARs of $483,500 for the CEO, $403,000 for the Executive Chairman, and $206,541 for the non-CEO named executive officers, which is discussed as part of targeted total compensation for 2008 in the CD&A, was not obtained by the named executive officers after the first year (the term of the options/SARs is seven years, however). Additional information with respect to the options/SARs granted to named executive officers in 2008 is disclosed in the “Grants of Plan-Based Awards for 2008” table below.

(3)	Non-equity incentive plan compensation for 2008 reflects annual cash incentive compensation earned by each named executive officer under the EAPP. Under the EAPP, the named executive officers may earn annual cash awards based on achievement of pre-established annual performance objectives. These objectives may include a variety of financial performance metrics for our company as a whole or for an operating unit, including (i) earnings per share, (ii) net income or earnings (which may be expressed as earnings before specified items), (iii) return on assets, (iv) return on invested capital, (v) revenue, (vi) operating income (EBIT), (vii) cash flow, (viii) total shareholder return, and (ix) any combination of these measures. Performance objectives may be absolute, or relative to prior performance or to the performance of one or more other companies or external indices, and may be expressed as a progression within a specified range. For 2008, these performance objectives included operating income, or EBIT, (as to 75% of the award), and net income (as to 25% of the award). The payouts for 2008 were at 80% of “target” due to the restaurant closure costs and related asset impairment charge taken in the fourth quarter. See “Compensation Discussion and Analysis—2008 Compensation—2008 Annual Cash Incentives—Executive Annual Performance Plan.”

(4)	No above-market or preferential earnings on non-qualified deferred contribution plans were paid or credited in 2006, 2007 or 2008. We do not maintain or otherwise contribute to any defined benefit or other actuarial plans.

(5)	The amounts shown in this column are comprised of the items listed in the table below. All of these items are treated as taxable benefits to the executive officer with the exception of the executive medical benefit. The values for the car (or car allowance) and personal use of our company aircraft were determined on the basis of aggregate incremental costs to us. Incremental costs for the car (or car allowance) as applicable, are the actual costs to us of the lease payment, gas costs, and maintenance costs for the vehicle used by the named executive officer. Incremental costs for aircraft use were calculated based on average variable operating cost per flight hour multiplied by flight hours. The average variable operating cost per hour was calculated based on aggregate costs for the year, including fuel, engine reserves (engine reserves are an accrued expense for future maintenance on aircraft engines), repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, hanger and parking ramp fees, landing fees, catering and miscellaneous handling charges, divided by aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, depreciation, hanger rent, utilities, insurance and taxes, are not included in incremental costs since these expenses are incurred by us irrespective of personal use of aircraft. See discussion under “Compensation Discussion and Analysis—Executive Benefits and Perquisites” regarding our policy limiting the personal use of our aircraft by executive officers and directors. Executive medical costs are the actual costs to us of executive medical assessments performed in 2006, 2007 and 2008 and paid for by us. Compensation expense associated with DERs on unvested RSUs and P+RSUs for our named executive officers are, as required, included in “All Other Compensation” (see table below) and not included in the compensation expense associated with the underlying RSU and P+RSU awards set forth in the “Stock Awards” column of the Summary Compensation Table.

	Components of “All Other Compensation”

	Years	Company Car/ Car Allowance	Personal Use of Company Aircraft	Life Insurance Coverage	Executive Medical	Contributions to Defined Contribution Plan	SERP Contributions	Service Awards	DERs on Unvested RSUs and P+RSUs	Total

Paul D. House	2008	$23,724	$9,951	$2,324	$1,790	$15,000	$319,956	—	$20,762	$393,507
	2007	$30,803	$16,002	$2,050	$1,365	$14,286	$320,365	$349	$19,727	$404,947
	2006	$27,695	—	$1,569	$1,195	$13,571	$291,309	—	$7,059	$342,398

Donald B. Schroeder	2008	$26,661	—	$2,773	$1,395	$15,000	$213,742	—	$9,315	$268,886
	2007	$26,010	—	$2,233	—	$14,286	$155,145	$349	$6,188	$204,211
	2006	$24,298	$7,493	$1,737	$1,430	$13,571	$140,248	—	$2,069	$190,846

Cynthia J. Devine	2008	$21,936	—	$2,773	$1,395	$15,000	$47,483	$147	$7,044	$95,778
	2007	$22,278	—	$2,233	$1,295	$14,286	$43,689	$349	$6,188	$90,318
	2006	$22,711	—	$1,737	—	$13,571	$38,974	$37	$2,069	$79,099

David F. Clanachan	2008	$9,065	—	$2,773	—	$15,000	$167,329	—	$6,920	$206,987	*
	2007	$23,626	—	$2,233	$1,295	$14,286	$75,529	$1,944	$5,972	$124,885
	2006	$19,735	$15,213	$1,737	$1,195	$13,571	$67,948	—	$2,116	$121,515

	Years	Company Car/ Car Allowance	Personal Use of Company Aircraft	Life Insurance Coverage	Executive Medical	Contributions to Defined Contribution Plan	SERP Contributions	Service Awards	DERs on Unvested RSUs and P+RSUs	Total

William A. Moir	2008	$21,712	—	$2,773	$1,395	$15,000	$167,329	—	$6,879	$215,088
	2007	$22,114	—	$2,233	$1,295	$14,286	$155,145	$349	$5,901	$201,323
	2006	$23,691	—	$1,737	$1,195	$13,571	$140,248	—	$2,069	$182,511

Roland M. Walton	2008	$24,106	—	$2,773	$1,395	$15,000	$167,329	—	$6,879	$217,482
	2007	$24,608	—	$2,233	$1,690	$14,286	$155,145	$679	$5,901	$204,542
	2006	$24,853	—	$1,737	$1,195	$13,571	$67,961	—	$2,069	$111,386
*	The total amount of “All Other Compensation” reported above for Mr. Clanachan includes approximately $5,900 paid in “Other Compensation” in connection with certain tax adjustments related to his cross border work in 2008 subsequent to his appointment as Chief Operations Officer, U.S. and International.

(6)	Total compensation for 2006 includes the value of the Wendy’s RSUs that were converted into our RSUs and immediately vested in full in 2006. These RSUs were originally granted in 2005 and were reported by us as 2005 compensation and disclosed as such in the prospectus for our initial public offering in 2006. Absent the separation from Wendy’s and the immediate vesting of these RSUs, only the value of that portion of these RSUs that normally would have vested in 2006 would have been considered compensation to the named executive officers in 2006. As such, although total targeted compensation did not change substantially from 2005, the accelerated vesting of these Wendy’s awards resulted in higher compensation to the named executive officers in 2006 than originally intended. The 2006 compensation also includes the expense value of our first RSU award granted in August 2006. In addition, as a result of the adoption of SFAS 123R in fiscal 2006, we were required to accelerate vesting of awards for our retirement-eligible employees. As described in Note (1) to the Summary Compensation Table, for Messrs. House and Schroeder, the value of the stock awards granted on August 1, 2006 includes the full grant-date fair value of the awards because each of them was eligible to retire on the grant date. As such, their 2006 stock award values and total compensation reflect the greater expense associated with the 2005 Wendy’s converted award and our 2006 RSU award, both of which affected the reported compensation for Messrs. House and Schroeder in 2006. Similarly, Mr. Moir became retirement-eligible in 2008 and, therefore, a more substantial portion of his 2007 RSU award was expensed in 2007 compared with the expensing of RSUs granted to him in 2006. All of his 2008 P+RSU awards were fully expensed in 2008 as well. The accelerated expense affected Mr. Moir’s total compensation for all of the years reported in the Summary Compensation Table.

In addition to the matters discussed above relative to expensing of equity awards, differences in certain components of “All Other Compensation,” most notably SERP contributions, caused total compensation of our other non-CEO named executive officers to vary over the years reported. The decrease in Mr. House’s total compensation for 2008 is reflective of his transition to becoming our Executive Chairman. The increase in Mr. Schroeder’s total compensation for 2008 is reflective of his transition to becoming our President and CEO; however, as described in Note (1) above, Mr. Schroeder’s stock award expense was significantly lower for 2008 than in 2007 and 2006 due to his recommendation to forfeit his unvested May 15, 2008 P+RSU awards if he retired prior to November 15, 2010 (resulting in the award being expensed over its vesting period) and the expensing in full of his 2006 and 2007 equity awards in those years. Additionally, for 2008, total compensation for the named executive officers (other than the Executive Chairman and CEO) reflects lower non-equity incentive compensation, discussed above, and higher base salaries and higher equity compensation expense associated with accumulated expensing of awards.

Grants of Plan-Based Awards for 2008

The following table summarizes grants of plan-based awards made to each of the named executive officers during 2008:

Name	Date of Compensation Committee Action	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option/ SAR Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option/ SAR Awards ($/Sh) (4)	Closing Market Price of Option/ SAR Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards (6)
			Threshold ($)	Target ($)	Maximum ($)
Paul D. House	N/A	N/A	$325,000	$650,000	$ 975,000
	04/30/08	05/15/08	—	—	—	12,203	—	—	—	$402,943
	04/30/08	05/15/08	—	—	—	—	39,393	$33.02	$33.27	$224,540

Donald B. Schroeder	N/A	N/A	$350,000	$700,000	$1,050,000
	04/30/08	05/15/08	—	—	—	14,641	—	—	—	$483,446
	04/30/08	05/15/08	—	—	—	—	47,262	$33.02	$33.27	$269,393

Cynthia J. Devine	N/A	N/A	$250,000	$500,000	$ 750,000
	04/30/08	05/15/08	—	—	—	6,254	—	—	—	$206,507
	04/30/08	05/15/08	—	—	—	—	20,189	$33.02	$33.27	$143,746

David F. Clanachan	N/A	N/A	$250,000	$500,000	$ 750,000
	04/30/08	05/15/08	—	—	—	6,254	—	—	—	$206,507
	04/30/08	05/15/08	—	—	—	—	20,189	$33.02	$33.27	$143,746

William A. Moir	N/A	N/A	$250,000	$500,000	$ 750,000
	04/30/08	05/15/08	—	—	—	6,254	—	—	—	$206,507
	04/30/08	05/15/08	—	—	—	—	20,189	$33.02	$33.27	$115,077

Roland M. Walton	N/A	N/A	$250,000	$500,000	$ 750,000
	04/30/08	05/15/08	—	—	—	6,254	—	—	—	$206,507
	04/30/08	05/15/08	—	—	—	—	20,189	$33.02	$33.27	$143,746

Notes:

(1)	Represents threshold, target and maximum possible payouts for 2008 under the EAPP, which is our only executive non-equity incentive plan (i.e., our annual cash incentive plan). The amounts payable under the EAPP were based on the extent to which we met or exceeded specified EBIT and net income objectives for fiscal 2008. See “Compensation Discussion and Analysis—2008 Compensation—2008 Annual Cash Incentives—Executive Annual Performance Plan.” Actual cash incentive payments made in 2008 to the named executive officers, which are set forth in the Summary Compensation Table, were at 80% of the “target” amounts noted in this table. No grants of “equity incentive plan awards” as defined by the SEC rules were made in 2008 because the 2007 performance objective for our 2008 P+RSU program was set in December of 2007, when the program was adopted. We do expect that our P+RSUs will qualify as equity incentive plan awards in future years.

(2)

Our 2006 Plan is the means by which the named executive officers are granted long-term equity incentive awards. The 2006 Plan is an omnibus plan, designed to allow for a broad range of equity-based compensation awards, which affords us the flexibility to compensate our named executive officers, as well as our other employees, in a variety of ways. Amounts shown in this column represent the number of P+RSUs awarded to each named executive officer in May 2008 under the 2006 Plan. Although P+RSUs are intended to be incentive equity awards, the P+RSUs granted in May 2008 were not considered equity incentive awards under the SEC rules because the performance objective (EBIT) for the year for which the P+RSUs were intended as compensation (2007) was not established until December 2007, when the new P+RSU program was adopted. All of these P+RSUs will cliff vest on November 15, 2010. The P+RSUs granted in May 2008 (as the RSUs granted in prior years), can be settled at our option in our common stock from treasury, cash delivered to a broker to purchase shares of our common stock in the open market or, for most of our Canadian employees, from our common stock held in trust by the TDL RSU Plan Trust. The RSUs (as the P+RSUs granted previously) were granted with accompanying dividend equivalent rights. Consequently, each named executive officer automatically accumulates additional RSUs each time we pay a dividend on our common stock to stockholders at-large. In 2008, dividends were declared quarterly at a rate of $0.09 per share (or per RSU). These additional RSUs vest at the same time as the underlying RSUs to which they relate. For example, on the first vesting date when one-third of the total RSUs for the respective grant vests, then one-third of any RSUs acquired from the automatic settlement of dividend equivalent rights for dividends paid prior to the first vesting date will also vest. We recently announced that our dividend rate for 2009 would increase to $0.10 per share, subject to the discretion of our Board of Directors as to the declaration of all future dividends. The 2008 expense amounts associated with all of the awards reflected in this column are included in the “Stock Awards” column of the Summary Compensation Table for each named executive officer, and the expense associated with dividend equivalent rights is set forth in the “Components of All Other Compensation” table in Note (5) to the Summary Compensation Table.

Our P+RSUs (as the RSUs granted previously) and stock options with tandem SAR grants are value-based in that the grants consist of specified dollar amounts, rather than a set number of P+RSUs or options/SARs. Under this approach, the actual number of P+RSUs granted is determined by dividing the target dollar value by the mean of the high and low stock price on the TSX (the “fair market value” as defined under the 2006 Plan, as designated by the Committee) on the date of grant. For options/SARs, the number of options to be granted in 2008 was determined by dividing the target dollar value of the award by the option price calculated using a modified Black Scholes valuation methodology. The Compensation Committee believes that a value-based approach to long-term incentive grants is more appropriate than a fixed-number grant because the initial dollar value of the P+RSUs and options/SARs is fixed on the date of grant and, therefore, the number of P+RSUs or options/SARs awarded is equal to the amount of compensation the Committee had determined to award on the grant date.

We avoid using a stock price for determination of equity grant amounts on a date when we are arguably in possession of material, undisclosed information that is not reflected in the market price of our common stock. Otherwise, our grants would not be reflective of our intent to assign an appropriate value-based award. Accordingly, in 2008, the grant date of the P+RSU and options/ SARs awards was at least three business days after the issuance of our earnings release for our first quarter. This timing was also consistent with the requirements of the TSX, which prohibits the setting of option exercise prices, or prices at which securities may otherwise be issued, on the basis of market prices that do not reflect material information of which management is aware but which has not been disclosed to the public.

(3)	Amounts shown in this column represent the number of options/SARs awarded to each named executive officer on May 15, 2008 under the 2006 Plan. Options/SARs have an exercise price equal to the average of the high and low stock price on the TSX on the date of grant, which for the May 15, 2008 grant was $33.02. Upon the exercise of an option, the related SAR will be surrendered to the company by the employee and cancelled to the extent of the number of shares as to which the option is exercised. Upon the exercise of a SAR, the related option shall be surrendered to the company by the employee and cancelled to the extent the number of shares as to which the SAR is exercised. The options/SARs vest one-third per year over three years, and will be fully vested on May 15, 2011. The options/SARs granted in 2008 have a seven-year term; however, the term is shortened in the event of retirement, death, disability, and/or termination. The 2008 expense amounts associated with all of the awards reflected in this column are included in the “Option Awards” column of the Summary Compensation Table for each named executive officer.

(4)	Represents the mean of the high and low stock price of our common stock on the TSX on the date of grant (the “fair market value” as defined under the 2006 Plan, as designated by the Compensation Committee).

(5)	Represents the closing price of our common stock on the TSX on the date of grant.

(6)	The amounts set forth in this column represent the full grant-date fair value of P+RSUs and options/SARs awards granted in 2008, computed in accordance with SFAS 123R. Generally, the full grant-date fair value for P+RSUs is the amount that we would expense in our financial statements over each award’s vesting schedule. For options/SARs, we are required to revalue the awards each reporting period to market value and adjust the expense accordingly over the vesting schedule. As such, the amounts for the options/SAR in this column, which reflect the grant-date value, differ from the expense amounts at year-end 2008 set forth in the Summary Compensation Table. We fully expensed the fair value of the named executive officer’s awards when they were granted if the executive was eligible to retire on the date of grant and accelerated the expense if an executive became eligible to retire during the vesting period. Notwithstanding the foregoing, Mr. Schroeder recommended, and our Board agreed, that he forfeit his unvested May 15, 2008 P+RSU awards if he retired prior to November 15, 2010; accordingly, this grant is being expensed over the vesting period. See Note 20 to our 2008 audited consolidated financial statements in our Annual Report on Form 10-K for additional information regarding the valuation assumptions and accounting treatment of these awards. See also Notes (1) and (2) to the Summary Compensation Table for a further discussion of accounting treatment and other matters associated with these awards. As noted, the amounts shown in this column reflect our accounting expense and, therefore, may not correspond to the actual compensation value delivered to the named executive officers, as discussed in greater detail in Note (2) to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides information about outstanding equity awards at fiscal year-end 2008 for each of the named executive officers:

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Paul D. House	—	39,393	$33.02	05/15/2015	39,640	$1,315,241
Donald B. Schroeder	—	47,262	$33.02	05/15/2015	22,776	$755,711
Cynthia J. Devine	—	20,189	$33.02	05/15/2015	14,319	$475,089
David F. Clanachan	—	20,189	$33.02	05/15/2015	14,319	$475,089
William A. Moir	—	20,189	$33.02	05/15/2015	14,319	$475,089
Roland M. Walton	—	20,189	$33.02	05/15/2015	14,319	$475,089

Notes:

(1)	Represents the number of options/SARs granted to the named executive officers in 2008 that had not vested as of December 28, 2008. The options/SARs vest in equal installments on the first, second, and third anniversaries of the grant date and expire on the seventh anniversary of the grant date, absent death, disability, retirement or termination. A portion of the value of these options/SARs equivalent to compensation expense determined in accordance with SFAS 123R is reported in the “Option Awards” column of the Summary Compensation Table. However, for Messrs. House, Schroeder and Moir, the full value of these options/SARs is reported in the Summary Compensation Table because these officers were eligible for retirement on the date of grant, as required by SFAS 123R.

(2)	Represents the mean of the high and low stock price of our common stock on the TSX (the “fair market value” as defined under the 2006 Plan, as designated by the Compensation Committee) on the date of grant.

(3)	Represents the number of RSUs granted to the named executive officers in 2007 and the number of P+RSUs granted to the named executive officers in 2008 that had not vested as of December 28, 2008, plus RSUs received upon the automatic conversion of dividend equivalent rights accompanying these unvested RSUs and P+RSUs. The value of these dividend equivalent rights for 2008 is set forth in the “Components of All Other Compensation” table in Note (5) to the Summary Compensation Table. A portion of the value of these RSUs and P+RSUs (other than the RSUs from converted dividend equivalent rights) calculated in accordance with SFAS 123R is reported in the “Stock Awards” column of the Summary Compensation Table. However, for Messrs. House and Schroeder, the full value of these RSUs and P+RSUs, and for Mr. Moir, a substantial portion of the value of the RSUs and the full value of the 2008 P+RSUs, is reported in the Summary Compensation Table because they were retirement-eligible on the dates of the grants or, for Mr. Moir, because he became retirement-eligible during the RSU vesting periods and prior to the date of the P+RSU grant.

The RSUs granted on May 8, 2007 vest over 30 months. One-third of these RSUs vested on May 15, 2008 and the remainder vest equally on May 15, 2009 and November 15, 2009. The P+RSUs granted to the named executive officers in 2008 cliff vest on November 15, 2010.

(4)	The year-end market values set forth in the table above were calculated based on the closing price of our common stock on the TSX on December 24, 2008, the last business day in Canada of our fiscal year, of $33.18, and also reflect the additional minimal value of fractional interests associated with the underlying unvested awards.

Stock Vested in 2008

The following table summarizes stock awards that vested during our last completed fiscal year:

	Stock Awards
Name	Number of Stock Awards Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Paul D. House	49,661	$1,543,308
Donald B. Schroeder	15,859	$ 491,776
Cynthia J. Devine	15,859	$ 491,776
David F. Clanachan	15,164	$ 470,758
William A. Moir	14,937	$ 463,881
Roland M. Walton	14,937	$ 463,881

Notes:

(1)	Consists of (i) the remaining two-thirds of the RSUs granted on August 1, 2006 and two-thirds of RSUs granted on February 19, 2007, which vested equally on May 1, 2008 and November 1, 2008, respectively (all of the RSU awards granted to the named executive officers on August 1, 2006 and February 19, 2007 fully settled during 2008); (ii) one-third of the RSUs granted on May 8, 2007; and (iii) a ratable portion of dividend equivalent rights converted to RSUs over the vesting period for the respective awards. See Note (2) to the “Grants of Plan-Based Awards for 2008” table for a more detailed description of the accumulation and settlement of dividend equivalent rights.

The number of shares actually received by the named executive officers on vesting and settlement of their RSUs is less than the number of awards set forth under the “Number of Stock Awards Acquired on Vesting” column in the above table due to withholding for income taxes. The following table shows the net number of shares received by the named executive officers upon vesting of RSUs in 2008:

Name	Net Number of Shares Received
Paul D. House	26,613
Donald B. Schroeder	8,499
Cynthia J. Devine	8,499
David F. Clanachan	8,127
William A. Moir	8,005
Roland M. Walton	8,005

(2)	Based on the closing price of our common stock on the TSX of $33.27 on May 15, 2008, and $27.24 on November 14, 2008, the dates on which the vested RSU awards were settled.

Pension Benefits

We generally have different compensation plans and programs for our Canadian and U.S. employees, but because our named executive officers are all employed by indirect Canadian subsidiaries of Tim Hortons Inc., we have discussed in this proxy statement only relevant Canadian plans.

We do not maintain or otherwise contribute to any defined benefit or other actuarial plans for the named executive officers. All of our Canadian employees, including the named executive officers, are required to participate in our Canadian defined contribution plan after they have completed 12 months of continuous service with us. Employees are required to contribute to the plan an amount equal to 2% of monthly base salary, and we contribute an amount equal to 5% of monthly base salary. Participants may also make voluntary additional contributions, which we will match up to a maximum of an additional 1% of monthly base salary. Although a participant’s contribution to the Canadian plan vests upon enrollment, our contributions do not vest until the participant has completed two years of service with us. Vested amounts may be withdrawn prior to retirement from the company if the employee ceases to be employed by us and otherwise in accordance with Canadian laws and regulations governing the registered pension plan.

Nonqualified Deferred Compensation for 2008

As of December 31 of each plan year, including for the 2008 plan year, we contributed to the SERP an amount (expressed as a percentage of a participant’s base salary and cash incentive compensation for that year) for each participant who was actively employed by us on December 31 and was less than 69 years old. Because contributions are made in December of each year but cash incentive payments under the EAPP are determined the following February, the annual SERP contribution is based on a percentage of the current year’s base salary and the cash incentive received by the named executive officer in the current year (in respect of the prior year’s performance). The participants in the SERP were not permitted to make contributions to the plan.

Pursuant to the terms of the SERP, distributions were made either after the participant had attained (i) age 60 and had completed at least ten years of service, or (ii) age 65, in each case upon retirement or other termination of service with us. However, unless employment was terminated due to death, total and permanent disability, a change in control or following the participant attaining the age of 65, in which case the vested percentage was 100%, the distributions payable were based on the participant’s vested percentage of contributions, which ranged from 0% for less than five years of completed service to 100% for nine or more years of completed service. All unvested amounts were forfeited on termination of employment, but participants were entitled to receive all vested amounts upon termination of employment for any reason. These provisions were amended by our Board in connection with the termination and complete liquidation of the SERP, which was effective December 31, 2008 after the 2008 contributions were made. Pursuant to the amendment, all participants in the SERP were deemed fully vested as of December 31, 2008, and distributions of account balances will be made to each participant in full satisfaction of the participants’ entitlements to receive benefits under the SERP by such means and methods, and in accordance with such timelines, as we consider appropriate. See also “Compensation Discussion and Analysis—Retirement Benefits” for a further description of the termination and liquidation of the SERP.

The table below sets forth contributions, earnings (losses), and balances under our SERP:

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Paul D. House	$319,956	$(106,004)	—	$3,199,974
Donald B. Schroeder	$213,742	$ (52,464)	—	$1,639,139
Cynthia J. Devine	$ 47,483	$ (4,076)	—	$ 158,211
David F. Clanachan	$167,329	$ (17,546)	—	$ 644,044
William A. Moir	$167,329	$ (49,657)	—	$1,516,460
Roland M. Walton	$167,329	$ (24,675)	—	$ 837,710

Notes:

(1)	These amounts are included in the Summary Compensation Table under the heading “All Other Compensation” and further described in the “Components of All Other Compensation” table in Note (5) to the Summary Compensation Table.

(2)	The SERP was a fully funded plan. Earnings represent actual earnings on the investments made with the plan assets for the named executive officer. The plan assets were managed by an external fund manager who chose the actual investments made based on a set of investment parameters provided by us from time-to-time, and which specified that approximately 60% of the funds should be invested in equities and 40% of the funds should be invested in bonds.

(3)	Amounts reported in this column include contributions that we made under the SERP in 2008, 2007, 2006 and prior years, as well as aggregate earnings (net of losses) on the account balances as of year-end 2008.

The following are the gross contributions made in 2007 and 2006 before deductions for withholding tax:

Name	2007	2006
Paul D. House	$320,365	$291,309
Donald B. Schroeder	$155,145	$140,428
Cynthia J. Devine	$43,689	$38,974
David F. Clanachan	$75,529	$67,948
William A. Moir	$155,145	$140,248
Roland M. Walton	$155,145	$67,961

Effective January 1, 2009, our Board approved the Personal Supplemental Executive Retirement Savings Plan (“Savings Plan”) for our named executive officers. Under the Savings Plan, our contribution rate is significantly lower than the maximum contribution rate under the former SERP. See “Compensation Discussion and Analysis—Retirement Benefits” for a description of certain of the terms and conditions of the new Savings Plan.

General Description of Our 2006 Stock Incentive Plan and 2008 Amendments

The 2006 Plan authorizes the issuance of up to 2,900,000 shares of common stock (or 1.5% of our issued and outstanding common stock at inception of the Plan) pursuant to awards of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights, and share awards. As of December 28, 2008, there were 573,250 outstanding equity awards, representing a trivial percentage of our issued and outstanding common stock as of such date. The 2006 Plan provides that the maximum number of shares of common stock for which awards may be granted to any participant in any calendar year may not exceed 250,000 for performance shares and 250,000 for options and stock appreciation rights, collectively. The value of performance units that any participant may receive in any year may not exceed US$4,000,000. There are no comparable limits applicable to RSU (including P+RSU) grants. The 2006 Plan provides that the number of shares issuable to all insiders (as defined under Canadian securities laws), on an aggregate basis, at any time under all security-based compensation arrangements, may not exceed 10% of our issued and outstanding common stock.

Under the 2006 Plan, awards that are subject to vesting or performance conditions are not transferable until they have vested or until the performance conditions have been satisfied, as applicable; however, they become fully vested upon the grantee’s death or disability (as defined under the 2006 Plan). Furthermore, options/SARs are not transferable and are only exercisable by the grantee during his or her lifetime or by his or her estate or legal representative following the death or disability of grantee. Except in the case of the retirement, death or disability of a grantee, upon termination of a grantee’s employment, unvested awards will be immediately forfeited and any vested options/SARs will be exercisable for 90 days following termination, subject to extension until the next trading window during which the grantee could trade in our securities, if the expiration of the 90-day period occurs outside of a trading window.

We made certain technical and other amendments to the 2006 Plan in 2008, which included: (i) deletion of provisions that provided for the immediate vesting and settlement of awards upon the termination of a grantee’s employment following the sale of one or more of our restaurants or upon a sale of our assets; (ii) elimination of acceleration of vesting upon retirement for RSUs, which include P+RSUs granted in 2008 and thereafter; (iii) extension of the exercise period for options/SARs in cases where the grantee dies or becomes disabled prior to exercising the options/SARs; (iv) clarification that options (SARs) are surrendered to the company for cancellation upon the exercise of related SARs (options); and (v) the addition of greater flexibility with respect to the withholding and remittance of withholding taxes in connection with the settlement of equity awards under the 2006 Plan.

Payments Following Termination Other than in Connection with a Change in Control

As described under “Compensation Discussion and Analysis—Change in Control Arrangements,” other than the change in control agreements with our named executive officers, we do not have any employment or other agreements or arrangements that provide for payments to be made to the officers following a termination of employment, and we do not have a formal severance policy for the named executive officers. However, the named executive officers will receive certain benefits under our compensation plans and programs upon termination of employment, absent a change in control, as described below.

2006 Stock Incentive Plan

The 2006 Plan contains provisions concerning the treatment of awards upon termination of employment, absent a change in control, which apply unless the Compensation Committee determines otherwise in a separate agreement with the executive officer. These provisions are as follows:

•

Termination due to death/disability: Any restricted stock and RSUs (including P+RSUs) vest immediately upon death or disability. Options and SARs will become immediately exercisable and may be exercised for four years following death or disability (but in no event beyond the maximum term of the option or SAR). Finally, any performance shares and performance units will remain outstanding, and the grantee will be entitled to a pro rata portion of the payment otherwise payable on settlement of the performance shares or units on the date the performance shares or units would have been paid had he or she remained employed with us.

•

Retirement: Any restricted stock vests immediately upon retirement and any RSUs (including P+RSUs) granted in 2008 and thereafter will remain outstanding and continue to vest in accordance with their applicable vesting schedules. RSUs granted in prior years will vest immediately upon retirement. Any vested options or SARs will remain exercisable, and unvested options and SARs will continue to vest in accordance with the original vesting schedule and will remain exercisable for up to four years following retirement, or until the original termination date, whichever is earlier (but in no event beyond the maximum term of the option or SAR). Finally, any performance shares and performance units will remain outstanding, and the grantee will be entitled to a pro rata portion of the payment otherwise payable on settlement of the performance shares or units on the date the performance shares or units would have been paid if he or she had remained employed with us.

•

Termination Without Cause in Connection with a Sale of a Subsidiary: Any restricted stock and RSUs (including P+RSUs) vest immediately upon termination of employment without cause in connection with a sale or other disposition of a subsidiary of ours. Any options and SARs will remain outstanding and to the extent not then fully vested, will continue to vest in accordance with the applicable vesting schedule for a period of up to one year after the date of termination. The optionee or grantee will have the right to exercise any rights he or she otherwise would have had for this one-year period (but in no event beyond the maximum term of the respective award). This one-year exercise period is subject to extension for trading to occur during the next trading window during which the insider could trade, if expiration of the one-year period occurs outside of a trading window. Finally, any performance shares and performance units will remain outstanding, and the grantee will be entitled to a pro rata portion of the payment otherwise payable on settlement of the performance shares or units on the date the performance shares or units would have been paid had he or she remained employed with our subsidiary.

•

Other Termination: If employment is terminated for any reason other than those described above, all unvested stock options, SARs and other awards will terminate, any unvested portion of any restricted stock or RSUs (including P+RSUs) will be forfeited, and any outstanding performance shares and performance units will terminate, unless otherwise determined by the Compensation Committee at any time prior to or after termination. However, any vested options or SARs will remain exercisable for a period of 90 days following termination of employment, subject to extension for trading to occur during the next trading window during which the insider could trade, if expiration of the 90-day period occurs outside of a trading window.

EAPP

Under the EAPP, absent a change in control, annual cash incentives are not payable unless the named executive officer is employed by us on the date that the payment is made (usually in February of each year). However, subject to the Committee’s discretion, if the executive officer’s employment is terminated by reason of death, disability, or retirement after the executive reaches the age of 60 with ten years of continuous service with us prior to the end of the year for which the incentive is to be paid, he or she will be entitled to a pro rata portion (or 100%, if termination occurs after the end of the year) of the cash incentive otherwise payable for that year, when paid.

The EAPP was amended in November 2008 to change the retirement age eligibility from 55 years to 60 years, with ten years of service with us, to align the EAPP retirement age with most of our other plans and programs. Participants who were retirement-eligible under the EAPP prior to the recent amendment (i.e., who were between 55 years and 60 years old with ten years of continuous service), were grandfathered and, as such, will continue to be considered as having met the retirement age under the EAPP following the amendments.

SERP

Under the SERP, absent a change in control, distributions under the plan were made either after the participant had attained (i) age 60 and had completed at least ten years of service, or (ii) age 65, in each case upon retirement or other termination of service with us. Participants were also entitled to receive distributions under the plan if their employment terminated. However, unless employment was terminated due to death, total and permanent disability, a change in control, or following the participant attaining the age of 65 (in which case the vested percentage will be 100%), the distribution payable to a participant under the SERP was based on the participant’s vested percentage of contributions, which range from 0% for less than five years of completed service to 100% for nine or more years of completed service. All unvested amounts were forfeited on termination of employment. See “Nonqualified Deferred Compensation for 2008” and “Compensation Discussion and Analysis—Retirement Benefits” regarding the description of the amendment made to the SERP by our Board to authorize the termination of the SERP, with accelerated vesting, liquidation and distribution of the SERP assets to its participants to occur after December 31, 2008 in full satisfaction of the participants’ entitlements to receive benefits under the SERP. These distributions will be made regardless of whether or not a change in control or termination of employment of the executive shall occur.

Personal Supplemental Executive Retirement Savings Plan

Under the Savings Plan, absent a change in control and the occurrence of certain other events, distributions from a participant’s vested account or tax free savings account may be made after vested participants retire from employment after having attained (i) age 60 and having completed at least ten years of service, or (ii) age 65. Participants are also entitled to receive distributions under the plan (after vesting requirements have been met) if (i) their employment is terminated for any reason, (ii) they die or become disabled, (iii) they are terminated after a change in control, or (iv) other circumstances designated by the Compensation Committee have occurred. Each SERP participant immediately prior to January 1, 2009 became a fully vested participant under the Savings Plan, provided that such participant had completed three years of service at such time.

Quantification of Payments

As discussed above, upon termination of employment, other than due to death, disability, retirement or without cause under limited circumstances, unvested RSUs (including P+RSUs) and options/SARs are forfeited and no payments would be made under the EAPP. Also described above are the various possible payouts available under the 2006 Plan, the EAPP, the SERP/Savings Plan in the event of a participant’s death, disability, retirement and termination without cause in limited circumstances. These payments are set forth by category in the table below. Accrued base salary and benefits to the date of termination would be payable in each case, but we have not included these amounts in the table below as they are likely to be relatively insignificant amounts given our typical payroll period.

The only guaranteed payments that the named executive officers would be entitled to receive on a termination of employment for any other reason (i.e., other than death, disability, retirement, and without cause in limited circumstances), absent a change in control, would be (i) their accumulated benefits under the SERP, which were fully vested and will be distributed after December 31, 2008; (ii) any accumulated benefits under the Savings Plan that are fully vested (none, at December 28, 2008); and, (iii) payments under our defined contribution pension plan. See “Pension Benefits,” “Nonqualified Deferred Compensation for 2008,” and “Personal Supplemental Executive Retirement Savings Plan,” above.

The following table sets forth the aggregate amounts our named executive officers would have received upon termination of employment for the various reasons outlined above, other than in connection with a change of control, determined as if termination occurred on December 28, 2008.

Payments Following a Termination of Employment

(Other than in Connection with a Change in Control)

	SERP Payment	Pension Plan	EAPP Payout	Value of Unvested RSUs (including P+RSUs) and Options/SARs (1)	Totals
Paul D. House (2)
Death or Disability	$3,199,974	$461,443	$520,000	$1,321,544	$5,502,961
Retirement/Resignation	$3,199,974	$461,443	$520,000	$1,321,544	$5,502,961
Termination For Cause	$3,199,974	$461,443	—	—	$3,661,417
Termination Without Cause	$3,199,974	$461,443	$520,000	$1,321,544	$5,502,961
Termination Without Cause Upon a Sale of Subsidiary	$3,199,974	$461,443	$520,000	$1,321,544	$5,502,961

Donald B. Schroeder (2)
Death or Disability	$1,639,139	$305,176	$560,000	$763,273	$3,267,588
Retirement/Resignation	$1,639,139	$305,176	$560,000	$763,273	$3,267,588
Termination For Cause	$1,639,139	$305,176	—	—	$1,944,315
Termination Without Cause	$1,639,139	$305,176	$560,000	$763,273	$3,267,588
Termination Without Cause Upon a Sale of Subsidiary	$1,639,139	$305,176	$560,000	$763,273	$3,267,588

Cynthia J. Devine (3)
Death or Disability	$158,211	$85,898	$400,000	$478,319	$1,122,428
Retirement/Resignation	$158,211	$85,898	—	—	$244,109
Termination For Cause	$158,211	$85,898	—	—	$244,109
Termination Without Cause	$158,211	$85,898	—	—	$244,109
Termination Without Cause Upon a Sale of Subsidiary	$158,211	$85,898	—	$478,319	$722,428

David F. Clanachan (3)
Death or Disability	$644,044	$180,321	$400,000	$478,319	$1,702,684
Retirement/Resignation	$644,044	$180,321	—	—	$824,365
Termination For Cause	$644,044	$180,321	—	—	$824,365
Termination Without Cause	$644,044	$180,321	—	—	$824,365
Termination Without Cause Upon a Sale of Subsidiary	$644,044	$180,321	—	$478,319	$1,302,684

William A. Moir (2)
Death or Disability	$1,516,460	$311,508	$400,000	$478,319	$2,706,287
Retirement/Resignation	$1,516,460	$311,508	$400,000	$478,319	$2,706,287
Termination For Cause	$1,516,460	$311,508	—	—	$1,827,968
Termination Without Cause	$1,516,460	$311,508	$400,000	$478,319	$2,706,287
Termination Without Cause Upon a Sale of Subsidiary	$1,516,460	$311,508	$400,000	$478,319	$2,706,287

Roland M. Walton (3)
Death or Disability	$837,710	$193,538	$400,000	$478,319	$1,909,567
Retirement/Resignation	$837,710	$193,538	—	—	$1,031,248
Termination For Cause	$837,710	$193,538	—	—	$1,031,248
Termination Without Cause	$837,710	$193,538	—	—	$1,031,248
Termination Without Cause Upon a Sale of Subsidiary	$837,710	$193,538	—	$478,319	$1,509,567

Notes:

(1)	The value of the unvested RSUs (including P+RSUs) is based on the closing price of our common stock of $33.18 on the Toronto Stock Exchange on December 24, 2008 (our last business day in Canada). The value of the unvested options/SARs is based on the difference (or spread) between the exercise price of $33.02 and $33.18 multiplied by the number of unvested options/SARs.

(2)	Executives who are retirement-eligible can receive pro-rated (or 100%) of their EAPP awards and receive their unvested RSUs (including P+RSUs) and options/SARs, which will continue to vest over the scheduled vesting period, upon voluntary retirement. Accordingly, we have included these amounts in the table above under the description “Retirement/Resignation” and “Termination Without Cause” (by the company).

(3)	Ms. Devine and Messrs. Clanachan and Walton are not currently retirement-eligible; consequently, no amounts are shown as being payable pursuant to the EAPP and the 2006 Plan under the descriptions “Retirement/Resignation” and “Termination Without Cause” (by the company) in the table above.

Payments Following a Change in Control

Change in Control Agreements

As discussed under “Compensation Discussion and Analysis—Change in Control Arrangements,” we have change in control agreements with our named executive officers. These agreements provide for the following payments and benefits for the named executive officers if they are terminated during the two years following a change in control “without cause” by us (or a successor company) or for “good reason” by the individual officer:

•

a lump sum payment equal to accrued base salary and vacation pay through the termination date, plus a pro rata portion of any cash incentives that would have been paid under the EAPP in respect of the fiscal year in which termination occurs (less any payments made to the named executive officer pursuant to the EAPP), plus any other benefits that have been earned prior to the date of termination;

•

a lump sum payment equal to the greater of (i) two times (three times for the CEO and Executive Chairman) the current year’s base salary, and (ii) two times (three times for the CEO and Executive Chairman) the average base salary for the current year and the two prior years;

•

a lump sum payment equal to the greater of (i) two times (three times for the CEO and Executive Chairman) the current year’s target cash incentive payment under the EAPP and (ii) two times (three times for the CEO and Executive Chairman) the average target cash incentive payment for the current year and the two prior years;

•

a lump sum payment equal to the present value of the employer contributions the executive officer would have accrued under the Savings Plan and defined contribution plan for the next two years (three years for the CEO and Executive Chairman);

•	continuation of life insurance and other medical and health insurance for the two years (three years for the CEO and Executive Chairman) following termination; and,

•

payment of a monthly car allowance for the two years (three years for the CEO and Executive Chairman) following termination based on a pre-determined amount for the car, gas, maintenance and insurance for the grade level of the executive officer, as established by us from time to time.

The following table summarizes estimated benefits (other than the accrued base salary and vacation pay up to the date of termination, which also would be payable to the executives) that would have been payable to each named executive officer if his or her employment had been terminated by us (or a successor company) without cause or by the executive officer for “good reason” on December 28, 2008, following a change in control of our company, as well as payments that would be made under the change in control agreements in the event of termination without “good reason” by the executive, termination for “cause” by the company, and upon death, all of the foregoing as of December 28, 2008:

Termination Following a Change in Control*

	Severance (Base Salary) (1)	Severance (Cash Incentive) (2)	Severance (Retirement Benefits) (3)	Health and Welfare Benefits (4)	Car Allowance (5)	Equity (6)	EAPP Payout (7)	SERP Payment (8)	Pension Plan (8)	Total
Paul D. House
Termination Without Cause or For “Good Reason” (9)	$1,814,397	$2,450,000	$43,377	$19,621	$86,400	$1,321,544	$945,000	$3,199,974	$461,443	$10,341,756
Termination For Cause	—	—	—	—	—	—	—	$3,199,974	$461,443	$3,661,417
Termination Without “Good Reason” (10)	—	—	—	—	—	$1,321,544	$520,000	$3,199,974	$461,443	$5,502,961
Death	—	—	—	—	—	$1,321,544	$520,000	$3,199,974	$461,443	$5,502,961

Don B. Schroeder
Termination Without Cause or For “Good Reason” (9)	$1,656,459	$2,100,000	$527,530	$20,970	$86,400	$763,273	$700,000	$1,639,139	$305,176	$7,798,947
Termination For Cause	—	—	—	—	—	—	—	$1,639,139	$305,176	$1,944,315
Termination Without “Good Reason” (10)	—	—	—	—	—	$763,273	$560,000	$1,639,139	$305,176	$3,267,588
Death	—	—	—	—	—	$763,273	$560,000	$1,639,139	$305,176	$3,267,588

Cynthia J. Devine
Termination Without Cause or For “Good Reason” (9)	$714,584	$1,000,000	$170,361	$13,980	$45,600	$478,319	$500,000	$158,211	$85,898	$3,166,953
Termination For Cause	—	—	—	—	—	—	—	$158,211	$85,898	$244,109
Termination Without “Good Reason” (10)	—	—	—	—	—	$478,319	—	$158,211	$85,898	$722,428
Death	—	—	—	—	—	$478,319	$400,000	$158,211	$85,898	$1,122,428

David F. Clanachan
Termination Without Cause or For “Good Reason” (9)	$714,584	$1,000,000	$253,695	$13,980	$45,600	$478,319	$500,000	$644,044	$180,321	$3,830,543
Termination For Cause	—	—	—	—	—	—	—	$644,044	$180,321	$824,365
Termination Without “Good Reason” (10)	—	—	—	—	—	$478,319	—	$644,044	$180,321	$1,302,684
Death	—	—	—	—	—	$478,319	$400,000	$644,044	$180,321	$1,702,684

William A. Moir
Termination Without Cause or For “Good Reason” (9)	$714,584	$1,000,000	$253,695	$13,980	$45,600	$478,319	$500,000	$1,516,460	$311,508	$4,834,146
Termination For Cause	—	—	—	—	—	—	—	$1,516,460	$311,508	$1,827,968
Termination Without “Good Reason” (10)	—	—	—	—	—	$478,319	$400,000	$1,516,460	$311,508	$2,706,287
Death	—	—	—	—	—	$478,319	$400,000	$1,516,460	$311,508	$2,706,287

Roland M. Walton
Termination Without Cause or For “Good Reason” (9)	$714,584	$1,000,000	$253,695	$13,980	$45,600	$478,319	$500,000	$837,710	$193,538	$4,037,426
Termination For Cause	—	—	—	—	—	—	—	$837,710	$193,538	$1,031,248
Termination Without “Good Reason” (10)	—	—	—	—	—	$478,319	—	$837,710	$193,538	$1,509,567
Death	—	—	—	—	—	$478,319	$400,000	$837,710	$193,538	$1,909,567

*	References to Termination For “Cause” or “Without Cause” in the table are actions that may be taken by our company. References to Termination For “Good Reason” or “Without Good Reason” in the table are actions that may be taken by the named executive officers.

Notes:

(1)	Based on the greater of (i) two times (three times for Mr. Schroeder and Mr. House) 2008 base salary, and (ii) two times (three times for Mr. Schroeder and Mr. House) the average base salary for 2006 through 2008.

(2)	Based on the greater of (i) two times (three times for Mr. Schroeder and Mr. House) the 2008 EAPP target cash incentive, and (ii) two times (three times for Mr. Schroeder and Mr. House) the average EAPP target cash incentive for 2006 through 2008.

(3)	Based on the present day value as of December 28, 2008 of employer contributions that would have accrued over the next two years (three years for Mr. House and Mr. Schroeder) under our defined contribution plan and the Savings Plan. For Mr. House, only the defined contribution plan is included as Mr. House will not be a participant in the Savings Plan. Various assumptions were required in connection with determining these values, including future base salary remaining at 2008 values, achievement of cash incentive at “target” for 2009 and 2010 fiscal years, employer contributions to the pension plan remaining at 2009 levels, and the use of the long-term bond rate to determine present value.

(4)	Unlike the amounts shown in the Severance (Base Salary), Severance (Cash Incentive), Severance (Retirement Benefits), Car Allowance, and Equity rows, which are paid out in a lump sum within ten days of the termination date, this amount represents premiums that will be paid by us for life insurance coverage, health insurance and other medical benefits for the two years (three years in the case of Mr. Schroeder and Mr. House) after termination of employment, except that, if and only to the extent that Mr. Clanachan is subject to the taxation laws of the United States and is a “specified employee” within the meaning of 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, he will not receive any of such sums until the first business day of the seventh month following his termination date as a result of amendments made to his change in control agreement, see below.

(5)	Based on the value, as of December 28, 2008, of the current pre-established car allowance that would be received by the executive officer, over two years (three years for Mr. Schroeder and Mr. House).

(6)	Based on the value of RSUs (including P+RSUs) and the options and related SARs held by each named executive officer at December 28, 2008, the vesting of which is accelerated upon a change in control pursuant to our 2006 Plan. Unlike the other payments in this table, this amount vests and is settled even if the executive officer’s employment is not terminated following a change in control (i.e., it is a “single trigger”). The value of the RSUs and P+RSUs is based on the closing price of our common stock on the TSX on December 24, 2008 of $33.18. The value of the options/SARs, is based on the difference (or spread) between the exercise price of $33.02 and $33.18, multiplied by the number of unvested options/SARs.

(7)	Based on the amount payable under the EAPP after “Termination Without Cause” or “Termination For Good Reason” following a change in control, which reduces any amount payable in respect of the short-term incentive payment in the year of termination under the change in control agreements. The right to receive a short-term incentive payment under the EAPP for the year in which the change in control occurs is also a “single trigger” event. See “– Other Change in Control Benefits—EAPP and Savings Plan,” below.

(8)	Represents accumulated SERP and pension amounts that would be payable in the event of termination for any reason, including following a change in control (i.e., the change in control does not trigger additional payments relative to these accumulated balances).

(9)	Pursuant to the change in control agreements, a named executive officers’ right to terminate his or her employment for “good reason” is not affected by his or her incapacity due to physical or mental illness.

(10)	Termination without “good reason” by a named executive officer may include retirement or resignation. Accordingly, for EAPP payouts, we have included amounts for retirement-eligible individuals only.

Definition of Change in Control

Under our change in control agreements, a “change in control” is defined as the occurrence of any of the following events:

•

An acquisition by any person or group of persons of shares representing more than 30% of our outstanding shares entitled to vote generally for the election of directors (excluding acquisitions made by us or a subsidiary of ours, an employee benefit plan or trust forming a part thereof established for the benefit of our employees or our subsidiaries, or any person in connection with the foregoing);

•

The directors as of December 5, 2006 (the “Incumbent Board”) cease for any reason to constitute at least 70% of the directors (provided that if the election or nomination for election by stockholders of any new director was approved by at least two-thirds of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, and provided further that no director will be considered a member of the Incumbent Board if he or she initially assumed office as a result of an actual or threatened proxy contest);

•

The consummation of a merger, consolidation or reorganization with or into our company or in which our securities are issued, unless such transaction is a “Non-Control Transaction.” A Non-Control Transaction is one where (i) our stockholders before such transaction hold at least 70% of the voting power of the company surviving the transaction in substantially the same proportion as their ownership of voting power before the transaction; (ii) the members of the Incumbent Board immediately before such transaction constitute at least two–thirds of the board of the surviving company; and (iii) no person other than our company, a subsidiary of ours, an employee benefit plan or trust for the benefit thereof, or any person who immediately before such transaction had beneficial ownership of at least 30% of the voting power of our company, has beneficial ownership of more than 30% of the voting power of the surviving company;

•	The complete liquidation or dissolution of our company; or,

•	The sale or other disposition of all or substantially all of our assets to any person (other than to a subsidiary of ours).

Mr. Clanachan’s change in control agreement was amended effective January 1, 2009 for compliance with the requirements of Section 409A of the Internal Revenue Code if and only to the extent applicable. As a result, to the extent Section 409A applies, the definition of “change in control” in Mr. Clanachan’s agreement deviates in certain respects from the definition set forth above.

Termination Without Cause and Good Reason

Under these change in control agreements, a named executive officer will receive the benefits noted in the above table if we (or a successor company) terminate the officer’s employment without cause or if the officer terminates his or her employment with us (or a successor company) for “good reason.” “Good reason” means the occurrence of:

•

A change in the named executive officer’s status, title, position or responsibilities which, in the officer’s reasonable judgment, does not represent a promotion from his or her status, title, position or responsibilities in effect immediately prior thereto;

•

The assignment to the named executive officer of any duties and responsibilities which, in the officer’s reasonable judgment, are inconsistent with his or her status, title, position or responsibilities;

•

Any removal of the named executive officer from or failure to reappoint or re-elect him or her to any such positions (except in connection with a termination for disability, cause, as a result of his or her death, or by the executive officer other than for good reason);

•	A reduction in the named executive officer’s base salary;

•

We (or a successor company) require the named executive officer to be based more than 50 kilometers from the officer’s business office location immediately prior to the change in control (except for reasonably required business travel that is not materially greater than such travel requirements prior to the change in control);

•

The failure to provide the executive officer with compensation and benefits substantially similar to those provided prior to the change in control or the taking of any action by the employer that would directly or indirectly materially reduce any benefit or deprive the executive officer of any material fringe benefit enjoyed by him or her prior to the change in control; or,

•	Any material breach by us (or a successor company) of the change in control agreement.

Termination for Cause

If a named executive officer is terminated for cause at any time, the officer will receive only his or her base salary and accrued vacation pay to the termination date, plus any other benefits or compensation that have been earned or become payable prior to that date.

Under the agreements, “cause” means that the executive officer:

•

willfully fails to substantially perform his or her duties to us (other than a failure resulting from the executive officer’s incapacity due to physical or mental illness) for at least 14 days after we have notified the officer that he or she is not substantially performing such duties;

•	willfully engages in conduct that is materially injurious to us;

•	otherwise breaches his or her employment agreement with us, including by voluntarily terminating employment with us.

An officer’s action or failure to act will be “willful” if the officer acts or fails to act without good faith and without a reasonable belief that the action or failure to act was in our best interest.

Payments Upon Death

If a named executive officer dies during the two years following a change in control, the officer’s beneficiaries will be entitled to receive his or her base salary and accrued vacation pay through the date of death, plus any other benefits or compensation that have been earned or become payable prior to that date. The named executive officer’s beneficiaries would also be entitled to receive a pro rata portion of any cash incentive or other incentive awards the executive officer would have received if he or she had continued employment until the end of the year, payable at the same time such cash incentives or awards are payable to other employees.

Other Provisions

The change in control agreements also contain non-competition covenants for the term of the named executive officers’ employment with us and further impose confidentiality obligations on the named executive officers both during and after termination of their employment. The named executive officers will also be required to pre-clear with us any trades in our securities for one year after termination of their employment to ensure compliance with our insider trading policies and applicable law.

Other Change in Control Benefits

Certain of our compensation plans also contain provisions dealing with the consequences of a change in control of our company, as described below.

2006 Stock Incentive Plan

Under the 2006 Plan, all restrictions on the exercise or vesting of awards lapse upon a change in control of our company whether or not the executive officer remains employed by us or any successor company) after the change in control (i.e., the 2006 Plan provides for a “single trigger”). The definition of “change in control” in the 2006 Plan is substantially the same as in our change in control agreements. Because these awards are intended to be similar to or tracking equity positions in our company, the Compensation Committee believes that the executive officers and other holders of these types of awards should be treated similarly to the stockholders upon a change in control of our company. See the “Equity” column in and Note (6) to the “Termination Following a Change in Control” table for quantification of these payments, which will be the same under the 2006 Plan and change in control agreements (but not duplicated) in the event of a change in control.

EAPP and Savings Plan

The EAPP provides that, upon the occurrence of a change in control of our company, the cash incentive payable to each named executive officer in the year of the change in control will be the greatest of (i) the cash incentive payment received by the executive officer in the fiscal year prior to the year in which the change in control occurs, (ii) the cash incentive that would be payable in the year of the change of control assuming that the target level of performance was obtained, and (iii) the cash incentive that would be payable in the year of the change of control based on our company’s actual performance for that year through the date of the change of control. The definition of “change in control” in the EAPP is substantially the same as in our change in control agreements. For executive officers whose employment is terminated without cause or by the officer for good reason in connection with a change in control, the cash incentives under the EAPP will be paid as if they had remained employed through the usual payment date under the EAPP. The definitions of “cause” and “good reason” in the EAPP are substantially similar to those in our change in control agreements, with certain differences. As noted above, any payments made under the EAPP as a result of a change in control will reduce the amount payable under the named executive officer’s change in control agreement for short-term incentive for the year in which termination occurs. The Compensation Committee believes the single trigger for EAPP payments is appropriate because change in control transactions can result in increased costs to us, which might adversely affect our financial results and thus the awards that would otherwise be payable to the officers under the EAPP, regardless of our business performance. The Committee believes that such factors should not adversely affect cash incentive payments to be paid in the year of the change in control. See “EAPP Payout” in and Note (7) to the “Termination Following a Change in Control” table for quantification of these payments, which will be the same as provided under the change in control agreements (but not duplicated) in the year in which termination occurs.

Under the newly adopted Savings Plan, participants become 100% vested in benefits accrued to them if there is a “change in control,” which is defined somewhat differently in the Savings Plan than under the change in control agreements. Under the Savings Plan, a change in control means:

•	the direct or indirect acquisition of a majority of the voting shares of our company or our subsidiary, The TDL Group Corp. (“TDL”), by any unaffiliated entity;

•

the merger or amalgamation of our company or TDL into an unaffiliated entity the effect of which is that a majority of the voting shares of our company or TDL are acquired, directly or indirectly, by any unaffiliated entity;

•	the acquisition of all or substantially all of the assets of our company or TDL by an unaffiliated entity; or

•	with respect to any participant who is and continues to be employed by a person other than our company or TDL, such employer ceases to be an affiliate of our company for any reason whatsoever.

Notwithstanding the foregoing, the following events are deemed not to constitute a change in control under the Savings Plan:

•	the amalgamation or merger of our company, TDL or an affiliate with our company, TDL or an affiliate;

•	the dissolution of our company, TDL or an affiliate into our company, TDL or an affiliate; or

•	the acquisition of all or substantially all of the assets or voting shares of our company, TDL or an affiliate by an affiliate.

However, similar to the change in control agreements, payments under the Savings Plan are not triggered unless an executive officer’s employment is terminated following a change in control (i.e., it is a “double trigger”).

Additionally, under both the EAPP and the Savings Plan, if a named executive officer’s employment is terminated without cause prior to a change in control but the executive officer can reasonably demonstrate that the termination (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change of control, or (ii) otherwise arose in connection with, or in anticipation of, a change in control, the termination will be treated as if it occurred after a change in control, if a change in control actually occurs.

Director Compensation

The Board has approved a compensation program for our directors that rewards directors, through cash retainers and meeting fees, for the time and effort they are expected to spend on company matters. Additionally, it places a significant emphasis on aligning the interests of directors with the interests of our stockholders by requiring compliance with stock ownership guidelines and providing that two-thirds of the directors’ annual cash retainer be paid in equity until such guidelines are achieved.

Under our director compensation program, all of our directors receive an annual (Board) cash retainer of $30,000, a $60,000 annual (equity) retainer that must be taken as equity until the Board’s stock ownership guidelines are satisfied, and Committee retainers and meeting fees. The Committee retainer is $3,000 per year for serving as a member of a Committee, other than as Chair. The Chair of the Audit Committee receives a retainer of $12,000 per year; the Chair of the Human Resource and Compensation Committee receives a retainer of $6,000 per year; and, the Chair of the Nominating and Corporate Governance Committee, when also serving as the Lead Director, as is the case with Mr. Iacobucci, receives a retainer of $57,000 per year. When not serving as Lead Director, the Nominating and Corporate Governance Committee Chair retainer is $6,000 per year. Our director meeting fees are $1,500 per Board or Committee meeting attended in person or by teleconference.

Until our stock ownership guidelines are achieved, directors must receive their equity retainer in the form of deferred stock units, or DSUs. DSUs are granted pursuant to our Non-Employee Director Deferred Stock Unit Plan. They are notional shares that track the value of our common stock and are settled in cash based on the value of our common stock on the TSX upon the directors’ separation of service with us. Dividend equivalent rights (“DERs”) accompany the DSUs. DERs represent the right to receive an amount of additional DSUs equal to the cash dividends that would be paid if the DSUs held by a director were common shares. Upon achieving the requirements of our stock ownership guidelines, as explained further below, our directors may elect to receive their equity retainer in cash or, for U.S. directors, in deferred compensation; however, all directors, including those who have satisfied our stock ownership guidelines, elected to receive their equity retainers as DSUs in 2008 and 2009.

Directors may elect to receive their Board retainers, Committee retainers and meeting fees (and, after stock ownership guidelines are achieved, their equity retainer) in cash, DSUs, or a combination of both. Under our U.S. Non-Employee Directors’ Deferred Compensation Plan, U.S. directors can defer all or a portion of the cash payments they receive as directors for up to ten years after they leave the Board. Our various deferral options result in differences among directors with respect to cash versus other forms of compensation, such as DSUs, reported in the tables below and discussed in the accompanying notes.

In 2008, the Compensation Committee reviewed all aspects of director compensation, including compensation levels and structure. This review included consideration of published survey sources in Canada and the U.S. for general industry, as well as proxy materials of certain Canadian retail and other public companies from the Canadian Comparator Group (and certain others). This data indicated that the overall level of compensation was generally competitive and appropriate; however, it also showed that upward adjustments for Committee service and chair positions may be warranted. The Committee considered this data and determined that no change should be made to the level of director compensation, either on a total compensation basis or for Committee service, due to the prevailing macro-economic conditions and business climate. As a result, director compensation in 2009 will remain unchanged for the fourth consecutive year.

In connection with its review of director compensation in 2008, the Compensation Committee also considered the “flat fee” compensation structure as an alternative to retainers and meeting fees. The Compensation Committee concluded that no change should be made to the existing fee structure as the current structure furthered the Board’s objective of appropriately compensating directors for the amount of time and effort they were required to expend on company matters, which the Committee believed was most closely matched with the number of Board and Committee meetings held.

The following table summarizes the compensation paid to or earned by our directors for 2008. No director who is also an officer of our company receives any compensation for his or her service as a director. Ms. Greene was appointed to the Board on February 19, 2008, and Mr. Osborne was appointed to the Board on November 5, 2008. Ms. Williams was appointed to the Board effective March 1, 2009; consequently, she did not receive any compensation as a director in 2008.

Director Compensation for 2008

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
M. Shan Atkins	$ 57,750	$44,320	$1,023	$103,093
Michael J. Endres	$118,500	$29,885	$2,126	$150,511
Moya M. Greene	$ 42,750	$45,486	$ 510	$88,746
Frank Iacobucci	$225,000	$29,885	$3,122	$258,007
John A. Lederer	$118,500	—	$1,762	$120,262
David H. Lees	$116,250	$29,885	$2,082	$148,217
Craig S. Miller	$ 49,500	$44,320	$ 839	$94,659
Ronald W. Osborne	$ 10,500	—	—	$10,500
Wayne C. Sales	$121,500	$29,885	$2,270	$153,655

Notes:

(1)	Amounts set forth in this column represent (i) cash payments received for meeting fees and Board and Committee retainers; and (ii) the cash value (same as grant-date value) of DSUs that our directors elected to receive in lieu of cash compensation for Board and Committee retainers and meeting fees that were granted in February, May, August, and November 2008; provided, however that there was not a DSU grant in November 2008, but we have nonetheless included the cash value of the awards that would have been made in November in this column (for elective DSUs only) as they relate to 2008 compensation. In addition, amounts reported in this column above also include the value of the equity retainers for directors who have achieved stock ownership guidelines and elected to receive these retainers in DSUs instead of cash. The following table sets forth the cash/grant-date fair value of DSUs that is reported above in “Fees Earned or Paid in Cash” as cash payments:

Name	Total Grant-Date Value of DSUs Reported as Cash Compensation for 2008(a)
M. Shan Atkins	$30,000
Michael J. Endres	$118,500
Moya M. Greene	$30,000
Frank Iacobucci	$225,000
John A. Lederer	$118,500
David H. Lees	$116,250
Craig S. Miller	—
Ronald W. Osborne	$10,500
Wayne C. Sales	$121,500

(a)	Includes cash value of DSUs that were scheduled to be granted in November, but that were not granted until February 2009, for directors who have achieved our stock ownership guidelines and elected to continue to receive DSUs in lieu of cash.

(2)

In 2006, each non-employee director serving at such time (Messrs. Endres, Iacobucci, Lees, and Sales) received an award of 2,730 Formula RSUs (as defined under the 2006 Plan). One-third of the Formula RSUs vested on each of May 1, 2007, May 1, 2008, and November 1, 2008, and this RSU grant was fully vested and settled in November

2008. In December 2006, the Board approved certain changes to our director compensation, including the introduction of DSUs (described above) and the elimination of Formula RSUs. The value of Stock Awards set forth in the table above is the amount of the compensation expense recognized by the company in 2008 for the Formula RSUs granted in 2006, computed in accordance with SFAS 123R ($29,885), for each of Messrs. Endres, Iacobucci, Lees and Sales. Also included in this column is the 2008 compensation expense associated with DSUs, also computed in accordance with SFAS 123R, granted to directors that have not yet achieved stock ownership guidelines and not including DSUs granted pursuant to voluntary elections by directors to receive DSUs in lieu of cash and therefore reported in “Fees Earned or Paid in Cash.” See Note 20 to our 2008 annual consolidated financial statements in our Annual Report on Form 10-K for valuation assumptions for the compensation expense associated with the Formula RSU and DSU awards and the related accounting treatment. Because DSU awards were not made in November 2008, the “Stock Awards” column does not reflect compensation expense that would have been recognized had the November awards been made.

(3)	As mentioned above, DSUs carry DERs which accumulate on the outstanding balance of DSUs for each director. The Formula RSUs also carried DERs. In 2008, quarterly dividends were paid in March, June, September, and December 2008 at $0.09 per RSU and DSU. The amount of 2008 compensation expense for the 2008 DERs for RSUs was $332.38 for each of Messrs. Endres, Iacobucci, Lees, and Sales. The remainder of the expense reported in this column relates to DERs on all outstanding DSUs for each director as of year-end, 2008. See Note 20 to our 2008 annual consolidated financial statements in our Annual Report on Form 10-K for valuation assumptions for the compensation expense associated with these DERs and the related accounting treatment.

2008 DSU Grants and Year-End 2008 Totals

The following table sets forth the grant-date fair value of all DSUs granted to our directors in 2008, either at the election of directors who have met stock ownership guidelines or as required for those who have not. Ms. Greene was appointed to our Board effective immediately after the February 2008 Board meeting and, therefore, did not receive compensation until May of 2008. Neither Mr. Osborne, who was appointed to the Board on November 5, 2008, nor Ms. Williams, who was appointed effective March 1, 2009, received any DSUs in 2008.

Name	February 25, 2008 DSU Grant	May 6, 2008 DSU Grant	August 12, 2008 DSU Grant	Total Number of DSUs held as of December 28, 2008
M. Shan Atkins	$22,500	$22,500	$22,500	3,312
Michael J. Endres	$33,000	$30,000	$30,000	5,596
Moya M. Greene	—	$45,000	$22,500	2,072
The Hon. Frank Iacobucci	$99,000	$43,500	$43,500	8,632
John A. Lederer	$34,500	$30,000	$28,500	5,487
David H. Lees	$30,750	$28,500	$30,000	5,465
Craig S. Miller	$15,000	$15,000	$15,000	2,639
Wayne C. Sales	$35,250	$30,750	$30,750	6,008

Director Stock Ownership Guidelines

Under our Governance Guidelines, directors are required to maintain stock ownership (which, for this purpose, includes DSUs) with a value equal to three times their annual Board cash and annual equity retainers (currently $270,000). Once the stock ownership guidelines have been met, directors may elect to receive their annual equity retainers ($60,000) in cash, DSUs, or a combination of both. More detail regarding our stock ownership guidelines for directors are contained in our Governance Guidelines, which are available on our corporate and investor website at www.timhortons-invest.com. Our guidelines allow for directors to have five years after their appointment to achieve the required ownership level. As of March 10, 2009, all of our directors, other than recently appointed directors (Mses. Atkins and Greene and Messrs. Miller and Osborne) had satisfied our stock ownership guidelines though, as noted, these directors have five years after the date of their respective appointments to accumulate the required ownership.

The Committee reviewed the appropriateness of the stock ownership guidelines in late 2008. Based on data and analysis provided by Hewitt, the Committee determined that the existing guidelines were within general market practice such that no adjustments were required.

TRANSACTIONS INVOLVING RELATED PARTIES

Under our Governance Guidelines, the Board, after consulting with legal counsel, if necessary, determines whether conflicts of interest exist between us and any of our directors on a case-by-case basis. Directors are not permitted to vote on any issue in which they have a personal interest and are expected to disclose actual or potential conflicts to the Nominating and Corporate Governance Committee, which evaluates the matter and reports to the Board. In addition, not less than annually, each director affirms the existence or absence of any actual or potential conflicts.

Certain Transactions Involving Officers and Directors

A trust for the benefit of Paul D. House, our Executive Chairman, is the sole stockholder of a corporation that purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to one of our subsidiaries. The remaining term of the lease is six years, with two five-year renewal terms. The amount of rent paid by us to the corporation in fiscal 2008 was $59,000. In 2009 and for the remaining four additional years of the original term of the lease, the annual rent increases to $63,000. In our opinion, the terms of this lease are no less favourable than we could have obtained from an unrelated third party.

R.L. Schroeder Holdings Inc. (“R.L.”), a 30-year franchisee of ours that operates a Tim Hortons store in Chatham, Ontario, Canada, is wholly owned by Richard Schroeder, who is the brother of Donald B. Schroeder, our President and CEO. As a franchisee, R.L. paid us $280,286 in royalties and rent, and paid $75,560 to the Canadian advertising fund in fiscal 2008, consistent with rates paid by other, unrelated franchisees. R.L. also purchases, in the normal course of its operations, certain food products, supplies and other items from us on terms offered to our other franchisees with no preferential terms or provisions. R.L. previously entered into our standard franchisee agreement, and the terms of this agreement are the same as the agreements governing our other franchisees with no preferential terms or provisions. Donald B. Schroeder makes no decisions regarding arrangements with R.L. Renewals or new arrangements with R.L. are reviewed by the Audit Committee under our related party transactions policy. The Audit Committee approved and ratified a ten-year renewal of the franchise arrangement with R.L., effective February 1, 2008, on terms that were comparable to those extended to other, unrelated franchisees.

Review, Approval or Ratification of Transactions with Related Parties

The Board has delegated to the Audit Committee responsibility for reviewing related party transactions. The Audit Committee has adopted a written policy pursuant to which all transactions in excess of U.S. $120,000, between us or any of our direct or indirect subsidiaries and (i) any director or officer thereof or nominee for director thereof, (ii) any “immediate family member” of a director or officer thereof or nominee for director or officer thereof, or (iii) any entity (A) in which any of the foregoing individuals has a direct or “indirect” legal or beneficial ownership interest (other than an interest that arises solely as a result of such individual’s ownership of publicly traded securities of the entity), or (B) which employs any of the foregoing individuals, shall be submitted to the Audit Committee for consideration of “all relevant facts and circumstances” prior to the consummation of the transaction.

As used in the Audit Committee’s policy, the following terms have the meanings as set forth below:

“all relevant facts and circumstances” shall include, but not be limited to, the following: the nature of the related person’s interest in the transaction; the material terms of the transaction; the significance of the transaction to the related person and also, if applicable, to the person or entity that is a party to the transaction; the significance of the transaction to us; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters, facts, events or circumstances the Audit Committee deems appropriate;

“immediate family member” shall include: a spouse, parents, step-parents, children, step-children, siblings, aunts, uncles, nieces, nephews, cousins, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law, including for purposes of this definition any person (other than a tenant or employee) sharing the household of an officer, director, director-nominee, or employee; and,

“indirect” interests shall include, among other things, interests in trusts, companies or other entities that have transactions or relationships with us or any of our subsidiaries (ownership of a nominal amount of another company’s publicly traded stock is excluded).

Members of the Audit Committee with an interest in a transaction do not participate in the review of the transaction by the Audit Committee, and the majority vote of the disinterested members of the Audit Committee is required to approve any such transaction. If we become aware of a related party transaction that has not been approved under the policy, the matter is referred to the Audit Committee. The Audit Committee will consider “all relevant facts and circumstances” and may ratify or cause the revision or termination of the transaction. The Audit Committee reports to the Board on any significant related party transactions reviewed.

PROPOSAL NUMBER 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Selection of PricewaterhouseCoopers LLP

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2009 fiscal year. Management expects that representatives of PwC will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the selection of PwC is not ratified, the Audit Committee will reconsider the selection of our independent registered public accounting firm. Even if the selection of PwC is ratified by stockholders, prior to formally engaging PwC, the Audit Committee, in its discretion, could decide to terminate the engagement of PwC and engage another firm if the Audit Committee determines such action to be necessary or desirable.

Required Vote

The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of our independent registered public accounting firm for the fiscal year ending January 3, 2010. For the purpose of this vote, abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE CURRENT FISCAL YEAR. Unless otherwise indicated, the persons named in the proxy will vote all proxies “FOR” ratification of the selection of PwC as our independent registered public accounting firm for fiscal 2009.

OTHER MATTERS

Stockholder Proposals Pursuant to Rule 14a-8

Under SEC Rule 14a-8, in order to be considered for inclusion in our proxy statement for the annual meeting of stockholders in 2010, proposals from stockholders must be received by us no later than November 16, 2009 and must otherwise comply with the rule. Stockholder proposals should be addressed, in writing to: Secretary, Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1. It is suggested that stockholder proposals be sent by certified mail, return receipt requested. While the Board of Directors will consider stockholder proposals under Rule 14a-8, the Board reserves the right to omit from our proxy statement stockholder proposals that we are not required to include under the SEC’s rules.

Stockholder Proposals Under the Company’s Advance Notice By-Laws (Not Pursuant to Rule 14a-8)

Section 3.2 of our By-Laws contains requirements for stockholder proposals regarding director nominees to be considered by the stockholders, including pursuant to proxy statements and solicitations independent of the company, at the annual or a special meeting of stockholders. These requirements include provision of information about (i) the person being nominated, by requiring such nominees to complete a written questionnaire to provide additional information and to provide a written certification that, among other things, such person is not subject to nor will enter into a voting arrangement not previously disclosed to the company; and, (ii) the stockholder making the proposal, including ownership interests of the proposing stockholder, and certain related persons, in shares of the company’s capital stock or derivative instruments relating to such stock.

Section 2.7 of our By-Laws sets forth specific notice requirements for stockholder proposals (other than those submitted pursuant to Rule 14a-8 or for the nomination of directors), including for submission to stockholders pursuant to proxy statements and solicitations independent of the company, at the annual meeting of stockholders. These requirements include: a description of the proposed business; the text of the proposal; the reasons for conducting such business at the annual meeting; and, information about the stockholder making the proposal, including ownership interests of the proposing stockholder, and certain related persons, in shares of the company’s capital stock or derivative instruments relating to such stock.

Proposals under the By-Laws, including any nominations for director, must be received by us not earlier than January 8, 2010 and not later than February 7, 2010 for consideration by stockholders at the 2010 annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 30 days before or 60 days after May 8, 2009, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the close of business on the 90th day before the meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the annual meeting, the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the company. However, if the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire at the annual meeting, and there is no announcement by us naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 100th day prior to May 8, 2009 (i.e., by January 28, 2010), then stockholder proposals for director nominees must be received by us no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by us. Stockholder proposals under the company’s By-Laws should be addressed in writing to: Secretary, Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, L6K 2Y1.

Communications to the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors or one or more directors by sending a writing addressed to the Board or to any one or more directors in care of Secretary, Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1, in an envelope clearly marked “Stockholder and/or Other Interested Party Communication—Direct to Board of Directors” or by indicating instead the name of the specific director. The

Secretary’s office will forward all such correspondence unopened to either The Hon. Frank Iacobucci, the Lead Director of the Board, or to another independent director as the Board of Directors may specify from time to time, or to the director specifically named on the outside of the envelope, if applicable.

General Information

Management knows of no business other than as described herein to be brought before the 2009 Annual Meeting of Stockholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed proxy to vote such proxies in accordance with their best judgment on such matters.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to vote electronically as described in the Notice or by telephone after accessing the Internet hosting site described in the Notice; or, if you elected to receive a printed copy of this proxy statement, you are urged to complete, sign, and return the proxy card or voting information card, as the case may be, in the stamped, self-addressed envelope provided to you.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, as filed with the SEC on February 26, 2009, is available at www.edocumentview.com/THI2009 or the website identified in the Notice, provided that we have not attached all of the exhibits filed with or incorporated by reference into the Form 10-K to the version on the website. You may review and print the Form 10-K and all exhibits from the SEC’s website at www.sec.gov. In addition, we will send a complete copy of the Annual Report on Form 10-K (including all exhibits, if specifically requested), to any stockholder (without charge) upon written request addressed to: Investor Relations Department, Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice and, if printed copies are requested, of our Annual Report on Form 10-K, and any other proxy materials. This allows us to limit the impact to the environment of our annual meeting and to save money by reducing the number of documents we must print and mail.

Householding is available to both registered stockholders (i.e., those stockholders owning stock registered in their name) and beneficial holders (i.e., those stockholders who hold their shares through a bank, brokerage firm, or similar organization).

Registered Stockholders

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice and, if printed copies are requested, of our Annual Report on Form 10-K, and any other proxy materials, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by calling Computershare Investor Services, Inc. (“Computershare”) (toll free) at 1-800-697-8078. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a household mailing this year, and you would like to receive additional copies of our Notice, Annual Report on Form 10-K, and any other proxy materials mailed to you, please submit your request to Computershare by calling (toll free) at 1-800-697-8078 or by making a written request to Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI, 02940-3078, U.S.A.

Registered stockholders who have not consented to householding will continue to receive copies of the Notice and, if printed copies have been requested, Annual Reports on Form 10-K, and any other proxy materials, for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered stockholders residing at the same address by contacting Computershare, at the toll-free number set forth above.

Beneficial Holders

Stockholders who hold their shares through a bank, brokerage firm, or similar organization may elect to participate in householding or revoke their consent to participate in householding by contacting the respective organization through which they hold their shares.

By order of the Board of Directors.

/s/ Jill E. Aebker
Jill E. Aebker Associate General Counsel and Secretary

TIM HORTONS INC.

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2009

School of Hospitality and Tourism Management, Ted Rogers School of Management

Ryerson University, 7th Floor Auditorium, 55 Dundas Street West, Toronto, Ontario

Phone: 416-979-5041. Meeting begins at 10:30 a.m., EDST,

doors open at 9:30 a.m., EDST

Stockholders are invited to attend the Annual Meeting of Stockholders. Please note the following admission requirements:

•	Stockholders of record should be prepared to present a government-issued picture identification in order to be admitted into the meeting.
•

Stockholders owning shares of common stock through a bank, brokerage firm, or other similar organization should be prepared to present evidence of ownership as of March 10, 2009, such as an account statement, proxy issued by the organization through which they hold their shares, or other acceptable document, in addition to government-issued picture identification.

•

A representative of a corporation, limited liability company, partnership or other legal entity that is a stockholder should also be prepared to present acceptable evidence of authority to represent such entity at the meeting. Only one representative of such an entity will be admitted.

•	SEATING AT THE MEETING IS LIMITED AND ADMISSION IS ON A FIRST-COME, FIRST-SERVED BASIS. CAMERAS, CELL PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

The meeting will be broadcast live over the Internet beginning at 10:30 a.m. EDST at www.timhortons-invest.com and will be archived on the site. For further information, contact Tim Hortons’ Investor Relations Department at 905-339-6186.

Directions to the Tim Hortons Inc. 2009 Annual Meeting

Ryerson University (Toronto, Canada)

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext
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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Daylight Savings Time, the day before the meeting date.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/THI2009
• Follow the steps outlined on the secured website.
Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.	+
1. The election of four Class III directors of Tim Hortons Inc., each for a term of three years.
01 - Paul D. House 02 - David H. Lees 03 - Ronald W. Osborne 04 - Donald B. Schroeder

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

		For	Against	Abstain
2.	The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Tim Hortons Inc. for the fiscal year ending January 3, 2010.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if	☐
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Directions to the Tim Hortons Inc. 2009 Annual Meeting Ryerson University (Toronto, Canada)

School of Hospitality and Tourism Management

Ted Rogers School of Management

7th Floor Auditorium

55 Dundas Street West

Toronto, Ontario

Directions to the Tim Hortons Inc. 2009 annual meeting are also available in the proxy statement, which can be viewed at www.envisionreports.com/THI2009.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Revocable Proxy — Tim Hortons Inc.

Proxy for the Annual Meeting of Stockholders to be held on May 8, 2009

This Proxy is solicited on behalf of the Board of Directors of Tim Hortons Inc. for the 2009 Annual Meeting of Stockholders. The 2009 Annual Meeting of Stockholders will be held at the School of Hospitality and Tourism Management, Ted Rogers School of Management, Ryerson University, 7th Floor Auditorium, 55 Dundas Street West, Toronto, Ontario, at 10:30 a.m., Eastern Daylight Savings Time.

The undersigned, a holder of common stock of Tim Hortons Inc., hereby appoints Donald B. Schroeder, Cynthia J. Devine, and Jill E. Aebker, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of common stock of Tim Hortons Inc. which the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Stockholders, and at any adjournment or postponement thereof, in all matters indicated on the reverse side hereto, and with discretionary authority to vote as to any other matters that may properly come before such meeting.

This Proxy, when properly signed, will be voted in the manner directed. If no direction is given, this Proxy will be voted FOR Proposal 1 and Proposal 2.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY